EXHIBIT 10.1

EXECUTION COPY

CONSTRUCTION MANAGEMENT AGREEMENT

between

MADISON SQUARE GARDEN, L.P.

Owner,

and

TURNER CONSTRUCTION COMPANY,

Construction Manager

Project:

MADISON SQUARE GARDEN TRANSFORMATION

New York, N.Y.

As of July 8, 2010

Jones Day

222 East 41st Street

New York, New York 10017

i

(continued)

Article 8	Subcontracting of the Work	45

Article 9	Discount, Rebates and Refunds	48

Article 10	Accounting Records	48

Article 11	Applications for Payment	49

11.1	Pre-Construction Phase Compensation Payments	49

11.2	Early Start Work Compensation Payments and Balance of the Work Compensation Payments	49

Article 12	Assignment	52

12.1	Assignment by Construction Manager	52

12.2	Assignment by Owner	52

Article 13	Liens and Claims	53

Article 14	Events of Default and Termination or Suspension of Agreement	54

14.1	Termination by Owner for Cause	54

14.2	Termination by Owner for Convenience	56

14.3	Owner’s Right to Suspend, Stop or Interrupt the Work	58

14.4	Construction Manager’s Right to Terminate the Agreement	58

Article 15	Subguard/Bonds	59

Article 16	Management of the Work by Construction Manager and Owner	59

16.1	Construction Manager’s Personnel	59

16.2	Owner’s Personnel	59

Article 17	Consultants	60

Article 18	Codes	60

Article 19	Insurance	61

Article 20	Owner’s Elections	62

Article 21	Materials and Equipment	63

Article 22	Substitutions	64

Article 23	Changes in the Work	66

Article 24	Inspection and Testing	69

Article 25	Ownership and Use of Documents; Confidentiality	71

Article 26	Nondisclosure	72

Article 27	Right to Perform Work And to Award Separate Contracts; And Cooperation With Separate Contractors	72

(continued)

Article 28	Additional Provisions	74

28.1	Practice of Architecture and/or Engineering	74

28.2	Effectiveness of Agreement	74

28.3	Enforcement of Subcontracts	74

28.4	Cooperation	74

28.5	Independent Contractor	75

28.6	Access and Cooperation	75

28.7	Performance of Work During the Pendency of Disputes	75

28.8	Integrity and Ethical Conduct/Prohibited Interests	75

28.9	Notices	76

28.10	Construction of Language	78

28.11	Captions and Titles	78

28.12	No Waiver	78

28.13	Indemnification	79

28.14	Severability	80

28.15	Duty Same as Covenant	80

28.16	Waiver of Consequential Damages	80

28.17	Rights and Remedies	80

28.18	Dispute Resolution, Governing Law and Consent to Jurisdiction	80

28.19	Binding Effect	81

28.20	Interpretations in Writing	81

28.21	CADD Format	81

28.22	Knowledge of Construction Manager	81

28.23	No Third-Party Beneficiary Rights	81

(continued)

EXHIBITS

Exhibit “A”	Letter
Exhibit “B”	Construction Documents
Exhibit “C”	Environmental Reports/Remediation Plans
Exhibit “D”	Milestone Completion Plan
Exhibit “E”	Progress Schedule
Exhibit “F”	Phasing Plan
Exhibit “G”	General Conditions Summary
Exhibit “H-1”	Preconstruction Phase Services
Exhibit “H-2”	Preconstruction Phase Staff Commitment and Hourly Rates
Exhibit “H-3”	Construction Phase Staff Commitment
Exhibit “I”	Cooperation
Exhibit “J”	Insurance Requirements for Licensed Asbestos Abatement Subcontractors
Exhibit “K”	Cost Estimate
Exhibit “L”	Insurance Requirements for CCIP and Subguard Insurance Policy
Exhibit “M”	Shop Drawing Submittal Procedures and Requirements
Exhibit “N”	Insurance Requirements for Construction Manager and/or Owner
Exhibit “O”	Form 36 - MSG Subcontract
Exhibit “P”	Subcontract Approval Letter
Exhibit “Q”	Subguard Insurance Policy Specimen
Exhibit “R-1”	Interim Release from Construction Manager
Exhibit “R-2”	Final Release from Construction Manager
Exhibit “S”	Coordination

INDEX OF DEFINED TERMS

Page
100% CDs With ASI #1 and ASI #2	14
1st Summer Shutdown Completion	32
1st Summer Shutdown Completion Date	31
1st Summer Shutdown Liquidated Damages	20
1st Summer Shutdown Period	31
2nd Summer Shutdown Completion	32
2nd Summer Shutdown Completion Date	31
2nd Summer Shutdown Liquidated Damages	21
2nd Summer Shutdown Period	31
3rd Summer Shutdown Completion	32
3rd Summer Shutdown Completion Date	31
3rd Summer Shutdown Liquidated Damages	21
3rd Summer Shutdown Period	31
90% CDs	14
Applicable Laws	60
Architect	1
Assumptions and Qualifications	62
Base Work	18
Change Order	67
Changes	66
Completion Dates	31
Completions	32
Confidential Information	71
Construction Budget	40
Construction Documents	1
Construction Manager	1
Construction Manager’s Statement	66
Construction Phase	39
Consultants	2
Contract Documents	3
Costs	26
Costs of the Work	26
Design Team	1
Design-Assist Subcontractors	8
Differing Concealed Conditions	9
Differing Environmental Conditions	11
Early Start Work	17
Early Start Work Compensation	17
Early Start Work Fee	17
Early Start Work Fee Retainage	18
Early Start Work General Conditions Costs	17
Early Start Work Retainage	17
Early Start Work Subcontract Costs	17
Emergency Change Order	68

v

INDEX OF DEFINED TERMS

(continued)

Page
Employee Benefits Program	7
Environmental Laws	13
Environmental Reports	10
Environmental Work Product	10
Events of Default	54
Excused Delays	34
Field Clarification Memoranda	68
Field Orders	68
Final Completion	32
Final Completion Date	31
Fixed Fee	18
Fixed Fee Retainage	23
Fixed General Conditions Costs	22
Garden	1
General Conditions Costs	26
General Conditions Summary	18
General Conditions Work Items	26
GMP Contingency	23
Governmental Authority	33
Guaranteed Costs	25
Guaranteed Maximum Price	62
Guaranteed Maximum Price Statement	63
Hazardous Materials	13
Identified Party	8
Indemnitees	79
Key Personnel	59
Letter	2
Milestone Completion Certificate	33
Milestone Completion Deficiency Notice	33
Milestone Completion Notice	33
Milestone Completion Plan	30
Non-Concealed Conditions	9
O, U, O & A	44
Officer Statement	16
Owner	1
Owner’s Representative	59
Permitted Assignee	52
Phasing Plan	14
Post 1st Summer Completion Dates	31
Post 1st Summer Completions	32
Post 1st Summer Periods	31
Post 2nd Summer Completion Dates	31
Post 2nd Summer Completions	32
Post 2nd Summer Periods	31

INDEX OF DEFINED TERMS

(continued)

Page
Pre Construction Phase Fee	16
Pre-Construction Phase	37
Pre-Construction Phase Compensation	16
Pre-Construction Reimbursables	16
Program Change	66
Progress Schedule	38
Project Approvals	33
Project Manager	2
Project Site	1
Project Team members	2
Property Insurance	61
Punch List	43
Punch List Items	43
Reimbursable Costs	27
Remediation Plans	10
Requisition	49
Savings	25
Shop Drawings	41
Subcontract Costs	27
Subcontract Retainage	23
Subcontractor Delay Claim	28
Subcontractors	45
Subcontracts	45
Subguard Insurance Policy	23
Substantial Completion	32
Substantial Completion Date	31
Summary Schedule of Changes to the Agreement	62
Summary Schedule of Design Changes	62
Summer and Post Summer Completions	32
Summer and Post Summer Periods	31
Supplemental Milestone Completion Notice	33
Third Party Assignee	53
Third Party Claims	79
Urgent Environmental Delay Notification	11
Urgent Force Majeure Delay Notification	35
W&P	9
Work	2
Work Request	66

THIS AGREEMENT is made as of the 8th day of July, 2010, by and between MADISON SQUARE GARDEN, L.P., a limited partnership, having an office at Two Pennsylvania Plaza, New York, New York 10121-0091 (“Owner”) and TURNER CONSTRUCTION COMPANY, a New York corporation, having an office at 375 Hudson Street, New York, New York 10014 (“Construction Manager”).

W I T N E S S E T H:

WHEREAS, Owner owns the property commonly known as Four Penn Plaza and the improvements thereon known as “Madison Square Garden” (the “Garden”) and has acquired a license or other rights of ingress and egress with respect to other areas along Seventh Avenue between 31st and 33rd Streets, the Seventh Avenue Plaza area (including the area to the West of Two Penn Plaza), the stairs and escalators to the taxiway area (including certain areas beneath the Garden owned or controlled by Amtrak), as well as the curbs and sidewalks servicing all such other areas (which Garden and other areas are hereinafter collectively referred to as the “Project Site”); and

WHEREAS, Owner has decided that, in order to take the Garden into the 21st century while allowing Owner to remain in its legendary arena, it wishes to undertake a comprehensive transformation, renovation, refurbishment and repair of, and perform other construction work to, the arena and the other areas comprising the Garden, generally consisting of substantial improvements to the Project Site arena, which may include among other things: a dramatically redesigned Seventh Avenue entrance; new, more comfortable seats, with better sightlines that put patrons closer to the action; new, wider and more spacious public concourses with spectacular views of the city; unique “bridges” suspended above each side of the arena providing seating for fans; state-of the-art lighting, sound and LED video systems in HDTV; new food, beverage and bar options; a new suite configuration that includes 58 new lower-level suites, 20 new event-level suites and one “super suite;” improved dressing rooms, locker rooms, star dressing rooms and production offices; a new upper level with a party deck; additional new restrooms; and restoration of the arena’s famous ceiling; and

WHEREAS, Construction Manager has been advised that Owner has retained the services of Brisbin, Brook, Beynon Architects (“Architect”) as the architect of record and will cause Architect to retain the services of (i) mechanical engineering firm(s), (ii) structural engineering firm(s), (iii) civil engineering firm(s), (iv) a pre-cast engineering firm; (v) a vertical transportation consulting firm, (vi) an electrical engineering firm, (vii) an acoustic and audio visual consulting firm, (viii) a transportation consultant, (ix) an electromagnetic consultant, (x) a vibration and sound control consultant, (xi) a life safety consultant, (xii) a code consultant, (xiii) a communications consultant, (xiv) a waste management consultant; (xv) a specialty lighting consultant, (xvi) a signage consultant, (xvii) a fire suppression engineering firm, and (xviii) other consultants (which Architect, engineering firms and other consultants are sometimes hereafter referred to as the “Design Team”), to perform all requisite programming, architectural, engineering, and other design-related services and to prepare (for approval by Owner) preliminary and final design plans, specifications, working drawings and other construction documents (the “Construction Documents”) for the services and work performed by Construction Manager prior to the date hereof during the “Pre-Construction Phase” and to be performed by Construction Manager after the date hereof during the “Construction Phase” (as such terms are defined in Section 7.1(a) and Section 7.2 hereof, respectively), including the “Early Start Work” (as such term is defined in Section 3.1(b)), all as provided in the “Contract Documents” (as such term is defined in Section 1.1 hereof) (collectively the “Work”); and

WHEREAS, Construction Manager has been advised that Owner intends to retain or cause the Architect to retain the services of environmental, interior design and other consultants Owner may deem necessary and proper in connection with the Work (collectively, “Consultants”); and

WHEREAS, Construction Manager has been advised that Owner has retained the services of Jones Lang LaSalle Americas, Inc. (“Project Manager”) to assist in the overall direction, management, oversight and monitoring of the activities to be performed by the Design Team, Consultants, Construction Manager and others (which Project Manager, members of the Design Team, Consultants, Construction Manager and others are sometimes hereafter referred to as “Project Team members”); and

WHEREAS, in the interest of commencing certain Pre-Construction Phase and preliminary Construction Phase portions of the Work, Owner and Construction Manager have entered into a letter agreement, dated May 4, 2009 (as amended, the “Letter,” annexed hereto as Exhibit “A”), which Letter is intended by the parties to be superseded and of no further force and effect from and after the effective date of this Agreement; and

WHEREAS, Construction Manager understands that in the interest of the timely and economic development of the Work, and at the option of the Owner, certain design and construction portions of the Work may proceed, and be implemented, on a “design assist” basis, as contemplated under Section 2.3 hereof; and

WHEREAS, it is of critical importance to Owner that the Garden be open and operational for all New York Knicks and New York Rangers home games throughout the performance of the Work and the parties have therefore developed all designs, plans, inspections and schedules contemplated by this Agreement in a manner intended and expected to achieve that result;

WHEREAS, Construction Manager has been advised that pursuant to this Agreement, Owner intends to retain Construction Manager to perform the Work, all as set forth in this Agreement; and

WHEREAS, Construction Manager desires to be retained by Owner to perform the Work, all as set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained above and below, Construction Manager and Owner hereby agree as follows:

Article 1

Contract Documents/Precedence

1.1 The contract documents (collectively, the “Contract Documents”) shall consist of the following:

(a)	This Agreement, including Exhibits “A”-“S” annexed hereto;

(b)	The Construction Documents identified on Exhibit “B” annexed hereto;

(c)	The “Environmental Reports” and the “Remediation Plans” as enumerated in Exhibit “C” annexed hereto (as such terms are defined in Section 2.5 hereof) ;

(d)	Change Orders, Emergency Change Orders, Field Orders and Field Clarification Memoranda (as such terms are defined in Article 23 hereof);

(e)	The “Milestone Completion Plan” (as such term is defined in Section 6.1(a) hereof), the most recent version of which is annexed hereto as Exhibit “D”, as the same may be updated, modified and/or extended in each case only subject to Owner’s prior written approval as reflected through the issuance of Change Orders;

(f)	The “Progress Schedule” (as such term is defined in Section 7.1(b) hereof), the most recent version of which is annexed hereto as Exhibit “E”, as the same may be updated, modified and/or extended in each case only subject to Owner’s prior written approval as reflected through the issuance of Change Orders;

(g)	The “Phasing Plan” (as such term is defined in Section 2.6 hereof), the most recent version of which is annexed hereto as Exhibit “F”, as the same may be updated, modified and/or extended in each case only subject to Owner’s prior written approval as set forth in Section 2.6(a);

(h)	The “Guaranteed Maximum Price Statement” (as such term is defined in Section 20.1(b) hereof), prepared by Construction Manager and approved by Owner, applicable if Owner elects to have the Work performed for a Guaranteed Maximum Price (as such term is defined in Article 20 hereof); and

(i)	The “General Conditions Summary” annexed hereto as Exhibit “G” (as such term is defined in Section 3.2(a) hereof), which reflects the items, costs and staff agreed to by the parties to comprise the General Conditions Work Items referred to under Section 4.1(a)(i) hereof.

1.2 Notwithstanding the provisions of Section 1.5 hereof calling for the complimentary and cumulative interpretation of the Contract Documents to resolve conflicts or inconsistencies, if Owner elects to have the Work performed for a Guaranteed Maximum Price, then, in such event, the parties agree that after Owner’s approval of the Guaranteed Maximum Price Statement containing the Guaranteed Maximum Price, inclusive of a non-guaranteed line item for General Conditions Costs in the same numerical amount as the Fixed General Conditions Costs (which non-guaranteed line item for General Conditions Costs shall be subject to increases through the issuance of Change Orders as provided in this Agreement); containing the “Assumptions and Qualifications”, inclusive of the “Summary Schedule of Design Changes” and the “Summary Schedule of Changes to the Agreement” (as such terms are defined in Article 20 hereof); and containing the Milestone Completion Plan, Progress Schedule and the Phasing Plan, the Contract Documents identified below shall take precedence in the following descending order of priority:

(i) the Assumptions and Qualifications that are contained in the Summary Schedule of Design Changes;

(ii) the Assumptions and Qualifications that are contained in the Summary Schedule of Changes to the Agreement;

(iii) the balance of the Assumptions and Qualifications, but only to the extent such Assumptions and Qualifications do not include (a) design changes beyond the design changes contained in the Summary Schedule of Design Changes and (b) changes to the terms of this Agreement beyond those contained in the Summary Schedule of Changes to the Agreement; provided, however, that in the event Construction Manager asserts in good faith that it inadvertently omitted from the Summary Schedule of Changes to the Agreement one or more Assumptions and Qualifications that are also proposed to change the terms of this Agreement, then Construction Manager and Owner shall negotiate in good faith as to whether or not any or all of such Assumptions and Qualifications should nevertheless be treated as taking precedence over the terms of this Agreement, with the final decision after such good faith negotiations to be made by Owner;

(iv) except as modified in the Summary Schedule of Changes to the Agreement, this Agreement (with the exception of items (v) through (ix) of this Section 1.2);

(v) except as modified in the Summary Schedule of Design Changes, the Construction Documents;

(vi) the Milestone Completion Plan;

(vii) the Phasing Plan;

(viii) the Progress Schedule; and

(ix) Exhibit “S” to this Agreement.

1.3 The Contract Documents form the contract between Owner and Construction Manager. References in the Contract Documents to “the contract” or “this contract” shall be deemed to include all of the Contract Documents. References to “this Agreement” or “the Agreement” shall refer to this instrument, which is one of the Contract Documents.

1.4 The intent of the Contract Documents is to include in the Work all labor, materials and supplies, required insurance, tools, equipment, work permits, licenses, taxes, approvals, transportation, testing, field surveying and other services and any other items required in connection with the satisfactory and timely performance of the Work. Items, details or other similar matters not expressly included in the Contract Documents but which are reasonably inferable therefrom as being necessary to complete the Work shall be deemed included as a part of the Work.

1.5 The Contract Documents are complementary and cumulative and what is called for by one shall be as binding as if called for by all. Except to the extent the priority established among the Contract Documents in Section 1.2 hereof applicable if Owner elects to have the Work performed for a Guaranteed Maximum Price requires otherwise, if there is a conflict or inconsistency among the Contract Documents, one calling for a greater quantity or higher quality than the other, then the greater quantity or higher quality shall prevail, it being understood that at all times the more stringent requirements shall take precedence.

1.6 Words and abbreviations which have well known technical or trade meanings are used in the Contract Documents in accordance with such recognized meanings.

1.7 If any conflicts or ambiguities are found by, or are apparent to, Construction Manager in or among the Construction Documents, between the Construction Documents and any other of the Contract Documents, or between the Construction Documents and existing conditions at the Project Site, Construction Manager immediately shall bring the same to the attention of Owner, Project Manager and Architect. It is agreed that Architect, in consultation with Owner and Project Manager, shall be the interpreter(s) of the Construction Documents and shall resolve any such conflicts and ambiguities within five (5) business days after the matter is brought to the Architect’s attention or, if warranted, within such longer period of time for complex items as Architect may reasonably require and Owner may approve.

Changes in scope of the Work contained in such Architect’s certification shall be addressed by the issuance of one or more Change Orders. Any Work relating to any such conflict or ambiguity which is performed either by Construction Manager or by any “Subcontractor” (as such term is defined in Section 8.1 hereof) prior to the resolution of the same, as provided herein, shall be at Construction Manager’s sole risk, cost and expense.

1.8 Modifications to parts of the Construction Documents are for the purpose of varying, modifying, rescinding or adding to the Construction Documents. All modifications should be read together with the portions of the Construction Documents to which they pertain.

1.9 The plans and specifications comprising the Construction Documents are complementary. Anything shown in any drawings and not mentioned in the specifications, or mentioned in any of the specifications and not shown in the drawings, shall have the same effect as if shown or mentioned in both. Likewise, if the drawings call for a greater quantity or higher quality than the specifications, or if the specifications call for a greater quantity or higher quality than the drawings, then the greater quantity or higher quality shall prevail.

1.10 A typical or representative detail indicated on the Construction Documents shall constitute the standard for workmanship and materials throughout corresponding parts of the Work, unless otherwise shown. Should an item of Work appear specifically in a detail relating to a particular area, installation or section of the Work, no assumption shall be made or entertained by Construction Manager that the item of the Work shown in detail is not also required in other areas of the Work, even though not specifically shown in a similar parallel detail.

1.11 The layout of mechanical and electrical systems, equipment, fixtures, piping, ductwork, conduits, specialty items and accessories indicated on the Construction Documents is diagrammatic. The Work shall be carried out so as not to affect the architectural and structural integrity and limitations of the Work and shall be performed in such sequence and manner so as to avoid conflicts and provide clear access to all control points, including valves, strainers, control devices and specialty items of every nature related to such systems and equipment. If Construction Manager discovers or has knowledge of (i) any conflicts in or between the “Shop Drawings” (as such term is defined in Section 7.2(l) hereof), the coordination drawings, the Milestone Completion Plan, the Phasing Plan, the Progress Schedule or the Construction Documents, or (ii) any conflicts between any of the foregoing documents and existing conditions at the Project Site, Construction Manager promptly shall bring the same to the attention of Owner, Project Manager and the appropriate members of the Design Team for resolution in the manner provided in Section 1.7 hereof. Any Work relating to any such conflict which is performed by Construction Manager or by any Subcontractor prior to the resolution of the same, as provided in Section 1.7, shall be at Construction Manager’s sole risk, cost and expense.

Article 2

General Provisions

2.1 Pre-Construction Phase Services and Construction Phase Services/ Burden Rate. (a) Construction Manager has been performing the Pre-Construction Phase portions of the Work described in Section 7.1 and Exhibit “H-1” annexed hereto, using the staff and the hourly rates identified in Exhibit “H-2” annexed hereto. During the Pre-Construction Phase the scope of the Work, as reflected in the Contract Documents, has been refined and detailed as the preparation of the Contract Documents progressed over time so as to include, and define the scope, parameters and anticipated timing for the Work, and Owner’s and Construction Manager’s understanding of the quality of the materials and workmanship required and expected. Construction Manager represents that (i) it has acquainted itself with the Contract Documents, as well as the scope of the Work reflected therein, and (ii) it has inspected the Project Site, the existing improvements, the location of adjacent improvements, structures and utilities and access to and from the Project Site and it is familiar with their physical and other attributes.

(b) Construction Manager shall perform and furnish, using the staff identified in Exhibit “H-3” annexed hereto (i) the Construction Phase portions of the Work, which Work includes the performance and furnishing of the probes, field studies, investigations and other exploratory portions of the Work referred to in Section 2.4, Section 2.5 and elsewhere in this Agreement, and (ii) the “General Conditions Work Items” set forth in the “General Conditions Summary” annexed hereto as Exhibit “G”.

(c) The hourly rates and staff commitment for the staff commitment identified under Exhibit “H-3” may hereafter be changed from time to time only with Owner’s prior approval and reflected in subsequent and separate documents (substantially in the form of Exhibit “H-3”) signed and dated by the parties. The burden rate to cover all employee benefits under Construction Manager’s “Employee Benefits Program” for all said staff shall be as follows:

(i) The parties acknowledge that for purposes of the Contract Documents the Pre-Construction Phase ended on February 28, 2010, and that actual construction of the Work and the Construction Phase commenced on March 1, 2010. From the date of the Letter through May 31, 2010, the burden rate used shall be 1.535 times the actual salaries of such staff; and

(ii) For the period commencing on June 1, 2010, the burden rate used shall be 1.49 times the actual salaries of such staff.

2.2 Quality of Work and Standard of Care. (a) The Work performed shall be consistent with (i) the standards and construction practices observed by construction managers/general contractors of comparable stature to Construction Manager on projects of similar size and importance, and (ii) the interests of Owner relating to quality, timely completion and economics. The Work shall be performed and executed in a workmanlike manner by qualified and efficient workers, and in conformance with the Contract Documents. Construction

Manager shall be solely responsible for all construction means, methods, techniques, sequences and procedures relating to the proper execution of the Work.

(b) Construction Manager (i) agrees to furnish its best skill and judgment in connection with the Work and (ii) agrees to cooperate with Owner, the Project Team members, the Identified Party (as such term is defined in Exhibit “I” annexed hereto), Amtrak and any owner, tenant, occupant or licensee of Two Penn Plaza, Four Penn Plaza, Pennsylvania Station or of any of the other areas comprising the Garden or the Project Site, all in the interests of the timely and economic completion of the Work. With the exception of Construction Manager having a fiduciary role relating to payments received from Owner that are owed to Subcontractors, nothing herein shall imply that Construction Manager is a “fiduciary” of Owner.

2.3 Design-Assist. (a) The parties agree that Owner shall have the option to elect to proceed with a “design assist” approach for all or a portion of the design portions of the Work and use the design services of one or more trades (the “Design-Assist Subcontractors”) to work with the Design Team and advance the preparation of the Construction Documents. In furtherance thereof, as part of the Work, and if requested by Owner, Construction Manager shall solicit the expertise of the trades designated by Owner and, if requested by Owner, negotiate on behalf of Owner a design assist contract creating a contractual relationship between the designated Design Assist Subcontractor and Owner for pre-planning the design portion of the Work under consideration in terms of logistics, pre-purchase of long lead materials, and developing design details and specifications to be incorporated into the Construction Documents by Architect, all with the intent to ensure maximum time and value while addressing construction issues and identifying viable alternatives. Such design assist contract shall be in the form acceptable to Owner. The intended outcome shall be to (i) align the Work with Owner’s objectives, (ii) reduce risk in construction by correctly coordinating design documents, (iii) achieve optimum value by evaluating design options and avoiding changes during the construction process, (iv) using specialist design skills and knowledge early in the process to ensure better informed decisions, and (v) analyze all aspects of the design, including systems and materials, site constraints, code compliance, and building usage. Ultimately Owner, the Design Team and the Design Assist Subcontractor, but not Construction Manager, shall have exclusive responsibility for the design utilized for such portion of the Work.

(b) Owner currently contemplates that the Design Assist Subcontractors may include the trades set forth below, with such other design assist trades, if any, as may be hereafter designated and approved by Owner:

•	Structural Steel;

•	Pre-casts;

•	HVAC;

•	Life Safety/BMS;

•	POS; and

•	IT

(c) Owner shall approve in advance each proposed Design Assist Subcontractor as well as the design assist contract to be entered into by Owner. Prior to the award of any such design assist contract and as a part of the Work, Construction Manager shall assist Owner and Project Manager in determining the ways in which said award, if it were to also include installation and labor being provided by said Design Assist Subcontractor, will or may offer Owner benefits, both in terms of estimated costs savings as well as pricing protection or other best value determination, compared to those that would otherwise be realized had the design assist contract with such Design Assist Subcontractor been subjected to the same bidding and award process as applicable to other Subcontractors. If the parties determine that such benefits exist and Owner elects to take advantage of the same, then, in such event, and in addition to the design assist contract to be entered into by Owner, such Design Assist Subcontractor shall also enter into a Subcontract with Construction Manager for the fabrication, installation and labor components of the work of the trade involved and be deemed and treated as a Subcontractor for all purposes of this Agreement, including those under Article 8 hereof. Under such circumstances, however, and as stated in Section 2.3(a) hereof, Construction Manager shall have no responsibility for the design utilized for such portion of the Work by such Subcontractor.

2.4 Concealed Conditions. Construction Manager has heretofore conducted and shall continue to conduct probes and other field studies in connection with the Work, as determined necessary by Construction Manager in consultation with Owner, Project Manager, the Design Team and Consultants, to determine, document and create a base line for existing and concealed conditions, some of which have been incorporated into the Construction Documents and further detail the scope of the Work relating to the same (which existing and concealed conditions known to Construction Manager or so incorporated into the Construction Documents prior to the date hereof or so incorporated prior to the commencement of the relevant portion of the Work are hereafter referred to as the “Non-Concealed Conditions”). If conditions are encountered at the Project Site which are subsurface or otherwise concealed physical conditions (the “Differing Concealed Conditions”) which differ from the Non-Concealed Conditions, and, provided Construction Manager has given Owner notice of such conditions prior to disturbing the same then, in such event, the appropriate General Conditions Costs or Subcontract Cost line item components of the “Costs” (as such term is defined in Section 4.1 hereof) or, if applicable, of the Guaranteed Maximum Price, actually impacted by such Differing Concealed Conditions shall be subject to an equitable upward or downward adjustment, all as reflected in a Change Order. The parties agree that said Change Order shall not make any adjustments to the Fixed Fee (as such term is defined in Section 3.2).

2.5 Hazardous Materials. (a) Construction Manager acknowledges that Owner has retained the services of Warren & Panzer Engineers P.C. (which entity may be replaced from time to time by Owner at its discretion), to act as its environmental Consultant (Warren & Panzer or any replacement entity is hereafter referred to as “W&P”). Based on, among other things, certain drawings provided by Owner describing the areas of the Garden being renovated in connection with the Project and the location for probes recommended and undertaken by Construction Manager, W&P has been:

(i) taking (or, with respect to the roof of the Garden, assisting Owner in taking or causing the taking) and analyzing samples;

(ii) conducting investigations; and

(iii) performing similar necessary activities

to identify the presence of certain Hazardous Materials (hereafter defined) in areas to be renovated at the Garden, and W&P has prepared environmental site assessment reports (the “Environmental Reports”) identifying Hazardous Materials in the Garden, including information as to name, quantity and locations and describing and making recommendations regarding the remediation options respecting the same. Following Owner’s review of the Environmental Reports and consultation with Construction Manager and W&P in connection therewith, W&P has prepared and shall continue to prepare drawings, specifications, procedures, protocols and other requirements for the performance of the remediation options selected by Owner, and Construction Manager has prepared related logistics plans (collectively, the “Remediation Plans”) (such current and future Environmental Reports and Remediation Plans are referred to herein as “Environmental Work Product” and those prepared as of the date hereof are enumerated in Exhibit “C” annexed hereto). Owner acknowledges and agrees that Construction Manager (a) in undertaking to meet the contract time set forth for the performance of such removal and remediation portions of the Work and the balance of the Work in the Milestone Completion Plan, Progress Schedule and/or the Phasing Plan, as applicable and/or (b) in undertaking to prepare any pricing guarantees or other cost limitations, shall be entitled to rely on the accuracy and completeness of that portion of the Environmental Work Product prepared by W&P and, based on the foregoing acknowledgement of Owner, Construction Manager agrees that, with respect to the Hazardous Materials shown in the Environmental Work Product, and as part of the Work, it shall be responsible for removing or otherwise remediating such Hazardous Materials in accordance with the Environmental Work Product and within said agreed to contract time and/or any pricing guarantees or other cost limitations, as applicable. In addition, Construction Manager agrees that if “Differing Environmental Conditions” (as such term is defined in Section 2.5(c) hereof) are encountered at the Project Site, then Construction Manager shall give notice to Owner of such fact as provided in said Section 2.5(c) and shall use “best efforts” to do everything within its power and control and the power and control of its Subcontractors to continue to perform and complete all removal and remediation portions of the Work within the aforesaid contract time and/or any pricing guarantees or other cost limitations, as applicable. In furtherance of the foregoing, and in consultation with Owner and W&P, Construction Manager agrees to resequence, accelerate and use such other measures as are available and are within its expertise and the expertise of its Subcontractors, to regain any time lost arising out of the existence of Differing Environmental Conditions the cost of which, once approved by Owner, shall be reflected in a Change Order, all as provided in Section 2.5(c) hereof.

(b) The parties agree that all costs of remediation, handling and disposal portions of the Work to the extent heretofore performed and paid for, shall be included in, and credited against, the corresponding General Conditions Costs, Subcontract Costs and

Fixed Fee line items comprising the Guaranteed Maximum Price, if applicable, and to the extent not heretofore performed and paid for, shall be included in the Costs and, if applicable, shall be included in the Guaranteed Maximum Price pursuant to a Change Order. Construction Manager further (i) agrees and acknowledges that it is responsible for the continuous and proper coordination of all such remediation portions of the Work with the balance of the Work and for scheduling and coordinating the performance of all such Work with Owner in advance, (ii) represents that it has the requisite expertise to undertake the coordination and scheduling of such remediation Work with the other portions of the Work, and (iii) understands that Owner has relied on said representation in making this award to, and entering into this Agreement with, Construction Manager. Construction Manager and the Subcontractors to whom performance of such portion of the Work is awarded shall work closely with W&P, who will observe the execution of such portion of the Work and provide contact and oversee compliance with the requirements of regulatory environmental entities. Construction Manager further acknowledges that the sound environmental condition of the Garden and its compliance with Environmental Laws (hereinafter defined) is of paramount importance to Owner and represents that at all times in its performance of the Work, it will (except to the extent required as part of its environmental remediation Work in accordance with the Environmental Work Product) refrain from causing or permitting any Hazardous Materials to be generated, produced, brought, used, stored, treated, discharged, released, spilled or disposed of upon, in, under, or about the Garden or the Project Site (except as may be permitted by Applicable Laws to be used and reasonably required for the performance of the Work (e.g., use of petroleum products to power equipment)) or otherwise cause or permit the violation of any Environmental Laws in connection with the performance of the Work. Construction Manager understands that the foregoing acknowledgment and covenants of Construction Manager has served as a material inducement in Owner’s retention of Construction Manager.

(c) Construction Manager hereby agrees to immediately, or as appropriate, (in either instance subject to Owner’s prior approval) stop Work or take other measures proposed by Construction Manager and approved by Owner in any area and to notify Owner if it finds any discrepancy between the Hazardous Materials found at the Garden and the Hazardous Materials identified in the Environmental Work Product, and give W&P, Project Manager and Owner its first notice in writing (in an e-mail format marked “Urgent Environmental Delay Notification” in the subject field) of such differing conditions (the “Differing Environmental Conditions”). Said e-mail notification shall be from Marc Pulsfort or Robert Conroy of Construction Manager and addressed to Scott Graber of W&P, Joel Fisher, Timothy Hassett, Haim Hershkovitz and Marc Schoenfeld of Owner and Frank Alvarado and Joe Greco of Project Manager and shall be transmitted within twenty four (24) hours of the finding of any such Differing Environmental Conditions. Such first notice shall be followed, if the condition still persists, by a second formal written notice (given in accordance with the provisions of Section 28.9). Said second formal written notice shall (i) be delivered within five (5) days of the first notice referred to above and (ii) set forth the maximum amount of information available regarding the nature of the Differing Environmental Condition and its associated impact on the Milestone Completion Plan, Phasing Plan, Progress Schedule and Costs. Lastly, if the condition still persists, such second formal written notice shall be followed by a third formal written notice (also given in accordance with the provisions of Section 28.9). Said third formal written notice shall (i) be delivered within fourteen (14) days of the second written notice referred to above, (ii) demonstrate the manner in which such conditions fall within the category of Differing Environmental Conditions, the associated delays, if any, and that Construction Manager could not have anticipated or avoided any such associated delays, (iii) set forth the costs and means to alleviate or minimize the effect on any contract time delays, and all cost impact and other consequences thereof, and (iv) detail the operational plans proposed to be instituted for the expeditious mitigation of the same. In providing said Third Notice, Construction Manager may provide the level of detail for items (iii) and (iv) of the preceding sentence that is available to it at the time it delivers such notice; provided, however, that Construction Manager shall promptly supplement such Third Notice with additional details pertaining to such items as such details become available to Construction Manager. Construction Manager’s failure to comply with the notice requirements shall entitle Owner to deny Construction Manager an extension of the contract time, as well as reimbursement for actual General Conditions Costs and Subcontract Costs provided below. Upon W&P’s and Owner’s receipt of said third notice, W&P, in consultation with Project Manager, Construction Manager and Owner, shall, if necessary and approved by Owner, amend the Environmental Reports and Remediation Plans to take such Differing Environmental Conditions into account, subsequent to which amendment Construction Manager shall diligently proceed with the performance of the remediation Work, all as reflected in a Change Order issued for such Differing Environmental Condition, which shall provide for reimbursement for actual General Conditions Costs and Subcontract Costs. In addition, the parties agree that there shall be no adjustments in said Change Order on account of the Fixed Fee and Construction Manager hereby agrees to use best efforts to accelerate the performance of such Work so as to regain any time lost, all as set forth in this Section 2.5, but for any time not recovered hereunder, Construction Manager shall be entitled to an extension of the contract time set forth in the Milestone Completion Plan, Progress Schedule and/or the Phasing Plan, all as reflected in a Change Order. Construction Manager hereby represents that all Subcontractors engaged by Construction Manager to perform such Work will be qualified to carry out and perform such Work. Such Subcontractors shall also possess and comply with all licensing, registration, certification, reporting, notification, training, testing, disposal and any other requirements governing the performance of such Work. Notwithstanding anything in the foregoing to the contrary, Construction Manager’s compliance with the notice provisions of this Section 2.5(c) shall not be deemed to mean that Construction Manager’s burden of proof for claiming Differing Environmental Conditions has been met nor deemed to constitute a waiver of any right, option or remedy available to Owner to dispute the same.

(d) Subject to Construction Manager’s and its Subcontractors’ compliance with the requirement that Work be immediately, or as appropriate (in either instance subject to Owner’s prior approval) stopped in an area affected by Differing Environmental Conditions, Owner shall, to the fullest extent permitted by law, defend, indemnify and hold Construction Manager and its Subcontractors harmless from and against claims, damages, losses and expenses, including, but not limited to attorneys’ fees, arising out of or resulting from the presence of Hazardous Materials at the Project Site. Without limiting the generality of the foregoing, the above defense, indemnity and hold harmless obligations extend to Environmental Impact Claims. An “Environmental Impact Claim” is defined as any claim, suit, judgment, cost, loss, expenses (including attorneys’ fees) which arises out of, is related to, or is based on the actual or threatened dispersal, discharge, escape, release or saturation of any Hazardous Material in or into the atmosphere, or on, onto, upon, in or into the surface or subsurface (i) soils, (ii) water or water course, (iii) objects, or (iv) any tangible or intangible matter, whether sudden or not. For the purpose of this subsection (d), Owner shall not owe a defense, indemnity and hold harmless obligation to: (1) Construction Manager, if the claim, damage, loss or expense arising out of or resulting from the presence of a Hazardous Material at the Project Site resulted from Construction Manager’s or a Subcontractor’s acts or omissions; or (2) a Subcontractor, if: (y) the claim, damage, loss or expense arising out of or resulting from the presence of a Hazardous Material at the Project Site resulted from Subcontractor’s acts or omissions for reasons that were independent of the requirements of the Construction Documents; or (z) the Subcontractor was retained by Construction Manager to remediate the Hazardous Material in question; or (3) Construction Manager or any Subcontractor, if the claim, damage, loss or expense arises out of, or results from either Construction Manager’s or any Subcontractor’s failure to comply with its or their respective obligations under any of the Contract Documents or the Subcontract, respectively.

(e) For purposes of this Agreement, “Hazardous Materials” shall mean (i) petroleum and its constituents; (ii) radon gas, asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other shipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of federal, state or local safety guidelines, whichever are more stringent; (iii) any substance, gas, material or chemical which is or may hereafter be defined as or included in the definition of “hazardous substances”, “hazardous materials”, “hazardous wastes”, “pollutants or contaminants”, “solid wastes” or words of similar import under any Environmental Law; (iv) lead based paint and (v) any other chemical, material, gas or substance, the exposure to or release of which is regulated by any Governmental Authority (hereafter defined).

(f) For purposes of this Agreement, “Environmental Laws” shall mean all applicable requirements relating to the protection of human health or the environment, including, without limitation, requirements relating to reporting, licensing, permitting, investigation and remediation of any release or threat of release of Hazardous Materials, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials or pertaining to the protection of the health and safety of employees or the public, as such requirements are contained in all applicable federal, state and local environmental, public health, and safety laws, regulations, orders, permits, licenses, approvals, ordinances and directives now or hereafter in effect.

(g) The portion of the Work relating to the remediation of Hazardous Materials shall be insured under a project specific pollution liability policy in the amount of $25,000,000 per occurrence which shall be maintained for six (6) years after Substantial Completion. This policy will be carried and paid for by Owner containing terms and in form, and issued by an insurance company, all as reasonably acceptable to Construction Manager. Such policy shall name Owner and Construction Manager as “named insureds” and shall name Project Manager as “additional insureds.” Such portion of the Work shall be further insured by the abatement Subcontractor(s) as set forth in Exhibit “J” annexed hereto. Construction Manager’s liability with respect to pre-existing Hazardous Materials is limited to the actual recoveries under the aforementioned policy. The actual and reasonable premiums payable by Construction Manager to the abatement Subcontractor(s) for such policy, as well as the actual and reasonable fees payable by Construction Manager to its environmental consultant approved by Owner, shall be separately reimbursable hereunder, but such expenditures shall not be deemed a part of the Costs, and shall not be limited by nor included in any applicable Guaranteed Maximum Price.

(h) The portion of the Work related to Hazardous Materials remediation is separately identified as a work element(s) in the Milestone Completion Plan, Progress Schedule and Phasing Plan, as applicable.

(i) Construction Manager shall provide, and shall require all Subcontractors to provide to it, and in turn it shall provide to Owner, originals or, where originals are unavailable, copies, of all documents relating to the transport, handling, storage and/or disposal of all wastes and demolition debris from the Project Site, including, but not limited to, waste manifests, bills of lading, dumping permits and landfill receipts.

2.6 Continued Operation of the Garden and the Phasing Plan.

(a) Construction Manager understands that maintenance of the integrity and continuous and uninterrupted functionality and operation of the Garden is of critical importance, agrees to perform the Work in a manner consistent with said understanding and agrees not to interfere with the same except as may be approved by Owner and reflected in the then applicable Phasing Plan. In addition, Construction Manager acknowledges that the Garden operates 24 hours a day, 7 days a week, 365 days a year as one of the busiest sports, theatre and entertainment facilities in the world. Accordingly, Construction Manager agrees that Owner will have the ability during the performance of the Work to operate the Garden as it deems necessary or appropriate, including the ability upon reasonable notice to Construction Manager to schedule events (including pre-event load-in and post-event load-out) except during certain agreed upon “no-event” periods and to at all times perform maintenance and other operations and activities. In addition to the Progress Schedule, to facilitate such continuous and uninterrupted functionality and operation Construction Manager and Owner have heretofore prepared comprehensive coordination and sequencing plans for the various portions of the Work reflecting each of the 20- and 22-week alternative arena closure durations for each Summer Shutdown Period, as set forth in Section 6.1. The most current version of such coordination and sequencing plans (each of such plans, as the same may be updated, modified and/or extended hereafter and from time to time subject to Owner’s prior written approval, being referred to herein as the “Phasing Plan”) are annexed hereto as Exhibit “F”. The parties acknowledge that each of the Phasing Plans annexed hereto as Exhibit “F” is based on the set of construction documents issued by Architect dated January 15, 2010 (“90% CDs”). Promptly following execution of this Agreement, Construction Manager shall (subject to Owner’s approval) update the Phasing Plan to reflect the set of Construction Documents identified under Exhibit “B” annexed hereto (“100% CDs With ASI #1 and ASI #2”). Construction Manager agrees to prepare updated Phasing Plans (subject to Owner’s prior written approval) from time to time as necessary to reflect the then current Construction Documents. Construction Manager acknowledges and agrees that nothing in the Phasing Plan annexed hereto as Exhibit “F” or in any updated Phasing Plan that is based on the 100% CDs With ASI #1 and ASI #2 shall reduce the scope of Work or extend the Completion Dates for the relevant Work set forth in the Milestone Completion Plan, or affect Construction Manager’s obligations thereunder.

(b) Construction Manager’s performance of the Work shall be performed in accordance with the Milestone Completion Plan, Phasing Plan and Progress Schedule in a manner that coordinates with the operations of the Garden (including safe and appropriate ingress and egress for customers to and from the arena, theater, concourses, seats, restrooms, suites, concessions, etc.) and minimizes disruption (including not creating noise or vibration in the arena bowl or theater during events), delay, or increased cost to Owner. To facilitate such continuous and uninterrupted functionality and operation, Construction Manager shall also cause all construction areas relating to the Work to be free of rubbish and dust, all construction materials and equipment to be removed, stored or concealed, and temporary protection be put into place, all in a manner satisfactory to Owner. Notwithstanding the foregoing, Construction Manager and Owner acknowledge that, due to the nature of Owner’s operation and use of the Garden, there may be unanticipated additional time periods and additional scopes of Work beyond those depicted in the Milestone Completion Plan, Phasing Plan and Progress Schedule approved by Owner when Construction Manager could be permitted access to perform Work, subject to Owner’s consent. Construction Manager and Owner also acknowledge that it would be in the best interest of both parties to be flexible and to cooperate with one another to facilitate such access at all times when reasonably practicable, giving account to Owner’s operational concerns, as set forth in this Section 2.6. Accordingly, Owner will at all times use reasonable efforts to cooperate with Construction Manager to identify additional unanticipated down periods and to permit, subject to Owner’s consent, Construction Manager to access at times, and conduct work, other than the times and scope of Work depicted in the Milestone Completion Plan, Progress Schedule and Phasing Plan.

(c) In the course of the performance of the Work, Construction Manager shall assist and cooperate with Owner with respect to the property rights or interests other entities may have with respect to the Garden and/or the Project Site, including, without limitation, adjacent owners, beneficiaries of easements or licenses, internal and external users of the Garden and/or the Project Site, tenants and Governmental Authorities. Such assistance and cooperation may include, without limitation, review of documentation, attending meetings, negotiating resolutions of issues and complying with any obligations to which Owner is bound or to which the Work may be subject.

(d) The parties further agree that they will coordinate in accordance with the terms of Exhibit “S” annexed hereto and the documents incorporated by reference in Exhibit “S,” as the same may be updated or modified only in accordance with a written agreement signed by the parties specifically referring to Exhibit “S”.

2.7 Labor Harmony. Construction Manager shall cooperate and work closely with Owner and Owner’s vendors to (i) ensure labor harmony among its Subcontractors and (ii) foster labor harmony between its Subcontractors and other employees that work at the Garden and the Project Site. In addition, Construction Manager shall use commercially reasonable efforts in consultation with Owner to utilize the labor force of those unions that have collective bargaining, “Project Labor” and other similar agreements with Owner, which require Owner to utilize the labor force of such unions performing work at the Garden and/or the Project Site. The foregoing obligation shall not require Construction Manager to violate the terms of any of the labor or other agreements to which it is currently a party, or to which it may become a party in the course of the performance of the Work.

2.8 Construction Manager’s Qualifications. Construction Manager hereby represents that it (i) is an independent, competent and qualified construction management firm, (ii) has the necessary capabilities, qualifications, capacities, skilled personnel, experience and other expertise required for the successful and timely completion of the Work, and (iii) is properly equipped, organized and financed to perform the Work in an effective, skillful and efficient manner and in accordance with the requirements of the Contract Documents.

2.9 Owner’s Financial Arrangement. On the date hereof and on a calendar quarterly basis thereafter, Owner shall furnish to Construction Manager a notarized statement signed by its Chief Financial Officer or Treasurer (the “Officer Statement”) confirming that Owner has or to the best of his or her knowledge will have sufficient funds to cover the cash requirements of the Project as they come due during the period covered by the Officer Statement as outlined in the most recent cost estimate issued by the Construction Manager for the Project (which shall be consistent with the most recent “Construction Budget” (as such term is defined in Section 7.2(d) hereof) approved by Owner). The amounts and timing of such cash requirements shall be provided to Owner by the Construction Manager each quarter no less than 30 days prior to the date on which Construction Manager seeks delivery of the Officer Statement. The Officer Statement furnished by Owner on the date hereof shall cover the remainder of the present quarter and the following quarter. Officer Statements furnished by Owner thereafter shall cover the then present quarter and the following quarter.

Article 3

Construction Manager’s Compensation

3.1 Pre-Construction Phase Compensation/Early Start Work Compensation/Early Start Work Retainage. (a) In consideration of Construction Manager’s performance of the Pre-Construction Phase portions of the Work through February 28, 2010, set forth in Section 7.1 hereof, Construction Manager was entitled to receive (i) a fixed pre-construction phase fee (the “Pre Construction Phase Fee”), in an amount equal to a fixed monthly amount of Thirty Three Thousand Dollars ($33,000), plus (ii) reimbursement for Construction Manager’s staff performing the Pre-Construction Phase portion of the Work at the hourly rates set forth in Exhibit “H-2” annexed hereto, plus (iii) reimbursement for actual out-of-pocket expenses, such as document reproduction costs, travel for business costs and fees payable to a scheduling consultant selected by Construction Manager and approved by Owner, and actually and reasonably incurred by Construction Manager in connection with its performance of such Pre-Construction Phase portions of the Work (which reimbursements under the aforesaid items (ii) and (iii) are hereafter collectively referred to as, the “Pre-Construction Reimbursables”) (which Pre-Construction Phase Fee and Pre-Construction Reimbursables are collectively referred to herein as the “Pre-Construction Phase Compensation”). Any outstanding payments on account of the Pre-Construction Phase Compensation shall be made within thirty (30) days following Construction Manager’s submission of an invoice therefor, which invoice shall be accompanied by (i) lien releases and (ii) supporting and other documentation and shall be in such form and detail as Owner may reasonably request.

(b) In consideration of Construction Manager’s performance of its construction related obligations during the Pre-Construction Phase consisting of bidding and award of Subcontracts for certain “early trades”, if any, for the purchase of certain “long lead items”, if any, and for the performance of probes and field studies authorized to be undertaken under the fourth (4th) paragraph of the Letter and continued to be authorized to be undertaken hereunder prior to the commencement of the Construction Phase (the “Early Start Work”), Construction Manager shall be entitled to receive the following:

(i) a fixed fee (the “Early Start Work Fee”) in an amount equal to two and sixty five hundredths percent (2.65%) of the Early Start Work General Conditions Cost and the Early Start Work Subcontract Costs (as such terms are defined in items (ii) and (iii) below);

(ii) actual costs of performing or furnishing general conditions work items relating to the Early Start Work, but only to the extent approved by Owner in advance for each such item and actually and reasonably incurred by Construction Manager in connection with its performance of such Early Start Work (the “Early Start Work General Conditions Costs”);

(iii) an amount equal to the Subcontract Costs (the “Early Start Work Subcontract Costs”) payable by Construction Manager to Subcontractors for the performance of the Early Start Work (which Early Start Work Fee, Early Start Work General Conditions Costs and the Early Start Work Subcontract Costs are collectively referred to herein as the “Early Start Work Compensation”).

(c) Payments on account of the Early Start Work Compensation shall be made monthly (unless Owner, on a case by case basis, determines and agrees that semi-monthly payments are warranted) and shall be based on actual expenditures (not to exceed in the case of the Early Start Work Subcontract Costs the amounts reflected in the schedule of values prepared by Construction Manager and approved by Owner), all in accordance with the procedures set forth in Article 11 hereof.

(d) Payments on account of the Early Start Work Subcontract Costs shall be subject to a ten percent (10%) hold back on each Subcontract until Final Completion of the Work or, at Owner’s option, exercised in its reasonable discretion, and subject to the Identified Party’s approval (if required), such lesser percentage or earlier or later release as Owner may approve as being reasonably necessary to be held back or released with respect to any particular Subcontractor (the “Early Start Work Retainage”); it being understood that no portions of the Early Start Work Retainage shall be released to a Subcontractor unless Owner approves such release, which approval shall not be unreasonably withheld, with the understanding, and taking into account, that the Work may be done in phases and the Early Start Work Retainage may be released in phases with Owner’s aforesaid approval.

(e) Payments on account of the Early Start Work Fee shall be subject to a two and one-half percent (2.5%) hold back of the Early Start Work Fees billed up to an amount that will not exceed the cap specified in Section 3.6 (the “Early Start Work Fee Retainage”), fifty percent (50%) of which shall be released on Substantial Completion of the Work and the balance of which shall be released on Final Completion of the Work. The Early Start Work General Conditions Costs shall not be subject to a hold back.

(f) If Owner elects to have the Work performed for a Guaranteed Maximum Price, then the Early Start Work General Conditions Costs and the Early Start Work Subcontract Costs (including those incurred prior to the date hereof under the Letter) will be included in, and credited against, the corresponding General Conditions Costs and Subcontract Costs line items comprising the Guaranteed Maximum Price. If Owner elects to have the Work performed under a “cost-plus-a-fee” arrangement with a not to exceed Fixed General Conditions Costs, as contemplated under Section 3.3(a)(i) hereof, then the general conditions costs paid to Construction Manager under the fifth (5th) paragraph of the Letter and the Early Start Work General Conditions Costs paid to Construction Manager under Section 3.1(b)(ii) hereof will be included in, and credited against, the aforesaid Fixed General Conditions Costs. Irrespective of whether the Owner elects to have the Work performed under a Guaranteed Maximum Price or “cost-plus-a-fee” arrangement, the aggregate of (i) the fee paid to Construction Manager relating to Subcontracts under the fifth (5th) paragraph of the Letter and (ii) the Early Start Work Fee will be included in, and credited against, the Fixed Fee payable under Section 3.2 hereof.

3.2 Construction Phase Compensation/Fixed Fee/Bonus/Liquidated Damages. (a) In consideration of Construction Manager’s performance of its obligations during the Construction Phase portions of the Work, and subject to adjustment as set forth in Section 3.1(f) above and in Section 3.2(b) below, Construction Manager shall be entitled to receive a fixed Construction Phase fee in the amount of Sixteen Million Dollars ($16,000,000) (the “Fixed Fee”), based on the cost estimate set forth on the annexed Exhibit “K”. Construction Manager hereby represents that the cost estimate annexed hereto reflects Construction Manager’s good faith estimate of the total Costs of the Work based on its knowledge and review of the Project Site and the Contract Documents in effect as of the date hereof (in the case of the Construction Documents, the 100% CDs With ASI #1 and ASI #2), it being understood that such cost estimate does not constitute a guarantee of such total Costs. The scope of Work reflected on the set of Construction Documents identified under Exhibit “B” annexed hereto is herein referred to as the “Base Work”. The Fixed Fee includes all profit and home office expenses of Construction Manager, the salaries or other compensation of any executive or corporate officers or other management level personnel of Construction Manager for staff at or above the level of Mr. Mark Pulsfort, Vice President and Principal-in-Charge, and the salaries of all staff members, at any level, working in Construction Manager’s main office and not included as part of the reimbursable staff in the General Conditions Work Items (as such term is defined in Section 4.1(a)(i) hereof) set forth in the general conditions summary (the “General Conditions Summary”), annexed hereto as Exhibit “G”. Accordingly, Construction Manager agrees that irrespective of whether the Work is being performed under a Guaranteed Maximum Price or a “cost-plus-a-fee” arrangement, the Fixed Fee shall not be subject to increases for any reason other than Program Changes (as such term is defined in Section 23.1(a) hereof). The parties agree that (i) any increases in the Fixed Fee for Program Changes shall be in the amount set forth in Section 3.5, and (ii) any increase in the Fixed Fee for Program Changes shall be applicable only if the Costs of the Work reflected in such Program Changes cause the overall Costs of the Work to exceed the cost estimate set forth on the annexed Exhibit “K”, and then only to the extent of any such excess. Without limiting the foregoing, Construction Manager agrees that the Fixed Fee shall not be subject to increases in connection with any Change reflected in a Change Order for Non-Concealed Conditions, Differing Concealed Conditions, Differing Environmental Conditions, errors or omissions in the Construction Documents, field conditions, scope gaps in the Construction Documents or any other items. In addition, the parties agree that if the scope of the Base Work is reduced as a result of scope reductions in the Project’s program made by Owner significantly changing the scope of the Base Work, then, in such event, the Owner shall be entitled to an equitable and commercially reasonable downward adjustment/decrease in the Fixed Fee, to be agreed to by the parties in good faith, all as reflected in a Change Order. Except for the Fixed Fee Retainage (as such term is defined in Section 3.6 hereof), payments on account of the Fixed Fee shall be made monthly (unless Owner, on a case by case basis, determines and agrees that bi-monthly payments are warranted) in an amount equal to two and sixty five hundredths percent (2.65%) of actual expenditures for General Conditions Costs and Subcontract Costs (not to exceed, in the case of Subcontract Costs, the amounts reflected in the schedule of values prepared by Construction Manager and approved by Owner for the Work), all in accordance with the procedures set forth in Article 11 hereof. Finally, the parties agree to cooperate and work with each other and with the members of the Design Team to the end of achieving overall cost reductions in the ultimate Costs of the Work.

(b) Construction Manager shall be eligible to earn reopening bonuses as follows:

(i) Seven Hundred Fifty Thousand Dollars ($750,000) if Construction Manager achieves the 1st Summer Shutdown Completion by the 1st Summer Shutdown Completion Date (or such later date as the same may be extended by Change Order), of which Four Hundred Fifty Thousand Dollars ($450,000) shall be considered earned immediately, and the remainder of which shall be considered earned either (y) in the event of a 20-week arena closure duration for the 1st Summer Shutdown, for each of the three (3) Post 1 st Summer Completions only to the extent Construction Manager also achieves an individual Post 1st Summer Completion as of the applicable Post 1st Summer Completion Dates (as the same may be extended by Change Order), on the basis of $100,000 in bonus for each such timely Completion, or (z) in the event of a 22-week arena closure duration for the 1st Summer Shutdown, for each of the two (2) Post 1 st Summer Completions only to the extent Construction Manager also achieves an individual Post 1st Summer Completion as of the applicable Post 1st Summer Completion Dates (as the same may be extended by Change Order), on the basis of $150,000 in bonus for each such timely Completion;

(ii) Seven Hundred Fifty Thousand Dollars ($750,000) if Construction Manager achieves the 2nd Summer Shutdown Completion by the 2nd Summer Shutdown Completion Date (or such later date as the same may be extended by Change Order), of which Four Hundred Fifty Thousand Dollars ($450,000) shall be considered earned immediately, and the remainder of which shall be considered earned for each of the three (3) Post 2nd Summer Completions only to the extent Construction Manager achieves an individual Post 2nd Summer Completion as of the applicable Post 2nd Summer Completion Dates (as the same may be extended by Change Order), on the basis of $100,000 in bonus for each such timely Completion; and

(iii) One Million Dollars ($1,000,000) if Construction Manager achieves the 3rd Summer Shutdown Completion (including Substantial Completion of the entire Work) by the 3rd Summer Shutdown Completion Date or such later date as the same may be extended by Change Order.

(iv) Construction Manager shall promptly pay twenty percent (20%) of each reopening bonus payment to its staff, as recommended by Construction Manager and approved by Owner.

(c) The parties agree that time shall be of the essence as to the 1st Summer Shutdown Completion Date, the Post 1st Summer Completion Dates, the 2nd Summer Shutdown Completion Date, the Post 2nd Summer Completion Dates and the 3rd Summer Shutdown Completion Date, in each case subject to adjustment only by Change Order. Payments of all earned reopening bonuses shall be made within forty (40) days after the last of the Post 1st Summer Completion Dates, the last of the Post 2nd Summer Completion Dates and the Substantial Completion Date and Owner shall have received and approved the Requisitions therefor under Section 6.2 hereof. For the avoidance of doubt, all bonuses that are not earned due to Construction Manager’s failure to timely achieve any of the individual Post 1st Summer or Post 2nd Summer Completion Dates shall be deemed forfeited.

(d) If the 1st Summer Shutdown Completion is not achieved by the 1st Summer Shutdown Completion Date (or such later date as the same may be extended by Change Order), Construction Manager will be liable for liquidated damages as follows: (i) One Million Dollars ($1,000,000) on the 1st Summer Shutdown Completion Date and (ii) Twenty Thousand Dollars ($20,000) per day for each day during the period from and including the day immediately succeeding the 1st Summer Shutdown Completion Date until the date the 1st Shutdown Completion actually occurs, up to a maximum amount of Five Hundred Thousand Dollars ($500,000) (which liquidated damages shall be known as the “1st Summer Shutdown Liquidated Damages”).

(e) If the 2nd Summer Shutdown Completion is not achieved by the 2nd Summer Shutdown Completion Date (or such later date as the same may be extended by Change Order), Construction Manager will be liable for liquidated damages as follows: One

Million Dollars ($1,000,000) on the 2nd Summer Shutdown Completion Date and Twenty Thousand Dollars ($20,000) per day for each day during the period from and including the day immediately succeeding the 2nd Summer Shutdown Completion Date until the date the 2nd Shutdown Completion actually occurs, up to a maximum amount of Five Hundred Thousand Dollars ($500,000) (which liquidated damages shall be known as the “2nd Summer Shutdown Liquidated Damages”).

(f) If the 3rd Summer Shutdown Completion (including Substantial Completion of the entire Work) is not achieved by the 3rd Summer Shutdown Completion Date (or such later date as the same may be extended by Change Order), Construction Manager will be liable for liquidated damages as follows: Thirty Thousand Dollars ($30,000) for each day during the period from and including the day immediately succeeding the 3rd Summer Shutdown Completion Date until the date the 3rd Summer Shutdown Completion (including Substantial Completion of the entire Work) actually occurs, up to a maximum amount of Two Million Dollars ($2,000,000) (which liquidated damages shall be known as the “3rd Summer Shutdown Liquidated Damages”).

(g) Owner shall be entitled to collect any Liquidated Damages that become due under Section 3.2(d), Section 3.2(e) and Section 3.2(f), respectively, either: (i) by Owner not paying Construction Manager monies then due or next becoming due from Owner to Construction Manager hereunder; or (ii) if such monies are not due or to become due from Owner to Construction Manager hereunder, by Construction Manager paying such amounts to Owner within ten (10) days after rendition of a bill or statement therefor.

(h) Owner and Construction Manager agree that it would be impractical and extremely difficult to ascertain the damages that Owner will suffer if Construction Manager fails to achieve the 1st Summer Shutdown Completion, the Post 1st Summer Completions, the 2nd Summer Shutdown Completion, the Post 2nd Summer Completions and/or the 3rd Summer Shutdown Completion (including Substantial Completion of the entire Work) by the corresponding Completion Date. Accordingly, Owner and Construction Manager agree that the Liquidated Damages (as provided in Sections 3.2(d), 3.2(e) and 3.2(f)) are, in each instance, less than a reasonable estimate of the total net detriment Owner would suffer for each applicable failure of Construction Manager and not a penalty. Owner’s sole and exclusive right to damages of any kind from Construction Manager for Construction Manager’s lateness shall be the Liquidated Damages and/or forfeited bonuses as provided for in this Section 3.2. For the avoidance of doubt, nothing in this Section 3.2(h) shall in any way impair Owner’s warranty rights.

3.3 Construction Phase Compensation/General Conditions Costs. (a) In addition to the Fixed Fee payable to Construction Manager hereunder for the performance of the Work, Construction Manager also shall be entitled to reimbursement for General Conditions Costs as follows:

(i) under a “cost-plus-a-fee” arrangement in an amount equal to actual General Conditions Costs, or, at Owner’s election and direction (exercisable by written notice from Owner to Construction Manager as provided under Section 20.1(b) hereof), an amount equal to the lesser of (x) actual General

Conditions Costs and (y) the not to exceed dollar amount contained in the General Conditions Summary set forth in the annexed Exhibit “G” (which is hereafter referred to as the “Fixed General Conditions Costs,” as the same may be increased by the issuance of Change Orders); and

(ii) under a Guaranteed Maximum Price arrangement, in an amount equal to actual General Conditions Costs incurred pursuant to a non-guaranteed line item for General Conditions Costs in the same dollar amount as the amount of the Fixed General Conditions Costs, which non-guaranteed General Conditions Costs line item amount may be increased by the issuance of Change Orders. Reimbursement on account of General Conditions Costs under this item (ii) and item (i) above shall be made monthly (unless Owner, on a case by case basis, determines that semi-monthly payments are warranted), all in accordance with the procedures set forth in Article 11 hereof.

(b) The parties agree that if Construction Manager, subject to Owner’s prior approval, elects not to self-perform any one or more General Conditions Work Items and to have the same performed by Subcontractors (all as contemplated in Section 4.1(a)(i) hereof) then, in such event, and for purposes hereof, the term Subcontract Costs shall not include amounts reimbursed by Construction Manager to Subcontractors for such Subcontractors’ performance of General Conditions Work Items contained in the General Conditions Summary annexed hereto as Exhibit “G”.

3.4 Construction Phase Compensation/Reimbursable Costs. In addition to the Fixed Fee and the General Conditions Costs payable to Construction Manager hereunder for the performance of the Work, Owner shall reimburse Construction Manager for all Reimbursable Costs identified in Subsection 4.1(b) hereof actually and reasonably incurred by Construction Manager in the proper performance of the Work.

3.5 Construction Phase Compensation/Additional Fees and Additional General Conditions Costs. In addition to the Fixed Fee, the General Conditions Costs and the Reimbursable Costs payable to Construction Manager hereunder for the performance of the Work, and subject to the provisions of Section 3.2 hereof, Owner shall pay to Construction Manager additional Fixed Fee for any Program Change in the Work (qualifying for such payment under said Section 3.2) in an amount equal to two and sixty five hundredths percent (2.65%) of the General Conditions Costs and Subcontract Costs reasonably incurred by Construction Manager for such Program Change, all as reflected in Change Orders issued under Article 23 hereof. In addition, Owner shall pay to Construction Manager additional General Conditions Costs for any Program Change equal to provable and actual costs reasonably incurred by Construction Manager, all as reflected in Change Orders.

3.6 Construction Phase Compensation/Subcontract Retainage/Fixed Fee Retainage. Owner shall make progress payments to Construction Manager for the Work pursuant to the provisions of Article 11 hereof, subject to a ten percent (10%) hold-back on the Subcontract Costs until Final Completion of the Work or, at Owner’s option, exercised in its reasonable discretion, and subject to the Identified Party’s approval (if required), such lesser percentage or earlier or later release as Owner may hereafter approve as being reasonably necessary to be held back with respect to any particular Subcontractor (the “Subcontract Retainage”); it being understood that no Subcontract Retainage will be released to a Subcontractor unless Owner approves such release, which approval shall not be unreasonably withheld, with the understanding, and taking into account that, the Work may be done in phases and the Subcontract Retainage may be released in phases with Owner’s aforesaid approval. The Fixed Fee shall be subject to a two and one-half percent (2.5%) hold-back of the portion of the Fixed Fee payable under each monthly progress payment pursuant to the provisions of Article 11 hereof, up to an aggregate amount of Five Hundred Thousand Dollars ($500,000), fifty percent (50%) of which shall be released on Substantial Completion of the Work and the balance of which shall be released upon Final Completion (the “Fixed Fee Retainage”) of the Work. The General Conditions Costs shall not be subject to a hold-back.

3.7 Construction Phase Compensation/GMP Contingency. (a) The parties agree that if Owner shall require Construction Manager to perform the Work for a Guaranteed Maximum Price, then, in such event, Construction Manager shall be entitled to include a contingency line item in its Guaranteed Maximum Price Statement (submitted under Article 20 hereof) in an amount equal to five and one half percent (5.5%) of the aggregate of the Subcontract Costs line item component of said Guaranteed Maximum Price (the “GMP Contingency”). The GMP Contingency has been established for the purpose of enabling Construction Manager to be paid, as part of the Costs of the Work, for the following Work related costs, provided that such costs are attributable to Work indicated in the Construction Documents or reasonably inferable therefrom, except where such costs arise from the gross negligence or willful misconduct of Construction Manager or a Subcontractor:

(i) General Conditions Costs incurred by Construction Manager in connection with acceleration of the Work necessitated by reason of delays to the Work caused by Construction Manager or a Subcontractor;

(ii) costs associated with field conditions or difficulties that are not addressed elsewhere in the Contract Documents and do not fall within the definition of Non-Concealed Conditions under Section 2.4 hereof;

(iii) additional costs incurred as a result of non-performance, breach or default by a Subcontractor (excluding breach of warranty obligations unless approved otherwise by Owner in its discretion reasonably exercised) not recovered under the Subguard Insurance Policy and/or not recovered from the Subcontractor under its Subcontract, but only after Construction Manager, in consultation with Owner, has employed commercially reasonable and good faith recovery techniques, such as notices, warnings, back charges and/or default remedies and Owner and Construction Manager jointly determine that it is not commercially feasible to recover such costs under the subguard insurance policy (the “Subguard Insurance Policy”) or from a Subcontractor under its Subcontract;

(iv) unanticipated market, labor or material conditions;

(v) Subcontractor buyout overruns;

(vi) estimating or quantities take-off errors;

(vii) settlement amounts for any bona fide dispute between Construction Manager and a Subcontractor;

(viii) costs of uncovering, correcting or replacing defective Work (excluding costs of uncovering, correcting or replacing defective Work covered under the warranty obligations set forth under Section 7.3 hereof unless approved otherwise by Owner in its discretion reasonably exercised) but only in the event and to the extent that such costs cannot be recovered from insurance maintained for the Work, and then only after Construction Manager, in consultation with Owner, has employed commercially reasonable and good faith recovery techniques, such as notices, warnings, back charges and/or default remedies, and the parties jointly determine that it is not commercially feasible to recover such costs from a Subcontractor;

(ix) costs to remove mechanic liens filed by Subcontractors under the provisions of Section 13.2 hereof;

(x) traffic and parking violations at or in the vicinity of the Project Site; and

(xi) such other unforeseen or unanticipated costs arising in the course of the performance of the Work as Owner, in its judgment reasonably exercised, may approve.

(b) The parties agree that no part of the GMP Contingency may be used by Construction Manager for any purpose without first submitting to Owner a written request for a specific amount and justification for its use, and without first receiving Owner’s written approval, which shall not be unreasonably withheld or delayed.

(c) The GMP Contingency shall not be used for scope increases, design changes or design deficiencies, nor is the GMP Contingency to be used to address any matter for which Construction Manager is entitled to a Change Order and a corresponding increase in the Guaranteed Maximum Price in accordance with the Contract Documents. By way of example, scope increases, design changes or design deficiencies not reasonably inferable from the Construction Documents shall be addressed through, and entitle Construction Manager to have the benefit of, Change Orders.

(d) Aggregate savings in respect of actual, total initial buyouts of Subcontract Costs versus the Subcontract Costs reflected in the Guaranteed Maximum Price, and aggregate savings in respect of actual General Conditions Costs versus the Fixed General Conditions Costs reflected in the Guaranteed Maximum Price, shall be added to the GMP Contingency.

(e) The GMP Contingency shall not be used to recover costs due to:

(i) violation by Construction Manager or any Subcontractor of any Applicable Laws (as such term is defined in Section 18.1 hereof), other than traffic and parking violations at or in the vicinity of the Project Site; or

(ii) incurred by reason of

(x)	the failure of Construction Manager or its Subcontractors to procure and maintain insurance in accordance with the requirements of this Agreement; or

(y)	the failure of Construction Manager or its Subcontractors to comply with the requirements of any insurance carriers providing coverage for the Work or the Garden; or

(z)	in contravention of the approval rights reserved to Owner in Section 3.7 hereof.

The parties further agree that all unused GMP Contingency shall be deemed a part of Savings (as such term is defined in Section 3.8 hereof) and belong to Owner.

3.8 Construction Phase Compensation/Cost Savings. (a) If, upon Final Completion of the Work under circumstances where Owner shall have elected to proceed on the basis of a Guaranteed Maximum Price, the aggregate of the actual Subcontract Costs and General Conditions Costs portions of the Costs of the Work incurred by Construction Manager, as determined to Owner’s satisfaction at the time and in the manner set forth in subparagraph (b) below, shall be less than that set forth in the Guaranteed Maximum Price, as the same may be increased by Change Orders (the “Guaranteed Costs”), then, in such event, Construction Manager shall not be entitled to share in the difference (the “Savings”) between said Guaranteed Costs and the aggregate of the actual Subcontract Costs and General Conditions Costs incurred by Construction Manager, all of which Savings shall belong to Owner.

(b) To protect the Owner’s interest in assuring it has received its full entitlement to retain the Savings, at the time Construction Manager submits its final Requisition (as such term is defined in Article 11) to Owner for the Work, Construction Manager also shall submit to Owner (and, if requested by Owner, to those members of the Design Team as may be designated by Owner) for review and certification an accounting statement, in the form required under Section 6.2(b)(iv) hereof, detailing the calculation and itemization of the Guaranteed Costs and each of the actual Subcontract Costs and the actual General Conditions Costs, to permit the Owner to determine the Savings under Section 3.8(a) hereof. If Owner, after receiving all reasonably requested information and clarifications from Construction Manager, disputes the accuracy of the amounts contained in such accounting statement, Owner shall, within thirty (30) days following its receipt, submit the same for auditing to a certified public accountant designated by Owner, and the determination by such public accountant of the correct amounts shall be final and binding on the parties. If, based upon the accounting statement and any audit thereof by Owner, it is determined that there was an overbilling by the Construction Manager, then, in such event, the amount of such overbilling shall be paid by Construction Manager to Owner upon presentation of an invoice therefor and Construction Manager shall be responsible for the cost of such audit.

Article 4

Items Included in Costs

4.1 The General Conditions Costs shall consist of the items identified in Subsection (a) of this Section 4.1 and the Reimbursable Costs shall consist of the items identified in Subsection (b) of this Section 4.1 (which General Conditions Costs and Reimbursable Costs are collectively herein referred to as the “Costs” or the “Costs of the Work”). Construction Manager agrees that all Costs shall be at rates and/or quantities not higher than those which are competitive and prevailing in the locality for work and services similar to the Work.

(a)

(i) The “General Conditions Costs” shall consist of the actual costs (i) in the case of a “cost-plus-a-fee” arrangement, and subject to Owner’s exercise of its right to fix the same under Section 20.1(b) hereof, not to exceed the amount of the Fixed General Conditions Costs (as the same may be increased by the issuance of Change Orders under Article 23 hereof) or (ii) in the case of a Guaranteed Maximum Price arrangement, the Fixed General Conditions Costs carried as a non-guaranteed line item for General Conditions Costs (as the same may be increased by the issuance of Change Orders under Article 23 hereof), in both instances incurred by Construction Manager in performing and/or furnishing the General Conditions Work Items (the “General Conditions Work Items”) depicted on the General Conditions Summary annexed hereto as Exhibit “G” to be performed by Construction Manager’s own labor force. Notwithstanding the foregoing, as contemplated in Section 3.3(b) hereof, Construction Manager shall have the option, upon prior approval of Owner, to elect not to self-perform any one or more of the General Conditions Work Items set forth on said General Conditions Summary and have the same performed by Subcontractors, with the understanding that the cost of said non-self performed General Conditions Work Items shall not be reimbursable as part of Subcontract Costs, but shall continue to be reimbursed as a part of General Conditions Costs.

(ii) Notwithstanding anything to the contrary in any Contract Document or in Exhibit “G”:

(A) Owner’s obligation to reimburse Construction Manager for EDP expenses shall be capped at $117,000 in the aggregate.

(B) Owner’s obligation to reimburse Construction Manager for labor administration charges will be calculated at the rate of 4.55% of base labor costs (i.e., wages, not including benefits) for union personnel provided directly by Construction Manager, capped in any event at $637,000 in the aggregate.

(C) Owner’s obligation to reimburse Construction Manager for the cost of the services of the Senior Engineer, Safety Director or EEO Director shall be capped at each of the amounts reflected in Exhibit “G”.

(b) The “Reimbursable Costs” shall consist of the following:

(i) Payments required to be made by Construction Manager to Subcontractors for Work performed and materials, supplies and equipment furnished pursuant to Subcontracts approved by Owner in accordance with the provisions of this Agreement, and the cost of all materials and equipment pre-purchased in accordance with the provisions of Section 21.3 hereof (collectively “Subcontract Costs”); it being agreed, however, that, as provided in Sections 3.3(b) and 4.1(a), the term “Subcontract Costs,” as used herein, shall not include payments made to Subcontractors or other third parties retained by Construction Manager to perform and/or furnish any of the General Conditions Work Items listed on the General Conditions Summary, which shall continue to be deemed a part of and reimbursed as General Conditions Costs;

(ii) Actual costs reasonably and necessarily incurred due to an emergency, not compensated by insurance, affecting the safety of persons or property, to the extent substantiated by an Emergency Change Order in the manner set forth in Section 23.3 hereof; it being understood that reimbursement shall not be made for any Costs which would have been compensated by insurance had Construction Manager or its Subcontractors not failed to comply with the requirements of any insurance carriers providing coverage for the Work (including requirements pertaining to timely notice of claims or otherwise);

(iii) Except as otherwise provided in Section 5(d) hereof, losses and expenses (including the deductible amounts provided in Owner’s property insurance) due to damage to materials, equipment and supplies either stored at off-Project Site storage locations, in transit, delivered to the Project Site and awaiting incorporation or incorporated into the Work covered by Owner’s property insurance (in each case excluding tools, equipment, supplies and other similar personal effects owned or rented by Construction Manager or its Subcontractors);

(iv) Except as otherwise provided in Article 13 hereof, cost of premiums for any bond furnished in connection with, and for the discharge of, any lien;

(v) An amount equal to 1.15 percent of the Subcontract Costs payable to the Subcontractors enrolled in the Subguard Insurance Policy program, all as provided in Section 15.1 and Paragraph B of Exhibit “L” annexed hereto, which enrollment shall include all Subcontractors irrespective of Subcontract values, unless Construction Manager, with Owner’s consent, which will not be unreasonably withheld, determines to have one or more Subcontractors and their respective Subcontract Costs excluded from the Subguard Insurance Policy program and have their respective payment and performance obligations bonded or otherwise secured.

(vi) In the event that a Subcontractor commences litigation or other legal proceedings against Construction Manager asserting that the Subcontractor is entitled to additional compensation or damages on account of an “Excused Delay” (as such term is defined in Section 6.3(b) hereof) to the Subcontractor’s portion of the Work caused by the actions or inactions of Owner, Project Manager, the Design Team, Consultants, Separate Contractors or third parties having property rights or interests with respect to the Garden and/or the Project Site, including without limitation, adjacent owners, beneficiaries of easements or licenses, or tenants (each, a “Subcontractor Delay Claim”), and (i) Owner agrees, in its sole and absolute discretion, to the settlement by Construction Manager of such Subcontractor Delay Claim, or (ii) such Subcontractor Delay Claim results in a final judgment and award by a court of competent jurisdiction in favor of such Subcontractor beyond any further rights of appeal, then, in either case, all costs and fees (including reasonable attorneys’ fees) prorated for and allocated as having been actually and reasonably incurred by Construction Manager in defending specifically against, and only relating to, such Subcontractor Delay Claim, as well as the corresponding amount of any such settlement or final award shall (a) constitute Costs reimbursable under a Guaranteed Maximum Price arrangement and a Change Order to the Guaranteed Maximum Price shall be issued in an amount sufficient to reimburse Construction Manager for such Costs, or (b) constitute Reimbursable Costs under a cost-plus-a-fee arrangement.

4.2 Construction Manager shall use commercially reasonable efforts to minimize the Costs incurred in the performance of the Work, consistent with the intent and purposes of this Agreement, sound business practice and the instructions of Owner.

Article 5

Items Not Included in Costs

Notwithstanding anything contained herein or contained in the other Contract Documents to the contrary, in no event shall Owner reimburse or otherwise pay to or compensate Construction Manager for any of the following costs, all of which shall be borne by Construction Manager at its sole cost and expense and shall not qualify for reimbursement under either a Guaranteed Maximum Price or a cost-plus-a-fee contractual arrangement:

(a) Salaries or other compensation of any executive or corporate officers or other management level personnel of Construction Manager at or above the level of Mr. Mark Pulsfort, Vice President and Principal-in-Charge and salaries of all staff members, at any level, working in Construction Manager’s main office and not included as part of the reimbursable “General Conditions Work Items” on the “General Conditions Summary” set forth on Exhibit “G” annexed hereto.

(b) Expenses of operating Construction Manager’s home and branch offices, including overhead and administrative expenses.

(c) Any part of Construction Manager’s capital expenses, including interest on capital employed in connection with the Work.

(d) (i) Deductible amounts of any insurance carried by Owner or Construction Manager and costs not reimbursed by insurance, due (x) to the gross negligence or willful misconduct of Construction Manager or any of its Subcontractors, or anyone directly or indirectly employed by either of them or (y) from the violation by any of the foregoing of any Applicable Laws whatsoever, except as otherwise provided under Section 3.7(a)(x) hereof; (ii) casualty losses and related expenses sustained by Construction Manager or its Subcontractors in connection with tools, equipment, supplies and other personal effects owned or rented by Construction Manager or its Subcontractors; and (iii) any other costs which would have been insured but for the failure of Construction Manager or its Subcontractors to carry and maintain the insurance required to be carried under this Agreement or the failure of Construction Manager or its Subcontractors to comply with the requirements of any insurance carriers providing coverage for the Work or the Garden.

(e) Except as otherwise provided in Section 3.7(a)(viii), costs of uncovering, correcting or replacing defective Work.

(f) Losses, costs, and expenses (including attorneys’ fees, court costs and disbursements) incurred by Construction Manager in connection with, or as a result of, the enforcement of any of the terms of any Subcontract, or, subject to Section 4.1(b)(vi), any other litigation with any Subcontractor, the occurrence of any event expressly provided for under the terms of this Agreement wherein Construction Manager agrees to indemnify and hold harmless Owner against such losses, costs and expenses.

(g) Except as otherwise provided in Section 3.7(a)(iii), costs which are back-chargeable to or deductible from any Subcontractor for any reason.

(h) Costs on account of the performance by Construction Manager, of General Conditions Work Items other than, or in addition to, those approved by Owner for payment under Section 3.1(b) hereof as part of the Early Start Work General Conditions Costs or identified (x) as a General Conditions Cost under Section 3.3(b) hereof, and (y) as General Conditions Work Items on the General Conditions Summary.

(i) Costs incurred by reason of Construction Manager’s or its Subcontractors’ failure to comply with its or their respective obligations under any of the Contract Documents or the Subcontracts, respectively and Costs in the form of penalties, fines or other similar charges incurred in connection with contravention of Applicable Laws of Governmental Authorities, trade associations or other similar organizations having jurisdiction over, or governing the activities of those directly or indirectly involved in, the Work.

(j) If Owner elects to have Construction Manager perform the Work for a Guaranteed Maximum Price, Costs in excess of such Guaranteed Maximum Price and if Owner elects the Work to be performed under a “cost-plus-a-fee” arrangement, and also elects to have the General Conditions Costs fixed, General Conditions Costs in excess of the Fixed General Conditions Costs, as each of the foregoing may be increased only through the issuance of Change Orders.

(k) Any amounts on account of personal property taxes, intangibles taxes, income taxes and the like.

Article 6

Schedule of Work and Early Occupancy

6.1

(a) Construction Manager has presented to Owner a plan for completion of the Work in phases, annexed hereto as Exhibit “D” (the “Milestone Completion Plan”), which may be updated, modified and/or extended only subject to Owner’s prior approval as reflected through the issuance of Change Orders. The Milestone Completion Plan complements the Construction Documents, Phasing Plan and Progress Schedule, and sets forth a graphic as well as a written description of the scope of Work to be performed consistent with the Contract Documents during each of the Summer and Post Summer Periods by the applicable Completion Date. The Milestone Completion Plan includes alternative Summer Shutdown Period durations (contemplating 20-week and 22-week arena closures), with corresponding alternative Completion Dates and scopes of Work, either of which Owner may elect in writing at any time prior to the commencement of the applicable Summer Shutdown Period, to have Construction Manager complete as set forth herein.

(b) The “1st Summer Shutdown Completion Date,” “Post 1st Summer Completion Dates,” “2nd Summer Shutdown Completion Date,” “Post 2nd Summer Completion Dates,” “3rd Summer Shutdown Completion Date,” “Substantial Completion Date” and the “Final Completion Date” as used herein are as set forth in the Milestone Completion Plan for the duration elected by Owner for the respective summer (such terms, collectively, the “Completion Dates” ). Time shall be of the essence as to each of the aforesaid dates.

(c) The “1st Summer Shutdown Period,” the three (3) “Post 1st Summer Periods” (in the event of a 20-week arena closure duration for the 1st Summer Shutdown) or the two (2) “Post 1st Summer Periods” (in the event of a 22-week arena closure duration for the 1st Summer Shutdown), the “2nd Summer Shutdown Period,” the three (3) “Post 2nd Summer Periods,” and the “3rd Summer Shutdown Period” as used herein are as set forth in the Milestone Completion Plan for the duration elected by Owner for the respective summer (such terms, collectively, the “Summer and Post Summer Periods”).

6.2 (a) Construction Manager shall promptly and diligently perform, or cause to be performed, the Work, without interruption, so that each of the Completions are achieved on or before the Completion Dates. In order to achieve Completion (and for Construction Manager to thereby earn the reopening bonus and not be obligated to pay the liquidated damages, as applicable, detailed in Section 3.2 of this Agreement), the relevant portion of the Work must meet the scope requirements contained in the Milestone Completion Plan applicable to the Summer or Post Summer Period elected by Owner and the following requirements must also be satisfied:

(i) the relevant portion of the Work has been performed in accordance with the Contract Documents;

(ii) all requisite temporary or final certificate(s) of occupancy (with no unreasonable conditions) and all other applicable Project Approvals (hereinafter defined) permitting legal use and occupancy of the affected portion of the Garden for its intended purposes shall have been issued and delivered to Owner by all Governmental Authorities;

(iii) only minor Punch List Items (defined in Section 7.2(aa) hereof), remain incomplete and such Punch List Items do not, and the remaining Work required to complete such Punch List Items will not, interfere with the legal use and occupancy of the affected portion of the Garden for its intended purposes;

(iv) the Garden is in a condition suitable to hold events in the usual manner, including as to allow the operation and use of the Garden for all scheduled sporting and entertainment events, practices and maintenance activities, as well as to allow the operation of the food/beverage and sanitary facilities, all as reflected in the Milestone Completion Plan and Phasing Plan (the completion of each of the above completion requirements under this Section 6.2(a) with respect to each of the Summer and Post Summer Periods shall be referred to herein respectively as the “1st Summer Shutdown Completion,” “Post 1st Summer Completions,” “2nd Summer Shutdown Completion,” “Post 2nd Summer Completions,” and “3rd Summer Shutdown Completion” (collectively, the “Summer and Post Summer Completions”); and

(v) as it relates to the substantial completion of the entire Work, and in addition to the above completion requirements, the entire Work (not just its component parts) shall be so substantially completed (which substantial completion of the entire Work, including all completion requirements set forth in Sections 6.2(a)(i)-(iv), is herein referred to as “Substantial Completion”).

If pursuant to the requirements of Applicable Laws legal use and occupancy is permitted under a temporary (as distinguished from a final) certificate(s) of occupancy, Construction Manager shall not be relieved of its obligation to obtain the final certificate(s), it being understood that obtaining all final Project Approvals shall be a condition to Final Completion of the Work.

(b) The Work shall be finally completed (“Final Completion,” which Final Completion together with the Summer and Post Summer Completions and Substantial Completion shall be referred to herein as the “Completions”) when:

(i) all Work, including all Punch List Items, has been fully and satisfactorily completed, in conformance with the Contract Documents, (as confirmed by Owner’s issuance of a final Milestone Completion Certificate for the entire Work) and in full compliance with all Applicable Laws of all Governmental Authorities;

(ii) all final certificates of occupancy and other Project Approvals permitting legal use and occupancy of the Garden for its intended purposes shall have been issued and delivered to Owner by all Governmental Authorities;

(iii) all required receipts, releases of liens, affidavits, waivers, guarantees, warranties, bonds, “as-built” drawings, operating instructions and maintenance manuals and any other documents required under the Contract Documents shall have been issued and delivered to Owner; and

(iv) as called for in Section 3.8(b), a written final cost accounting in form and detail reasonably acceptable to Owner shall have been prepared by Construction Manager and delivered to Owner.

(c) Construction Manager shall notify Owner in writing of the date on which Construction Manager believes it has achieved each of the respective Completions (any such written notice, a “Milestone Completion Notice”). Owner shall, within seven (7) business days of receiving Construction Manager’s Milestone Completion Notice either: (i) confirm in writing that the portion of the Work under consideration has achieved Completion in accordance with Section 6.2(a) or (b), as applicable (any such confirmatory notice, a “Milestone Completion Certificate”); or (ii) advise Construction Manager in writing that Completion has not been achieved (or requesting additional information), identifying the reasons therefor in sufficient detail for Construction Manager to take the steps necessary to achieve Completion by satisfying the items identified (any such notice, a “Milestone Completion Deficiency Notice”). Construction Manager shall promptly complete any portion of the Work required to achieve Completion and shall submit another written notice (such notice, a “Supplemental Milestone Completion Notice”) to the Owner when it believes it has done so. Owner shall respond to a Supplemental Milestone Completion Notice received from Construction Manager in the same time and manner required of it for a Milestone Completion Notice. This procedure will be repeated as necessary until the applicable Completion has been achieved. Owner shall cause the Project Manager, Architect and other members of the Project Team to perform such reviews and inspections of the portion of the Work under consideration and provide such certifications as are required for Owner to determine whether to confirm that the applicable Completion has been achieved. The applicable Completion shall be deemed to have been achieved as of the date of Construction Manager’s Milestone Completion Notice or Supplemental Milestone Completion Notice in response to which Owner has issued a Milestone Completion Certificate. The parties agree that the aforesaid protocol shall also apply to the completion of any other and additional interim Work components that may be included as completion milestone dates in the Milestone Completion Plan, Progress Schedule or Phasing Plan.

(d) For purposes of this Agreement, the term “Governmental Authority” shall be deemed to mean any court, agency, authority, board (including, without limitation, any environmental protection, planning or zoning board), bureau, commission, department, office or instrumentality of any nature whatsoever of any governmental or quasi-governmental unit of the United States or the State of New York, whether now or hereafter in existence, having jurisdiction over Owner, the Project Site or any aspect of the Work. For purposes of this Agreement, the term “Project Approvals” shall be deemed to mean those approvals and permits from Governmental Authorities which are required in order to commence and complete construction of all the components of the Work, as well as use and occupancy of the Garden for its intended purposes. With respect to the utilities portion of the Work, Project Approvals shall also be deemed to mean any and all necessary permits, licenses or other authorizations required for the lawful and proper installation and maintenance within the Project Site of wires, pipes, conduits, tubes and other equipment and appliances for use in supplying any such utility services or substitutes to the Project Site.

(e) Anything contained herein to the contrary notwithstanding, Owner’s issuance of any Milestone Completion Certificate shall not constitute a waiver of any right, option or remedy of Owner hereunder, including, but not limited to, Owner’s rights to pursue warranty claims under Section 7.3 hereof.

6.3 (a) Anything contained in the foregoing provisions of this Article 6 to the contrary notwithstanding, Construction Manager agrees that, except as otherwise specifically provided below regarding extensions of time and reimbursement for certain General Conditions Costs, if and to the extent that there are obstructions, interference or hindrances to, or delays in, the performance of the Work (whether foreseen or unforeseen, whether or not within the parties’ contemplation and whether or not affecting the Milestone Completion Plan, Progress Schedule and/or the Phasing Plan), Construction Manager and its Subcontractors shall not have a claim against Owner for time extensions, for damages of any kind whatsoever or for extra compensation. Although Construction Manager and its Subcontractors shall not be entitled to any damages or any extra compensation for any obstructions, interference, delays or hindrances, the parties agree that if and to the extent there are Excused Delays in the performance of the Work, and if and to the extent Construction Manager demonstrates that the portion of the Work under consideration actually delays the balance of the Work, then, in such event, the period in which such portion of the Work is being prosecuted shall be postponed by the actual number of days of delay attributable to each demonstrated cause. Notwithstanding the foregoing, it is agreed that such delay to any such portion of the Work shall have no effect on Construction Manager’s obligation to achieve the Completion Dates unless Construction Manager demonstrates to Owner’s satisfaction that the delay to such portion of the Work actually caused an Excused Delay in any such Completion Date. The parties further agree that in addition to an extension of time provided above, Construction Manager shall also be entitled to reimbursement for its incremental, actual and additional General Conditions Costs directly attributable to Excused Delays.

(b) For purposes of this Agreement, “Excused Delays” shall be deemed to include only delays caused by: (i) the acts or omissions of Owner, Project Manager, the Design Team, the Owner designees under Section 27.9 hereof, or Consultants in the performance of their respective obligations for the Work, other than as required or contemplated in the Contract Documents or their failure to respond to requests for approvals and/or consents within the time periods set forth in the Contract Documents, (ii) economic, industry-wide strikes; (iii) fire; (iv) acts of God; (v) acts of the public enemy; (vi) unavailability of, or inability to obtain, labor or materials by reason of acts of any governmental body which affect the supply or availability of labor or materials; (vii) floods or other unusually severe and adverse weather conditions; (viii) rebellions, riots, insurrections or sabotage; (ix) suspension, stoppage or interruption of the Work ordered by Owner under Section 14.3 hereof; (x) work being performed by separate contractors or others under Article 27 hereof, other than as contemplated by Article 27; (xi) interference by third parties having property rights or interests with respect to the Garden and/or the Project Site, including without limitation, adjacent owners, beneficiaries of easements or licenses, or tenants; and (xii) any other cause beyond the reasonable control of both Construction Manager and its Subcontractors, as reasonably determined by Owner. Notwithstanding anything in the foregoing to the contrary, to the extent a delay is caused by the acts or omissions of the Project Manager, Design Team, the Owner designees under Section 27.9 hereof, or Consultants, Construction Manager agrees to use its best efforts to provide Owner with prompt written notice of any such act or omission that could reasonably be expected to cause an Excused Delay.

(c) The parties agree that an Excused Delay shall be recognized only if the same adversely impacts a critical path element of the contract time for the performance of the portion of the Work relating to the Completion Date under consideration, as reflected in red on the Progress Schedule, and then only if the Excused Delay was not proximately caused by any act or omission on the part of Construction Manager or its Subcontractors. Construction Manager shall have an affirmative obligation to diligently seek to minimize the period of delay using commercially reasonable efforts, which shall not require Construction Manager to incur unreimbursed additional costs. Construction Manager and Owner agree that to the extent there is any float in the Progress Schedule, such float will “belong to the project” (i.e., both Construction Manager and Owner will benefit) such that if either party is responsible for a delay, such delay may or may not result in a day-for-day extension to the Progress Schedule.

(d) If Construction Manager wishes to make a claim for an extension of time by reason of an Excused Delay or for reimbursements for actual and incremental General Conditions Costs as permitted pursuant to this Section, Construction Manager shall give its first notice in writing (in an e-mail format marked “Urgent Force Majeure Delay Notification” in the Subject Field) to Owner and Project Manager of such potential claim. Said e-mail notification shall be from Marc Pulsfort or Robert Conroy of Construction Manager and addressed to Joel Fisher, Timothy Hassett, Haim Hershkovitz and Marc Schoenfeld of Owner and Frank Alvarado and Joe Greco of Project Manager and shall be transmitted within forty-eight (48) hours of the day on which Construction Manager becomes aware of the occurrence of any Excused Delay. Such first notice shall be followed, if the delay or the cause of delay still persists, by a second formal written notice (given in accordance with the provisions of Section 28.9 hereof). Said second formal written notice shall (i) be delivered within five (5) days of the first notice referred to above, and (ii) set forth the maximum amount of information available regarding the nature of the Excused Delay and its associated impact on the Milestone Completion Plan, Phasing Plan, Progress Schedule and General Conditions Costs. Lastly, if the delay or the cause of delay still persists, such second formal written notice shall be followed by a third formal written notice (also given in accordance with the provisions of Section 28.9 hereof). Said third formal written notice shall (i) be delivered within fourteen (14) days of the second formal written notice referred to above, and (ii) set forth, in detail, the nature of each Excused Delay, the date or dates upon which each cause of delay began and ended, the number of days of delay attributable to each such cause, an estimate (if applicable) of the General Conditions Costs to be incurred and the action taken, or to be taken, by Construction Manager to minimize the period of delay. Construction Manager’s failure to comply with the aforesaid third notice requirement shall entitle Owner to deny Construction Manager an extension of time and, if applicable, any reimbursements of General Conditions Costs. Notwithstanding anything in the foregoing to the contrary, Construction Manager’s mere compliance with the notice provision of this Section 6.3(d) shall not be deemed to mean that Construction Manager’s burden of proof for claiming an Excused Delay has been met nor deemed to constitute a waiver of any right, option or remedy available to Owner to dispute the same.

(e) Construction Manager acknowledges that notwithstanding anything in any Contract Document (including any dates or durations reflected in any exhibit hereto) there have not been, as of the date of execution of this Agreement, any acts, omissions, interferences, delays or other circumstances that constitute, or could with the passage of time constitute, an Excused Delay. The parties acknowledge that, notwithstanding the first sentence of this Section 6.3(e), (i) the previous delay in obtaining the “Alt 1” permit and the “Alt 2” fire alarm permit as well as the continued delay in obtaining the “Alt 2” sprinkler and standpipe permits may or may not have caused increased costs or delays in the schedule (Construction Manager will use all reasonable efforts to mitigate them if necessary) but have not caused any delay in the Completion Dates and (ii) the continued delay in obtaining the “Alt 2” sprinkler and standpipe permits beyond July 22, 2010 may or may not cause a delay in the Completion Dates (Construction Manager will use all reasonable efforts to mitigate them if necessary).

6.4 (a) Construction Manager shall (i) closely monitor compliance with the contract time set forth in the Milestone Completion Plan, Progress Schedule and/or Phasing Plan by it, its Subcontractors, and the Design Team and keep Owner and Project Manager advised of potential missed dates and actual missed dates on a daily and timely basis through regular reporting in the form acceptable to Owner; and (ii) without limiting the reporting requirements of Section 6.3(d) hereof, notify Owner and Project Manager immediately if it determines that any such missed date will lead to its inability to comply with the Milestone Completion Plan, Progress Schedule and/or the Phasing Plan.

(b) If Construction Manager so notifies Owner, or if, in the opinion of Owner reasonably exercised, Construction Manager is in danger of missing any one or more of the Completion Dates or any other completion milestone date with respect to which Owner and Construction Manager have agreed time is of the essence, Construction Manager shall take whatever steps that may be necessary to regain lost time and shall, if requested by Owner, submit operational plans to demonstrate the manner in which Construction Manager shall regain such lost time so that the Project is brought into conformance with the Milestone Completion Plan, Progress Schedule and/or the Phasing Plan.

(c) In addition to, and not in limitation of, the aforesaid requirement, if Construction Manager’s operational plans demonstrate that unexcused lost time cannot be regained without the institution of overtime operations, then, in such event, Owner shall have the right to require Construction Manager to increase the number of men, the number of shifts, the days of work and/or, to the extent permitted by law and applicable labor agreements, to perform any and all remaining Work (including Work to complete Punch List Items) during hours other than regular business hours (including Saturdays, Sundays and holidays).

(d) If and to the extent that there are delays in the performance of the Completions by reason of Excused Delays, then, in such event, Owner, at its cost, may direct acceleration of such Completions by the means provided for in Section 6.4(c) and/or by re-sequencing of the Work in order to attempt to regain any lost time and to maintain the contract time set forth in the Milestone Completion Plan, Progress Schedule and/or Phasing Plan and Construction Manager agrees to perform the same on the basis that Owner will reimburse Construction Manager the additional Costs incurred by it in connection therewith and issue a Change Order.

6.5 (a) At all times during the performance of the Work, Construction Manager shall keep driving lanes, extension roads and pedestrian access walkways located on or near the Project Site free from storage of equipment, building materials and debris. In furtherance of the foregoing, Construction Manager shall maintain the Project Site in a safe, clean and orderly fashion, shall remove all major debris at regular and appropriate intervals, but not less than weekly, (including debris that has accumulated on adjacent lands, parcels or streets as a result of Construction Manager’s operations at the Project Site), it being understood that in no event shall the same be deemed a permission to store debris on any such adjacent lands, parcels or streets in the absence of a license or other agreement to do so and shall store all equipment in a neat manner when not in use. In addition, throughout the performance of the Work, Construction Manager shall clear, or cause to be cleared, the Project Site of any debris, construction materials, rubbish, rubble, discarded equipment or spillage of solid waste, shall remove all tools, construction equipment, machinery and surplus materials, and shall maintain all such areas at all times reasonably clean of such items.

(b) If the Work or the Garden is injured or damaged by Construction Manager, or any of its Subcontractors, in the course of the performance of any of the Work or such clearing or removal, Construction Manager shall promptly repair and restore the portion thereof so damaged or injured to its condition immediately prior to such damage or injury in a manner reasonably satisfactory to Owner, Project Manager and Architect.

(c) If Construction Manager fails to undertake or cause the undertaking of the aforesaid cleaning, then, in such event, Owner may, at Owner’s sole option, avail itself of any of the remedies provided in this Agreement. Under such circumstances, Owner also may perform, or cause to be performed, at Construction Manager’s sole cost and expense, the aforesaid cleaning, and, in the case of a Guaranteed Maximum Price arrangement, all expenses incurred by Owner in connection therewith, and not compensated by insurance, shall be credited to Owner either (a) by Owner deducting the amount of such expenses from the Guaranteed Maximum Price monies then due or next becoming due from Owner to Construction Manager hereunder, or (b) if the Guaranteed Maximum Price is exhausted, by Construction Manager paying such amounts to Owner on demand, after rendition of a bill or statement therefor.

Article 7

Construction Manager’s Work and Warranty

7.1 Pre-Construction Phase Services. (a) Construction Manager agrees that during the pre-construction phase (the “Pre-Construction Phase”), the scope of the Pre-Construction Phase portions of the Work it was required to perform included all Work that Owner, in consultation with Project Manager, reasonably required Construction Manager to provide, and included, without limitation, the following: budget reporting; cost reporting; preparing the Progress Schedule and Phasing Plan; coordinating with Owner’s personnel regarding its operational objectives; coordinating with the Design Team; providing constructability recommendations as part of the design development process; providing and maintaining construction and other performance based schedules; value engineering; facilitating design assist; administering Subcontractor bid and award efforts; labor management; logistics;

means and methods; and estimating services for the various phases of the schematic design, design development and Construction Documents.

(b) In consultation with Owner, Project Manager and Architect, Construction Manager has heretofore prepared for Owner’s review and approval interim progress schedules, the most current version of which progress schedule is annexed hereto as Exhibit “E” and is herein referred to as the “Progress Schedule” (as the same may be updated, modified and/or extended hereafter during the Construction Phase, in each case only subject to Owner’s prior written approval as reflected through the issuance of Change Orders). The parties acknowledge that the Progress Schedule annexed hereto as Exhibit “E” is based on the 90% CDs and one of the two alternative arena closure durations (i.e., 20 or 22 weeks) for each Summer Shutdown Period, as set forth in Section 6.1. Promptly following execution of this Agreement, Construction Manager shall (subject to Owner’s approval) update the Progress Schedule to reflect the 100% CDs With ASI #1 and ASI #2, and shall prepare (subject to Owner’s approval) alternative Progress Schedules (also based on the 100% CDs With ASI #1 and ASI #2) reflecting plans for the other alternative arena closure duration for each Summer Shutdown Period. Construction Manager agrees to prepare updated Progress Schedules (subject to Owner’s prior approval as reflected through the issuance of Change Orders) from time to time as necessary to reflect the then current Construction Documents, in each case consistent with the Milestone Completion Plan and Phasing Plan annexed hereto as Exhibit “D” and Exhibit “F” respectively, as such Exhibits may hereafter be changed in accordance with this Agreement.

(c) Construction Manager also understands that the Progress Schedule, in addition to incorporating the Completion Dates, must at all times be consistent with Owner’s requirements to continue to use and occupy the Garden without interruption for the conduct of its normal business operations, all as contemplated in the Milestone Completion Plan and the Phasing Plan developed under Section 2.6 hereof. Such Milestone Completion Plan, Progress Schedule and Phasing Plan collectively set forth in detail (i) separate construction time schedules for the performance of the Early Start Work and the balance of the Work, identifying all major and critical components for the expeditious performance of the entire Work, including all major and critical design details; (ii) the time requirements to be adhered to by the Design Team in their preparation of the different architectural, engineering and other elements (with allowance time for required approvals); (iii) the dates for Construction Manager’s submissions to, and approvals from, Governmental Authorities; (iv) the dates for submission and approval of all Shop Drawings (as such term is defined in Section 7.2(l)); (v) the dates for the commencement, sequencing, coordination and completion of the different phases of construction; (vi) the dates for inspections; and (vii) the dates for start-up, testing and completion of the different components of the Work (including Punch List Items) and all matters relating to Subcontractors and Subcontract awards.

(d) Construction Manager may rely upon information supplied to it by Owner or other Project Team members without independent verification (unless known by Construction Manager to be incorrect). Owner acknowledges that Construction Manager, in providing Pre-Construction Phase services was not providing any financial, engineering, architectural, legal or other guarantees regarding the commercial or technical feasibility of the Work. Construction Manager’s performance of the Pre-Construction Phase services and the furnishing of Construction Manager’s Pre-Construction Phase service deliverables was to be solely for the purpose of providing Owner an indication of the scope of the Work, cost, schedule and related parameters, and the parties agree that any obligation of Construction Manager relating to cost, schedule or other performance parameters of the Work will only be those that are expressly agreed by Owner and Construction Manager and set forth in the Contract Documents.

(e) The parties acknowledge that the specific dates set forth in any Progress Schedule or Phasing Plan (but not the durations of time for each applicable action or deliverable reflected by such dates) are for illustrative purposes, and that the actual dates (but not the durations) will depend on the number of weeks of arena closure elected by Owner under Section 6.1(a) and the date the applicable arena closure commences for each applicable summer.

(f) Construction Manager acknowledges and agrees that nothing in the Progress Schedule annexed hereto as Exhibit “E” or in any updated Progress Schedule that is based on the 100% CDs With ASI #1 and ASI #2 shall reduce the scope of Work, extend the Completion Dates set forth in the Milestone Completion Plan for the relevant work, or affect Construction Manager’s obligations thereunder. Construction Manager hereby represents that based on its knowledge and review of the Project Site and Contract Documents issued as of the date hereof, Construction Manager believes in good faith that it will be able to timely fulfill the obligations set forth in (i) the Milestone Completion Plan, notwithstanding the fact that the Phasing Plan and Progress Schedule issued as of the date hereof are based on the 90% CDs; and (ii) the Phasing Plan and Progress Schedule.

7.2 Construction Phase Services. Construction Manager agrees that, in connection with the performance of the Early Start Work and the balance of the Work (inclusive of the outstanding portions of the Early Start Work) during the construction phase (the “Construction Phase”), which shall terminate on the date of Final Completion of the Work, it shall perform the following services:

(a) Be responsible for the orderly and expeditious performance of the Work in accordance with the terms of the Contract Documents; perform, or cause to be performed, all Work necessary in connection therewith; be responsible for the proper administration of Subcontracts; maintain coordination among Subcontractors; and keep a monthly inventory of all major items that may be susceptible to being stolen, including, without limitation, such items as computers;

(b) Prepare Project Site organization and lines of authority in order to carry out the Work on a coordinated basis;

(c) Organize staff and assign personnel to various areas to provide a positive and efficient means by which the Work may be controlled, coordinated and expedited;

(d) Update monthly, or at such other intervals as reasonably requested by Owner, in consultation with Owner and Project Manager, and submit to Owner for its approval, the “Construction Budget” (as such term is defined below), and make such adjustments thereto, including adjustments by reason of approved Change Orders, Emergency Change Orders, and Field Orders, as Owner may deem appropriate, to keep Owner currently informed as to the anticipated aggregate Costs; it being agreed that Construction Manager shall not furnish any cost data or other financial information to any third parties (including the members of the Design Team and Consultants) without Owner’s prior written approval in each instance. For the purposes of this Agreement, the term “Construction Budget” shall be deemed to mean the most recent budget estimate approved by Owner for the Work from time to time, setting forth in such manner and detail as Owner may require all anticipated Costs of the Work, as the same may be updated or modified in each case only subject to Owner’s prior written approval as reflected through the issuance of Change Orders;

(e) Require submission of, and review, progress schedules of Subcontractors and make adjustments to such schedules as appropriate so as to achieve all the completion requirements under Section 6.2(a) by the Completion Dates; and promptly advise Owner of any potential delays to the Work;

(f) Except as otherwise provided in Article 23 hereof, obtain Owner’s written approval of any changes in the Work and any approvals or other documents necessary in connection therewith;

(g) Conduct necessary job and coordination meetings, which job meetings shall be held not less often than weekly and which coordination meetings shall be held as required and work with Subcontractors and the Design Team as necessary to facilitate the preparation of, and take responsibility for, coordination drawings for trades as agreed by the parties; attend all such meetings; and notify Owner and Project Manager at least forty-eight (48) hours in advance of any meetings at which attendance by Owner, Project Manager or any members of the Design Team is required or desirable;

(h) Prepare detailed written minutes of each job and coordination meeting (organized for specific action items) and furnish copies thereof to Owner, Project Manager and Architect within forty-eight (48) hours of any such meeting or earlier if the exigencies of the circumstances so require;

(i) Prepare and maintain an on-Project Site record, communication and sample keeping system, including a current set of the Construction Documents, which reflect all changes in the Work necessitated by reason of Change Orders, Emergency Change Orders, Field Orders and Field Clarification Memoranda; progress schedules; progress photos taken not less often than once every month; daily manpower breakdowns; Shop Drawing logs; material lists; records of all pertinent communications with, and recommendations made to, Architect and Architect’s responses thereto; daily reports recording manpower breakdowns on a trade-by-trade basis with a description of the Work being performed each day by each trade; equipment and material deliveries; visitors; special occurrences; weather conditions, and other Work related information; make such on-Project Site records available for inspection to Owner and Project Manager (and, if requested by Owner, to other appropriate members of the Project Team) and deliver, daily, to Owner and Project Manager, a copy of the daily reports. In addition, copies of all correspondence pertaining to the Work shall be maintained by Construction Manager and shall be made available to Owner or Project Manager upon request;

(j) Submit to Owner and Project Manager each month a “Job Progress Report”, which shall describe the following: (i) the financial condition of the Work, including

Subcontract awards, Work modifications, anticipated cost summary, Change Order summary and projected cash flow; (ii) construction status, including (to the extent warranted) a proposed updated Progress Schedule with projected critical dates compared with original milestone dates, a proposed updated Phasing Plan, a proposed updated Milestone Completion Plan, status of job progress to date, current Work activity, projected Work activity for the following month, job progress photos and status of materials required; and (iii) drawing status, including status of drawing schedules, status of Shop Drawings, Shop Drawing schedules, status of coordination drawings, coordination drawing routing schedules and coordination meeting minutes;

(k) Obtain from Subcontractors, assemble and review, brochures, guarantees, certificates of compliance, attic stock, operation and maintenance manuals and other agreements and instruments; review and comment on their form and make sure there are no inconsistencies between any of the foregoing and the Contract Documents;

(l) In cooperation with Architect, obtain, process, review, approve, reject and take other appropriate action with respect to shop drawings, product data and samples (collectively “Shop Drawings”), for compliance with the Construction Documents set forth on Exhibit “M” annexed hereto;

(m) Establish, in consultation with Owner, a system for processing, expediting and administering all Subcontracts for the purchase of materials, supplies and equipment; monitor the procurement and delivery of critical materials to the Project Site and coordinate the deliveries with the progress of the Work to make sure that the materials are available when required;

(n) Notify Owner and Project Manager of the progress of the Work, and advise Owner, in accordance with the provisions of Article 6 hereof, of any delays or potential delays which may affect any one or more of the Completions and of Construction Manager’s recommendations regarding such delays;

(o) Inspect and coordinate the work of all Subcontractors, diligently enforce the terms of their respective Subcontracts and enforce strict discipline and good order among all Subcontractors to the end that the Work is performed in accordance with the terms of such Subcontracts and the Contract Documents and guard Owner against any delays, increased Costs and defects and deficiencies in the Work. In connection with the foregoing, Construction Manager shall (i) require any Subcontractor to stop the performance of any Work which does not comply with the requirements of its respective Subcontract, and the Contract Documents; (ii) reject and correct, or cause to be corrected, those portions of the Work which do not conform to the requirements of the applicable Subcontract and the Contract Documents; (iii) inspect all materials, supplies and equipment delivered or installed in connection with, or pursuant to, any Subcontract to ensure that the same are in compliance with the requirements of the applicable Subcontract and the Contract Documents, (iv) require any Subcontractor who is without excuse falling behind to accelerate its work at its own cost and expense; and (v) not employ on the Work any person or Subcontractor unfit for or unskilled in the assigned task and (subject to Owner’s prior approval) remove such unfit or unskilled employee or such Subcontractor from the Project Site and/or the Work;

(p) Arrange for all cutting, fitting or patching that may be required to complete the Work or to make its several parts fit together properly;

(q) Use commercially reasonable efforts to resolve disputes between Subcontractors relative to the performance of their work or the furnishing of materials, supplies or equipment in connection with the Work;

(r) Arrange for the safe and secure storage of all materials, supplies, systems and equipment stored at off-Project Site storage locations to ensure “on-time” delivery of the same to the Project Site;

(s) Maintain the Project Site in a safe and orderly manner and provide Project Site clean-up of the Work on a regular basis during the course of construction, and also upon Substantial Completion of the Work and Final Completion of the Work, as provided in this Agreement;

(t) Provide security and watchmen services for the Work and coordinate and cooperate with Owner to achieve appropriate interfacing of security and watchmen services for safeguarding Owner’s property and the safeguarding of the Work; for purposes of clarity, the parties agree that they will coordinate the efficient staffing of any required fire safety personnel. Specifically, the Construction Manager shall be responsible for providing such personnel with respect to the Work and all construction areas (including compliance with any special requirements imposed by the fire department), and Owner shall be responsible for providing such personnel in support of ordinary Garden operations;

(u) Enforce the implementation of necessary or advisable safety, fire health and environmental protection measures during the performance of the Work, which shall include, without limitation, the erection and maintenance of all reasonable safeguards and the posting of danger signs and other warnings against hazards, as well as the protection of the Work and the Garden; conduct inspections and require that all Subcontractors comply with all Federal, State and local safety, health, equal opportunity and affirmative action, environmental protection and other requirements of Applicable Laws as well as all necessary safety, health and environmental protection measures as provided therein; and ensure compliance by all Subcontractors with any fire safety plans developed for the Work;

(v) Prepare all Requisitions; determine, prior to the submission of each Requisition, whether and to what extent the sums requested therein are due and payable; and certify the same to Owner, and, if applicable, the Identified Party;

(w) Make recommendations with respect to any changes Construction Manager may consider necessary or desirable in connection with the Work; it being agreed that, except as otherwise provided in Sections 23.4 and 23.5 hereof, no changes may be made in connection with the Work without the prior written approval of Owner, as reflected in a Change Order;

(x) Issue to Subcontractors all Change Orders, Emergency Change Orders, Field Orders and Field Clarification Memoranda in the manner and in accordance with the provisions set forth in Article 23 hereof;

(y) With respect to portions of the Work to be performed pursuant to a Change Order, an Emergency Change Order or a Field Order, on a time and material, unit-cost or other similar basis, keep and require the keeping of records and computations thereof, promptly deliver a copy thereof to Owner, and maintain accurate cost accounting records;

(z) Review all Subcontractors’ insurance documents to assure compliance with the provisions of their respective Subcontracts and the requirements set forth in Exhibit “N” and Exhibit “J” annexed hereto;

(aa) Perform or cause to be performed, and supervise all work necessary to complete the applicable incomplete or unsatisfactory Work items (the “Punch List Items”) set forth on the list (the “Punch List”) prepared by Construction Manager in consultation with Owner, members of the Design Team and any Consultants designated by Owner, on or before each of the Completion Dates; provided, however, that failure to include any element of the Work on such Punch List shall not alter the responsibility of Construction Manager to complete the Work in accordance with the Contract Documents;

(bb) Assist Owner’s maintenance personnel in the initial start-up, testing and operation of the Work and all systems comprising a portion of the same, as well as the training of personnel;

(cc) Prior to making final payment under any Subcontract, (i) prepare a Subcontract status summary indicating its financial status, complete with a summary of all approved Change Orders and payments made to date and (ii) secure and deliver to Owner all required guarantees, affidavits, releases of liens, waivers, certificates, consent of any surety to final payment, “as-built” drawings, attic stock, maintenance manuals, operating instructions and other documents required to be delivered under this Agreement in connection with the Work in the form required by Owner; and Construction Manager shall provide a full set of as-built Shop Drawings in CADD format of all structural, MEP, Lighting, Low Voltage, Fire Suppression, Fire-Life Safety, Audio/Visual Security, Security Systems, Information Technology and Point of Scale elements. In addition to 4 hard sets, 4 complete CD ROM sets shall be provided; and

(dd) Secure and deliver to Owner all Project Approvals; it being understood that the making of final payment by Owner to Construction Manager hereunder shall be conditional upon the deliverance by Construction Manager of the foregoing to Owner.

7.3 Warranty. (a) Construction Manager warrants and represents that all materials and equipment incorporated in the Work shall be new, unless otherwise provided in the Contract Documents; the Work shall be of good quality, free from improper workmanship and defective materials; and the Work shall be performed and completed in conformance with the Contract Documents, and all Applicable Laws (including the requirements of any and all utility companies furnishing services to the Garden). All Work not conforming to these requirements, including substitutions not properly approved and authorized, may be considered defective provided, however, that if the Work does not comply with the aforesaid Applicable Laws by reason of the fact that the Construction Documents do not so comply and Construction Manager had no knowledge of such non-compliance, nothing herein shall be deemed to shift any liability on account of such non-compliance from Architect or other members of the Design Team to Construction Manager. This warranty is not limited by the provisions of Section 7.3(b) hereof.

(b) Construction Manager hereby guarantees the Work for a period of one (1) year or such longer period of time as may be prescribed by law, the terms of any special warranty required by the Contract Documents or the terms of any Subcontract, manufacturer specification, purchase order, operating manual, equipment description, or any other document or instrument addressing warranty obligations, commencing (i) on the date of Substantial Completion of the Work, or (ii) should any portion of such Work be placed into full and permanent operation, use and occupancy, then, in such event, with respect to such independent portion of the Work, the date of the commencement of such operation, use, occupancy and acceptance (taken together, “O, U, O & A”); provided, however, that to the extent such portion of the Work is part of or may be affected by interrelated systems, equipment or other components of Work, then, in such event and to such extent, not until such portion of the Work has both been fully completed and is fully operational in conjunction with such interrelated systems, equipment or other components of the Work, and Owner shall have accepted all of such portion of the Work as part of O, U, O & A for such interrelated systems, equipment or other components for such purposes, shall O, U, O & A be deemed to have occurred for such portion of the Work, or (iii) should this Agreement be sooner terminated by Owner or Construction Manager, the effective date of such termination. In the event Owner and Construction Manager agree to Construction Manager purchasing extended warranties with respect to such portions of the Work affected by interrelated systems, equipment or other components of Work, such extended warranties shall be reimbursable as Subcontract Costs as provided herein (and where Owner elects to have the entire Work performed for a Guaranteed Maximum Price, such extended warranties shall be included in the Subcontractor Costs line item of the Guaranteed Maximum Price). In the event the Work or any portion thereof is found defective or not in accordance with the Contract Documents within such time periods, Construction Manager shall correct it or cause it to be corrected promptly after written notice from Owner to do so unless Owner has previously given written acceptance of such condition. Owner shall give such written notice promptly after discovery of the same. Notwithstanding anything contained herein to the contrary, this warranty shall not be voided, reduced, limited or otherwise impaired by Owner’s or its designees’ use, occupancy, installation or performance of other work set forth in Section 27.9 hereof or by Owner’s issuance of any Milestone Completion Certificate pursuant to Section 6.2(c) hereof. Owner acknowledges that all warranties and guarantees from Subcontractors running from and after the expiration of one (1) year from the effective date set forth in the first sentence of this subsection (b) shall not be deemed to have been given by, nor enforced against, Construction Manager; that effective from and after the end of such one (1) year period, Construction Manager shall cause all Subcontractors to assign to Owner all warranties and guarantees in a form satisfactory to Owner and enforceable by Owner as of the expiration of said one (1) year period; and after the expiration of said one (1) year period, the same shall be deemed to have been given by, and enforced by Owner only against, the applicable Subcontractor.

(c) Anything contained in this Article 7 or elsewhere herein to the contrary notwithstanding, the parties agree that, if and to the extent defective Work shall be observed by Owner within the guarantee period established under Section 7.3(b) above, then, in such event, any applicable statute of limitations between Owner and Construction Manager relative to such defective portion of the Work shall commence to run and any alleged cause of action shall be deemed to have accrued as of the date such defect shall have been corrected.

(d) Nothing contained in subparagraph (b) or (c) of this Section 7.3 shall be construed to establish a period of limitation with respect to any other obligation which Construction Manager might have under the Contract Documents or otherwise at law. The establishment of the time periods noted in subparagraph (b) and (c) of this Section 7.3 or such longer period of time as may be prescribed by law or by the terms of any warranty required by the Contract Documents, the terms of any Subcontract, manufacturer specification, purchase order, operating manual, equipment description or any other document or instrument addressing warranty obligations, relates only to the specific obligation of Construction Manager to correct the Work, and has no relationship to the time within which Construction Manager’s obligation to comply with the Contract Documents may be sought to be enforced, nor to the time within which proceedings may be commenced to establish Construction Manager’s liability with respect to Construction Manager’s obligations other than specifically to correct the Work.

Article 8

Subcontracting of the Work

8.1 (a) Unless otherwise agreed upon in writing by Owner, all items of the Work and all materials, supplies and equipment to be furnished in connection therewith shall be performed and/or furnished by subcontractors, materialmen, vendors and suppliers (collectively, “Subcontractors”), approved by Owner, pursuant to written contracts, if any, awarded by Owner to Design-Assist Subcontractors under Section 2.3 hereof, or subcontracts (“Subcontracts”) awarded by Construction Manager hereunder. Construction Manager has advised Owner that it proposes to use the “Form 36 – MSG Subcontract” annexed hereto as Exhibit “O” and approved by Owner. Before entering into an agreement with any Subcontractor, the same shall be re-submitted to Owner for its final review and approval of the matters set forth in the “Subcontract Approval Letter” annexed hereto as Exhibit “P”.

(b) Prior to awarding any Subcontract, Construction Manager shall (i) recommend to Owner and Project Manager, (ii) consult with Owner and Project Manager (and if requested by Owner, with Architect) regarding, and (iii) obtain Owner’s approval of, subcontractors to be included on the Bid List as qualified to bid the various portions of the Work, as well as the number of subcontractors to be included on the Bid List for each trade and the methods of, and the form of, Subcontract awards. Thereafter, Construction Manager shall (a) prepare, in consultation with Owner and Project Manager and subject to Owner’s approval, the invitation for bid documents; (b) request sealed bids from the various prospective subcontractors on the Bid List; (c) conduct, in the presence and pursuant to the directive of Owner and Project Manager (and, if Owner so requests, in cooperation with Architect), formal pre-bid meetings with bidders of each trade involved in the performance of the Work for the purpose of explaining the scope of the Work relative thereto; (d) in the presence of Owner and Project Manager, open, review and analyze all subcontract bids obtained; (e) in consultation with Owner and Project Manager determine the appropriate strategy to employ in the bid negotiation process; (f) schedule the bid negotiation session, which shall be held at a time and day(s) acceptable to Owner so as to permit it to be a full participant at each bid negotiation; and (g) in the presence and with the full participation of Owner and Project Manager negotiate the most favorable price and terms to be included in each subcontract award. Thereafter, Construction Manager shall furnish the Subcontract Approval Letter advising Owner of (i) which subcontract bid it is considering to accept and (ii) the price of the proposed Subcontract awards (showing how the same relates to the Construction Budget and, if applicable, the Guaranteed Maximum Price).

(c) Upon receipt by Owner of Construction Manager’s Subcontract Approval Letter, Owner shall return the Subcontract Approval Letter setting forth Owner’s acceptance, rejection or other comment regarding Construction Manager’s award of the Subcontract in question; it being expressly understood, however, that, Owner shall have the option to require Construction Manager to substitute for the subcontractor shown on the Subcontract Approval Letter another subcontractor who was a full participant throughout the bid process but was not ultimately selected for the final award by Construction Manager. Additional costs incurred by the Construction Manager solely as a result of its use of such required subcontractor, if any, shall be added to the Guaranteed Maximum Price, if applicable. Construction Manager, upon receipt of a Subcontract Approval Letter setting forth Owner’s acceptance or other comments regarding any particular subcontractor or subcontract award, promptly shall award the subcontract in question (provided that Construction Manager accounts for all of Owner’s comments to the Subcontractor Approval Letter), in Construction Manager’s own name and on its own behalf and not as agent for Owner. Notwithstanding Owner’s acceptance or other comments regarding any particular subcontractor or subcontract award, the finally selected Subcontractors shall at all times be deemed to be engaged by Construction Manager and not by Owner, Construction Manager shall be liable to Owner for all Work performed by said Subcontractors as if Construction Manager shall have itself performed the same, and no privity of contract shall exist as between Owner and any Subcontractor. The Subcontract Approval Letter is strictly for the benefit of Owner and shall not under any circumstances confer any rights upon any third party, including but not limited to any Subcontractor. Copies of said executed Subcontracts shall be promptly delivered to Owner.

8.2 It is agreed that no portion of the Work shall be performed, and no materials or equipment required on account of the Work shall be furnished, by any selected Subcontractor unless and until a Subcontract for the same is entered into between Construction Manager and the Subcontractor in question in accordance with the provisions of Section 8.1 hereof and a copy thereof is delivered to Owner.

8.3 It is agreed that, except as otherwise provided in Section 15.1 hereof, each Subcontract to be entered into by Construction Manager in connection with the Work (a) shall require the Subcontractor to be insured under the Subguard Insurance Policy set forth in Exhibit “Q” annexed hereto, and (b) shall contain the following:

(i) provisions for a hold-back for each of the Early Start Work Retainage and the Subcontract Retainage in an amount equal to that set forth in Section 3.1(d) and 3.6 respectively;

(ii) an obligation on the part of the Subcontractor promptly to repair, at no additional cost to Owner, any latent defects and to replace any defective materials, supplies or equipment within the warranty period in Section 7.3(b) hereof;

(iii) if neither “CCIP” nor “OCIP” is used, a requirement that each Subcontractor provide and maintain in full force and effect the insurance more particularly described in the Form 36 – MSG Subcontract annexed hereto as Exhibit “O”;

(iv) a provision that if this Agreement is terminated by Owner, the Subcontract, at the option of Owner, may be terminated or assigned by Construction Manager to Owner, the Identified Party or such entity or entities as Owner may direct; that in the event of an assignment, Owner, the Identified Party or such other entity or entities, as the case may be, shall assume all of Construction Manager’s liabilities thereunder arising only from and after the date of such assignment; and that in the event of the termination of this Agreement, no Subcontractor shall have any claim against Owner by reason of such termination, nor shall any Subcontractor be entitled to recover anticipated profits on account of work not performed or on account of materials or equipment not incorporated or installed in the Work, nor for reimbursement for losses arising out of matters covered by insurance;

(v) a provision that incorporates into such Subcontracts all of the provisions of this Agreement, to the extent that they are applicable to Subcontractors, whether administrative or substantive and whether or not affecting the performance of the Subcontractor’s work;

(vi) a “no damage for delay” provision, which provision shall only grant schedule relief in the form of an extension of time, and then, only in the event of Excused Delays;

(vii) a requirement that all Work performed or materials, supplies or equipment furnished pursuant to any Subcontract shall comply with the Contract Documents, the requirements of Governmental Authorities, and the Project Approvals;

(viii) a provision which expressly incorporates the terms of Section 28.18 hereof regarding governing law, dispute resolution, waiver of the right to trial by jury and submission to jurisdiction;

(ix) a provision requiring the Subcontractor to cooperate with separate contractors in the manner set forth in Article 27 hereof;

(x) a provision binding the Subcontractor to the provisions of Article 12 relating to the assignment of this Agreement

(xi) a provision whereby the Subcontractor acknowledges that no privity of contract exists as between the Subcontractor and Owner; and

(xii) a provision that if Construction Manager shall determine that the portion of the lump sum contract price remaining unpaid under the Subcontract will not be sufficient to complete the Subcontractor’s work in accordance with the Subcontract, then no additional payments need to be made to Subcontractor unless and until, Subcontractor, at its sole cost and expense, performs a sufficient portion of its work so that the portion of the lump sum contract price then remaining unpaid, as determined by Construction Manager, shall be sufficient to complete the Subcontract.

8.4 Construction Manager represents that it recognizes and understands Owner’s desire to maintain confidentiality of the entire bidding process. In furtherance of the foregoing, Construction Manager agrees at all times to grant access to any confidential bidding information only to a limited number of its staff, to require all bid submissions and revised pricing information to be delivered by bidders simultaneously to Construction Manager and Owner and to treat all matters relating to subcontracting the Work under this Article 8 as Confidential Information (as such term is defined in Section 25.1 hereof.)

Article 9

Discount, Rebates and Refunds

All cash discounts shall accrue to Owner, provided Owner advances funds to Construction Manager with which to make payments relative thereto. Construction Manager promptly shall inform Owner of the availability of all cash discounts so as to afford Owner the opportunity to obtain the same. All trade discounts, rebates and refunds and all returns from the sale of surplus materials and equipment shall accrue to Owner and Construction Manager shall take such steps as are necessary to ensure that Owner receives all of the foregoing.

Article 10

Accounting Records

Construction Manager shall check and inventory all materials, equipment and supplies used in connection with the Work or incorporated in the Work, shall check all labor performing Work and shall keep full and detailed accounting and auditing records and procedures so as to ensure the proper financial management of the Work in accordance with a system approved reasonably by Owner. Owner and its respective agents and representatives shall have access to, and shall have the right to audit, at any time and for a period of one (1) year after Final Completion of the Work, all of Construction Manager’s records, books, correspondence, instructions, drawings, receipts, vouchers, memoranda, electronic files and similar data relating to the performance of the Work. Construction Manager (i) shall preserve all such records for a period of six (6) years after Final Completion of the Work, and (ii) if requested by Owner, no later than six (6) months prior to the expiration of such six (6) year period, shall deliver to Owner, at Owner’s cost, copies of all or any portion of such records.

Article 11

Applications for Payment

11.1 Pre-Construction Phase Compensation Payments. Owner has made or shall make all required progress payments to Construction Manager on account of the Pre-Construction Phase Compensation as set forth in Section 3.1(a) hereof, reflecting Construction Manager’s performance of Pre-Construction Phase Services through the conclusion of the Pre-Construction Phase on February 28, 2010.

11.2 Early Start Work Compensation Payments and Balance of the Work Compensation Payments. Owner shall make progress payments to Construction Manager at monthly intervals (unless Owner, on a case by case basis, determines and agrees that semi-monthly payments are warranted) for reimbursement of the Early Start Work Compensation (as it relates to the performance of Early Start Work) and the Fixed Fee and Costs (as it relates to the performance of the balance of the Work) on the basis of actual expenditures (not to exceed, in the case of Subcontract Costs, the amounts reflected in the schedule of values prepared by Construction Manager and approved by Owner) in accordance with the following procedures (or such other procedures as may reasonably be established by Owner hereafter):

(a) On or before the twenty fifth (25th) day of the calendar month during which the Early Start Work and/or the balance of the Work commences and on or before the twenty fifth (25th) day of each calendar month thereafter, including the twenty fifth (25th) day following the calendar month in which Substantial Completion of the entire Work occurs, Construction Manager, Project Manager and Owner (and, if requested by Owner, the Identified Party and/or their respective representatives and the appropriate members of the Design Team) shall conduct a walk-through meeting to determine construction progress and to review, evaluate, modify, reject or approve the Subcontractors’ monthly requisitions for payment, together with amounts being requisitioned by Construction Manager on account of Work performed. Construction Manager, prior to such walk-through, shall have prepared and submitted to Owner, Project Manager and Architect, and, if applicable, the Identified Party, a “pencil copy” of an aggregate requisition for payment. Not later than the fifth (5th) day of the month immediately succeeding the month in which the walk-through meeting occurred, Construction Manager shall prepare and submit to Owner, Project Manager and Architect (and, as applicable, the Identified Party) a revised aggregate requisition for payment which shall summarize and incorporate determinations made during such walk-through meeting. Such revised aggregate requisition for payment (the “Requisition”) shall be in a form satisfactory to Owner (and, as applicable, the Identified Party), setting forth in complete detail (i) one-hundred percent (100%) of the Subcontract Costs incurred by Construction Manager in connection with the Work performed during the immediately preceding calendar month for which Construction Manager shall be entitled to reimbursement hereunder; (ii) one hundred percent (100%) of all other Reimbursable Costs (other than the Subcontract Costs), if any, incurred by Construction Manager during the immediately preceding calendar month for which Construction Manager shall be entitled to reimbursement hereunder; (iii) one hundred percent (100%) of all General Conditions Costs incurred by Construction Manager in connection with the Work performed during the period in question for which Construction Manager shall be entitled to reimbursement hereunder; (iv) the amount payable on account of the Early Start Work Fee or Fixed Fee (based on two and sixty five hundredths percent (2.65%) of the amounts under (i) and (iii) above, not to exceed the Fixed Fee set forth in Section 3.2 hereof), as the case may be; and (v) the amount of the Early Start Work Retainage, the Subcontract Retainage or the Fixed Fee Retainage to be held back under the terms of this Agreement. Owner shall not be bound by the Requisition and may withhold all or a portion of any amount requested in any such Requisition if Owner, in its reasonable discretion, deems it appropriate under the provisions of this Agreement. Owner shall require that any or all Requisitions be accompanied by such documents (including written releases of lien from Construction Manager and/or Subcontractors as required under Section 11.2(d) hereof) as Owner may deem appropriate, including documents to evidence that title to the equipment or materials incorporated in the Work, or pre-purchased as provided in Article 21 hereof, is unencumbered.

(b) Each Requisition, including the Requisition covering the month in which Substantial Completion occurs, shall constitute a representation by Construction Manager that (i) the partial payment then requested to be disbursed has been incurred by Construction Manager on account of the Work or is justly due to Subcontractors on account thereof, (ii) the materials, supplies and equipment for which such Requisition is being submitted have been installed or incorporated into the Work or have been stored at the Project Site or at such off-Project Site storage locations as shall have been approved in writing by Owner, (iii) the materials, supplies and equipment are not subject to any liens or encumbrances, (iv) no mechanic’s, laborer’s, vendor’s, materialman’s or other liens have been filed as to previously paid for Work in connection with the Work or any of the materials, supplies or equipment incorporated therein or purchased in connection therewith, (v) the Work which is the subject of such Requisition has been performed in accordance with the Contract Documents, and (vi) if Owner elects to require Construction Manager to perform and complete the Work on the basis of a Guaranteed Maximum Price, that the partial payment then requested to be disbursed, together with all sums previously disbursed under prior Requisitions, does not exceed that portion of the Guaranteed Maximum Price allocable to the portion of the Work actually completed up to the date of such Requisition, and that the remainder of the Guaranteed Maximum Price will be sufficient to pay in full the costs necessary to perform and complete the Work. Construction Manager shall carefully examine all payment breakdowns and applications for payment submitted by Subcontractors in order to ensure that no “front-end loading” takes place; shall report any attempts to so “front-end load” in writing to Owner; and shall under no circumstances, except with the specific prior written approval of Owner, request or allow payments to be made to any Subcontractor which are “front-end loaded” and which do not accurately reflect the true value of the work performed or the materials, supplies or equipment actually furnished.

(c) At Owner’s request, on or before the fifteenth (15th) day after the receipt of any Requisition, including the Requisition covering the month in which Substantial Completion of the Work occurs, Architect shall approve and certify to Owner that the portion of the partial payment shown on the Requisition in question corresponds to the portion of the Work which has been completed to Architect’s satisfaction.

(d) On or before the thirtieth (30th) day after Owner’s receipt of any Requisition (including the Requisition for Substantial Completion of the Work), as well as any and all other documentation and supporting data as Owner may require that Construction Manager furnish with each Requisition, provided that (i) subject to the provisions of Article 13 hereof, no mechanic’s, laborer’s, vendor’s, materialman’s or other liens shall have been filed as to previously paid for Work (and not removed of record or discharged) in connection with the Work; (ii) Construction Manager shall have furnished Owner with written releases of lien executed by Construction Manager and each Subcontractor waiving in connection with all payments Construction Manager’s and each Subcontractor’s rights to file any claims or liens against the Project Site or the Garden for services rendered on account of the Work which is the subject of the Requisition (such written release of claims or liens from Subcontractors shall be in the form approved by Owner and from Construction Manager shall be (a) with respect to payments on all Requisitions except for the final Requisition, in the form of Owner’s “Interim Release From Construction Manager” annexed hereto and made a part hereof as Exhibit “R-1” and (b) with respect to the payment on the final Requisition in the form of Owner’s “Final Release From Construction Manager” annexed hereto and made a part hereof as Exhibit “R-2”); and (iii) Owner shall have been satisfied that all such required accompanying documentation and other supporting data are in the form, and contain such information, as Owner may require, Owner shall pay Construction Manager an amount equal to that amount shown on the Requisitions as shall have been certified by Architect and approved by Owner or, in the absence of such certifications, that amount shown on the Requisitions as Owner (and, as applicable, the Identified Party) shall have approved. Construction Manager shall process and make payments for all obligations to Subcontractors which are covered by the Requisition so paid by Owner within five (5) business days of receipt of payment from Owner. The preceding sentence is strictly for the benefit of Owner in order that satisfactory morale and relations with Subcontractors be maintained and shall not under any circumstances confer any right upon any third party.

(e) Within sixty (60) days following Final Completion of the Work, inclusive of all Punch List Items, as certified by Architect and approved by Owner (or, in the absence of such certification, as determined by Owner in its judgment reasonably exercised (and, as applicable, approved by the Identified Party), and Construction Manager’s submission of a final Requisition to Owner (accompanied by all “as-built” drawings, certificates, releases of lien and other documents and instruments not theretofore delivered to Owner as required under Subsection 6.2(a) and Section 7.2(c)(c)), and provided, the Identified Party has taken the actions specified in Exhibit “I” attached hereto, Owner shall pay to Construction Manager an amount equal to the aggregate of the balance remaining unpaid to Construction Manager for the entire Work.

(f) Anything contained in this Agreement to the contrary notwithstanding, Owner, in its judgment reasonably exercised, may withhold from any payment due or to become due to Construction Manager under any Requisition, any amount which Owner deems sufficient to reimburse Owner for its expenditures for the account of Construction Manager and/or to secure (i) Owner’s remedies in consequence of any breach by Construction Manager of its obligations under this Agreement and (ii) claims of Owner pending against Construction Manager, and, in connection with any of the foregoing, Owner may nullify, in whole or in part, any approvals previously made by Owner on account of any Requisitions and back charge against current and future Requisitions any payments previously made by Owner to Construction Manager. In addition, in the event there is no performance bond issued to guarantee the Construction Manager’s Work hereunder, if Owner elects to require Construction Manager to perform and complete the Work on the basis of a Guaranteed Maximum Price, and determines that the portion of the Guaranteed Maximum Price then remaining unpaid will not be sufficient to complete the Work, then, no additional payments need be made to Construction Manager hereunder unless and until Construction Manager, at its sole cost and expense, performs a sufficient portion of the Work so that the portion of the Guaranteed Maximum Price then remaining unpaid, as determined by Owner, shall be sufficient to complete the Work.

(g) Owner shall have the right to apply any amounts withheld from Construction Manager pursuant to the terms of this Agreement in such manner as Owner may deem proper to satisfy any claims against the Project and, to secure the protection of the Project and to complete the Work. Such application shall be deemed payment for the account of Construction Manager.

(h) No payment by Owner of any Requisition shall constitute acceptance by Owner of any Work completed, and no such payment shall be construed as a waiver of any right or claim by Owner in connection with such Work.

Article 12

Assignment

12.1 Assignment by Construction Manager. Construction Manager shall not assign this Agreement, any of its rights or the performance of all or any of its obligations hereunder without the prior written consent of Owner, which consent may be given or withheld in Owner’s sole and exclusive discretion. Any assignment or attempted assignment of this Agreement in violation of the provisions of this Section 12.1 shall be deemed null and void and of no force or effect. A transfer (by one or more transfers) of a majority of Construction Manager’s stock or of a controlling interest in Construction Manager, directly or indirectly, by operation of law or otherwise, shall be deemed an assignment in violation of the terms of this provision. The provisions of this Section 12.1 may not be waived or otherwise modified except by a written instrument executed by Owner.

12.2 Assignment by Owner. (a) This Agreement shall be freely assignable by Owner without the consent of Construction Manager, as follows:

(i) The Identified Party,

(ii) to any entity under common ownership with Owner,

(iii) to any entity directly or indirectly owning Owner, or owned or controlled, directly or indirectly, by Owner,

(iv) to an affiliated company, or

(v) to a joint venture in which Owner or any of the foregoing has an interest (collectively or individually hereafter referred to as a “Permitted Assignee”).

(b) An assignment provided for under Section 12.2(a) is conditioned upon such Permitted Assignee agreeing to assume Owner’s obligations and liabilities hereunder arising from and after the effective date of the transfer of Owner’s rights hereunder and the vesting of the associated obligations and liabilities. If the Permitted Assignee shall be an Identified Party, the assignment document shall comply with the provisions of Exhibit “I” annexed hereto.

(c) In cases other than an assignment to a Permitted Assignee, Owner’s assignment of this Agreement is subject to the prior approval of Construction Manager, which approval shall not be unreasonably withheld or delayed provided Construction Manager is furnished reasonably satisfactory evidence that such third party assignee (the “Third Party Assignee”) has the capability to perform its payment and other obligations hereunder.

(d) If Owner shall assign this Agreement either to a Permitted Assignee or a Third Party Assignee, Construction Manager agrees that it shall deal with such Permitted Assignee or Third Party Assignee in the place and stead of Owner and that it shall perform all of its obligations and perform and complete the Work in the manner required by this Agreement. In such event, such Permitted Assignee or Third Party Assignee may, among other things, use the Contract Documents without payment of any additional fees or charges and may enforce the obligations of Construction Manager hereunder with the same force and effect as if enforced by Owner, provided such Permitted Assignee or Third Party Assignee assumes the obligations and liabilities of Owner arising from and after the actual effective date of the assignment hereunder. Upon, and effective as of the date of, such assignment and assumption by any Third Party Assignee, Owner shall be released from all of its payment and other obligations and liabilities hereunder from the date of assignment and going forward. Owner shall not be released from its aforesaid obligations upon assignment to a Permitted Assignee. Construction Manager shall certify, in the form reasonably required by any such Permitted Assignee or Third Party Assignee, that the undertakings contained herein as to the obligations in favor of such Permitted Assignee or Third Party Assignee shall run in favor of such Permitted Assignee or Third Party Assignee.

Article 13

Liens and Claims

13.1 If, at any time, there is any lien or claim filed by a Subcontractor or anyone claiming under or through Construction Manager or a Subcontractor for work performed or materials, supplies or equipment furnished in connection with the Work for which Owner shall have paid or reimbursed Construction Manager, and Construction Manager shall not have paid or reimbursed such Subcontractor or other person or entity, Construction Manager shall, within thirty (30) days after notice from Owner, cause such lien or encumbrance to be canceled and discharged of record by payment, deposit, bond, order of court of competent jurisdiction or otherwise, at Construction Manager’s sole cost and expense, and at no cost to Owner.

13.2 If, at any time, there is any lien or claim by a Subcontractor or anyone claiming under or through Construction Manager or a Subcontractor for work performed or materials, supplies or equipment furnished in connection with the Work for which Owner shall not have paid or reimbursed Construction Manager by reason of Owner’s exercise of its right to withhold payment to Construction Manager under the applicable provisions of this Agreement, then, Construction Manager shall, likewise, within thirty (30) days after notice from Owner, cause such lien or encumbrance to be canceled and discharged of record, the cost of which (except as otherwise provided under Section 3.7(ix) hereof) shall be at Construction Manager’s sole cost and expense, and at no cost to Owner.

13.3 If any lien or other encumbrance required to be removed at Construction Manager’s sole cost and expense pursuant to Sections 13.1 and 13.2 hereof is not discharged of record as aforesaid, Owner shall have the right to take such action as Owner shall deem appropriate (which shall include the right to cause such lien or other encumbrance to be canceled and discharged of record), and in such event, all costs and expenses incurred by Owner in connection therewith (including, without limitation, premiums for any bond furnished in connection therewith, and reasonable attorneys’ fees, court costs and disbursements), shall be paid by Construction Manager to Owner on demand or, at the option of Owner, deducted from any payment then due or thereafter becoming due from Owner to Construction Manager in accordance with the provisions of this Agreement.

Article 14

Events of Default and

Termination or Suspension of Agreement

14.1 Termination by Owner for Cause. (a) If, at any time during the performance of the Work, any of the following events (“Events of Default”) shall occur:

(i) Construction Manager shall default in observing and performing any of its material obligations under the Contract Documents and such default shall not have been cured within ten (10) business days after Owner shall have given Construction Manager written notice thereof; or

(ii) Any of the Key Personnel assigned to the Work in accordance with the provisions of Article 16 hereof shall cease to be in Construction Manager’s employ and Construction Manager fails to provide substitutes acceptable to Owner, in Owner’s reasonable discretion, within ten (10) business days; or

(iii) Construction Manager becomes a party to any insolvency proceeding in a capacity as a debtor, and, in the case of any involuntary proceeding only, such proceeding is not stayed or discharged within twenty-five (25) business days after the commencement of same;

then Owner may serve written notice upon Construction Manager terminating this Agreement on a date specified by Owner in said notice. For purposes hereof the term “insolvency proceeding” as used herein shall include the filing of a petition for relief under Chapter 11 of Title 11 or Chapter 7 of the United States Bankruptcy Code by Construction Manager or the consent or acquiescence to the taking of any such action, or the filing by or against Construction Manager of any petition or action looking to, or seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any other present or future Federal or State statute, law or regulation, or the appointment, with or without the consent of Construction Manager, of any trustee, custodian, receiver or liquidator of Construction Manager or of any of its property or assets, or Construction Manager’s making an assignment for the benefit of creditors.

(b) Upon the occurrence of an Event of Default, at Owner’s option, exercised by written notice to Construction Manager (and in addition to, and not as a waiver of, any and all rights and remedies available to Owner under the terms of this Agreement or at law or in equity for damages or title to any or all materials and supplies), title to the Work in process, dies and tools (whether on the Project Site or located at an off-Project Site location) which are necessary for, or useful in connection with, Final Completion of the Work, as determined by Owner, shall vest in Owner and Owner may take possession of and utilize the same for Final Completion of the Work. Owner shall pay to Construction Manager within thirty (30) days of vestiture an amount equal to (i) the aggregate of the actual unpaid Preconstruction Phase Compensation and the Early Start Work Compensation, plus Costs incurred by Construction Manager in its proper performance of the Work in progress up to the date of termination, less (ii) an amount equal to the additional costs and expenses (including, without limitation, attorneys’ fees, court costs and disbursements) incurred, or to be incurred, by Owner over those which would have been incurred by it in connection with the Work had Construction Manager not defaulted hereunder, including, without limitation, the additional expense of engaging another construction manager/general contractor, as well as additional compensation for the additional services of the Project Team members made necessary by such default. Owner shall have the right to set-off against the aforesaid payment, any amounts then due and payable by Construction Manager to Owner hereunder or which may accrue as damages owing by Construction Manager to Owner under the terms of this Agreement. Construction Manager shall execute any further documents (including Form UCC-1 and UCC-3 Financing Statements) required by Owner to confirm Owner’s ownership interest. In the event of a termination of this Agreement pursuant to the provisions of this Section 14.1, no Subcontractor shall have any claim against Owner by reason of such termination, nor shall any Subcontractor be entitled to recover anticipated profits on account of work performed or on account of materials or equipment not incorporated or installed in the Work, nor for reimbursement for losses arising out of matters covered by insurance.

(c) Upon the occurrence of an Event of Default, Owner shall have the right, in addition to all other rights and remedies, to complete or cause the Work to be completed, by such means, and in such manner, by contract or otherwise, as Owner deems advisable. Owner may deduct any costs, expenses and losses (including, without limitation, attorneys’ fees and disbursements) it incurs in connection therewith from any payment then due or thereafter becoming due to Construction Manager without prejudice to any other remedies Owner may have.

(d) Upon the occurrence of an Event of Default, any or all Subcontracts entered into by Construction Manager in connection with the Work, at Owner’s option, shall be terminated or assigned to Owner, or such other entity or entities as Owner may direct and, in such event, Owner, or such other entity or entities, as the case may be, shall assume all of Construction Manager’s liabilities thereunder arising from and after the date of such assignment; provided, however, that such assignment shall not relieve Construction Manager from its liability to such Subcontractors or to Owner (and each Subcontract shall so provide) for claims arising before the date of such assignment and/or in connection with, or by reason of, portions of the Work performed prior to the date of termination of this Agreement.

(e) Upon the occurrence of an Event of Default, Construction Manager shall not interfere, directly or indirectly, with Owner’s right and attempt to complete the Work by others or any of the Subcontractors.

(f) Upon the occurrence of an Event of Default, Owner shall also have the right, in addition to all other rights and remedies, to cause Construction Manager to take any action described under Section 14.2(a).

(g) If Owner terminates this Agreement for cause under this Section 14.1 and it shall be determined that Owner’s termination was wrongful or unjustified, such termination shall be deemed to be a termination for Owner’s convenience under Section 14.2 below, and Construction Manager’s sole right, remedy and recourse against Owner shall be governed and determined by said Section 14.2.

14.2 Termination by Owner for Convenience. (a) Owner, at any time and for any reason whatsoever (including the reasons set forth in Section 3.2(h) hereof) in Owner’s sole discretion, may terminate this Agreement for its own convenience. Any such termination shall be effected by delivering to Construction Manager a notice of termination specifying the date upon which such termination shall become effective (which date shall be at least ten (10) business days prior to the effective date of such termination) and any specific portion of the Work to be completed by Construction Manager prior to such termination. Upon receipt of any such notice of termination, Construction Manager shall:

(i) stop Work under this Agreement on the date, and to the extent, specified in the notice of termination;

(ii) enter into no further Subcontracts except as may be necessary for completion of such portion of the Work, if any, which is not terminated;

(iii) unless directed otherwise by Owner pursuant to the rights reserved to Owner under item (iv) below, terminate all Subcontracts entered into by Construction Manager in connection with the Work to the extent that they relate to portions of the Work to be performed subsequent to the date specified in the notice of termination as the date upon which such termination shall become effective;

(iv) at Owner’s option, (x) terminate any or all of the Subcontracts and/or (y) assign to Owner, or such other entity or entities as Owner may direct, in the manner, at the times and to the extent directed by Owner, all of the right, title and interest of Construction Manager under any or all Subcontracts entered into by Construction Manager, in which case Owner, or such other entity-

or entities, as the case may be, shall assume all of Construction Manager’s obligations arising under such Subcontracts from and after the date of such assignment;

(v) to the extent required by Owner and subject to the prior written approval of Owner, settle all outstanding liabilities and all claims arising out of the termination of Subcontracts, which approval by Owner shall be final for all the purposes of this Section 14.2;

(vi) transfer title to Owner, to the extent not already vested in Owner, and deliver in the manner, at the times, and to the extent, if any, directed by Owner (x) fabricated or unfabricated parts, Work in progress, completed Work, supplies and other materials and equipment produced as a-part of, or acquired in connection with the performance of, the Work terminated by such notice of termination, and (y) the Contract Documents and other drawings, sketches, specifications, Shop Drawings, information and other property in the possession of Construction Manager, which such items shall be updated to reflect the “as-built” condition of the Work as of the termination date;

(vii) if directed by Owner, use commercially reasonable efforts to sell, in the manner, at the times, to the extent, and at the prices directed or authorized by Owner, any property of the types, referred to in clause (vi) of this Section 14.2(a); provided, however, that Construction Manager (x) shall not be required to extend credit to any purchaser, and (y) may acquire any such property under the conditions prescribed and at prices approved by Owner; and provided, further, that the proceeds of any such transfer or disposition shall be applied in reduction of any payments to be made by Owner to Construction Manager under this Agreement or shall otherwise be credited in such other manner as Owner may direct;

(viii) complete performance of such part of the Work as shall have been specified in the notice of termination to be completed on or before the effective date of such termination; and

(ix) prior to the effective date of such termination, take such actions as may be necessary, or as Owner may reasonably direct, for the protection and preservation of the property related to the Work which is in the possession of Construction Manager and in which Owner has or may acquire an interest.

(b) In the event of a termination of this Agreement pursuant to this Section 14.2, Construction Manager shall be paid by Owner for the actual unpaid Pre-Construction Phase Compensation, Early Start Work Compensation, Fixed Fee, and Costs (which may include Subcontract Costs contained in the Subcontract under consideration to the extent pre-approved by Owner at the time of the Subcontract award), in each case under this clause (b) to the extent incurred by Construction Manager in connection with its proper performance of the Work in progress up to the date of such termination in accordance with the payment provisions of Article 11.

14.3 Owner’s Right to Suspend, Stop or Interrupt the Work. Owner may (through Mr. Hershkovitz or any one of the individuals identified and defined in Section 16.2 hereof to act as the Owner’s Representative), at any time and for any reason, direct Construction Manager to suspend, stop or interrupt the Work or any portion thereof for a period of time. Such direction shall be in writing and shall specify the period during which the Work is to be stopped. Construction Manager shall resume the Work upon the date specified in such direction or upon such other date as the Owner’s Representative may thereafter specify in writing. Said suspension, stoppage or interruption shall entitle Construction Manager and the affected Subcontractors to an equitable adjustment, if warranted (i) in the Costs of the Work and the Fee payable to Construction Manager hereunder, (ii) in the subcontract price payable to Subcontractors under their respective Subcontracts and (iii) in the contract time, but only if the same qualifies as an Excused Delay.

14.4 Construction Manager’s Right to Terminate the Agreement. If, without good cause, including but not limited to insufficient information in the Requisition or in the other backup documentation, Architect shall fail for a period of forty five (45) days to certify or deny certification of a Requisition and Owner shall fail for a period of sixty (60) days after the due date to make payment on any Owner approved Requisition, or if the Work is stopped (a) for a period in excess of one hundred twenty (120) continuous days at Owner’s request, or (b) for a period in excess of one hundred eighty (180) days under an order of any court or other Governmental Authority having jurisdiction over the Work or as a result of an act of government, such as a declaration of national emergency making materials unavailable, in each case under this Section 14.4 not due to any act or fault of Construction Manager or any Subcontractor, then Construction Manager may at any time thereafter notify Owner in writing that it wishes to terminate this Agreement. Construction Manager shall provide Owner with no less than five (5) business days’ prior written notice of any intent to terminate this Agreement under this Section 14.4, during which period Owner may remedy any failure or stoppage hereunder. If Construction Manager so terminates this Agreement, it shall be deemed terminated for convenience and Construction Manager shall be compensated in the manner and to the extent set forth in Section 14.2 hereof.

14.5 Construction Manager’s Right to Stop Work. Subject to Section 11.2(f) and Section 28.7, if Owner does not pay the Construction Manager amounts due and payable hereunder within ten (10) days after the due date established in the Contract Documents, then the Construction Manager may, after eight (8) days’ written notice to Owner, coupled with Owner’s failure to make payment within such eight (8) day period, stop the Work until payment of the amount owing has been received. Under such circumstances, the dates affected by such stoppage contained in the Progress Schedule shall be extended appropriately and, if applicable, the Guaranteed Maximum Price, shall be increased by the amount of the Contractor’s reasonable and actual Costs of shut-down, delay and start-up.

Article 15

Subguard/Bonds

15.1 Each Subcontractor shall be enrolled under the Construction Manager’s Subguard Insurance Policy program under a policy in the specimen form annexed hereto as Exhibit “Q”, unless Construction Manager, with Owner’s consent, which will not be unreasonably withheld, determines to have one or more Subcontractors excluded and have their respective payment and performance obligations bonded or otherwise secured, all as contemplated under Section 4.1(b)(v) hereof. Said Subguard Insurance Policy shall contain a so-called “Owner’s Financial Interest Endorsement.” In addition, if this Agreement is terminated by either party prior to Final Completion, Owner shall be entitled to receive reimbursement of unearned premiums from the Construction Manager based on actual versus estimated costs.

Article 16

Management of the Work

by Construction Manager and Owner

16.1 Construction Manager’s Personnel.

(a) Construction Manager shall assign the individuals depicted on “Construction Manager Staff Commitment” annexed hereto as Exhibit “H-2” and Exhibit “H-3” and such other and additional appropriate personnel as may be necessary to support the Work, all as determined or approved by Owner (which personnel are hereafter referred to as the “Key Personnel”).

(b) If requested by Owner or Project Manager, resumes of each of the Key Personnel are subject to verification and shall be submitted with personal references and phone numbers to the Owner. It is agreed that Construction Manager (i) shall remove, at the request of Owner, any Key Personnel assigned to the Work that Owner shall deem unnecessary for the Work or unfit to perform the task assigned to him or otherwise finds objectionable, (ii) shall propose (within five (5) business days of the occurrence of an event giving rise to the need for the substitution), substitutes with verifiable resumes and references, and obtain Owner’s approval, for substitutes for any Key Personnel assigned to the Work who either cease to be in Construction Manager’s employ, become incapacitated or are removed from the Work by reason of Owner’s request as aforesaid, and (iii) shall not make any substitutions of Key Personnel that have been approved by Owner without first obtaining Owner’s prior approval therefor, which approval shall be within Owner’s sole discretion.

16.2 Owner’s Personnel.

(a) Until further written notice to Construction Manager, Owner hereby designates and appoints Messrs. Haim Hershkovitz, Joel Fisher and Timothy Hassett as the Owner’s representatives (each, an “Owner’s Representative”), and anyone else whom, with prior notice to Construction Manager, Owner may designate or appoint to act in conjunction with or instead of such individuals to represent Owner and to exercise any and all rights, powers and duties expressly granted to Owner hereunder. Whenever this Agreement requires or permits the approval or consent of Owner, such approval or consent shall be deemed given only if furnished by an Owner’s Representative. In connection with Owner’s exercise of its rights under Section 14.3 to order the Work to be suspended, stopped or interrupted, and in the absence of an Owner’s Representative, Owner hereby appoints Stephen Collins to have authority to act on behalf of Owner regarding the same. Any such approval or consent given by Haim Hershkovitz, Joel Fisher or Timothy Hassett and/or another appointee or successor designated by Owner as the Owner’s Representatives shall be in writing and shall be binding on Owner unless and until Construction Manager has received written notice from Owner of a different designation.

(b) At all times during the prosecution of the Work, Owner shall make available (on site or quickly available to be on site) an Owner’s Representative or one or more other personnel (who need not be Owner’s Representatives) to render guidance to Construction Manager and/or facilitate and expedite communications between Construction Manager and Owner (and Owner’s Consultants), all as reasonably required under the circumstances. Construction Manager acknowledges and agrees that personnel other than Owner’s Representatives shall not be expected to (i) render any decision that could reasonably wait for the approval of an Owner’s Representative or (ii) have authority to render decisions that could have an effect on the Work in excess of $50,000 or that could affect the schedule of the Work (including the Completion Dates and any other completion milestone dates). Any decision rendered pursuant to this Section 16.2(b) shall be promptly followed by a duly issued and approved Change Order.

Article 17

Consultants

17.1 Construction Manager understands that Owner may retain Consultants to furnish certain services. Construction Manager hereby agrees that upon its receipt of notice of the retention of the services of such Consultants, accompanied by a designation of the nature of the service to be performed, Construction Manager shall recognize, and cooperate with, each of them to the end that their services may be performed expediently in the interest of the Work.

Article 18

Codes

18.1 Construction Manager shall use commercially reasonable efforts to advise Owner concerning any trade standards and Applicable Laws of Governmental Authorities (including any and all utility companies furnishing services to the Work) and shall use its commercially reasonable efforts to advise Owner whether the Construction Documents are in accordance with the requirements of Applicable Laws, it being agreed, however, that nothing in this Article 18 or this Agreement shall be deemed to shift any liability for design, errors or omissions or non-compliance of the Construction Documents with Applicable Laws from members of the Design Team or Consultants to Construction Manager. For purposes of this Agreement, the term “Applicable Laws” shall be deemed to mean any and all applicable laws, statutes, codes, ordinances, orders, rules, regulations, requirements, judgments, decrees and injunctions of any Governmental Authority, now existing or hereafter enacted, adopted, issued or amended from time to time, whether foreseen or unforeseen, ordinary or extraordinary, which may be applicable to the means and methods employed in prosecuting the Work or the Project Site or any part thereof.

18.2 Construction Manager shall at all times comply with all applicable rules and other requirements of any insurance carriers providing insurance for the Work.

Article 19

Insurance

19.1 Owner currently intends to insure the Work through a “CCIP” insurance program, which shall be effective as of June 1, 2010. Until the effective date of the CCIP, the Work shall be insured by Construction Manager as set forth in Exhibit “N” hereof and by each Subcontractor as set forth in its Subcontract. From and after the date the CCIP is effective, the provisions of Paragraph A of Exhibit “L” shall apply. If this Agreement is terminated by either party prior to Final Completion, Owner shall be entitled to receive reimbursement of unearned premiums with respect to CCIP from the Construction Manager based on actual versus estimated costs.

19.2 As provided in Section 2.5(g) hereof, the environmental abatement portion of the Work shall also be insured by Owner and the abatement Subcontractor(s) as set forth in said Section 2.5(g) and Exhibit “J” hereof.

19.3 Owner shall obtain and maintain the “Property Insurance,” all as set forth in Paragraph B of Exhibit “N”.

19.4 (a) Construction Manager shall promptly investigate and make a full written report to Owner as to all workers’ compensation claims, alleged accidents and/or alleged claims for damages relating to construction of the Work or any other property of Owner, including any damage or destruction to the Work or such other property and the estimated cost of repair and shall perform all necessary record-keeping related to same. Construction Manager shall acquaint itself with all terms and conditions of Owner’s insurance policies and cooperate with and make all reports required by the insurance carrier(s) and shall do nothing to jeopardize the rights of Owner and/or any other party insured under said policies. Construction Manager and Owner each shall notify the other (and, at Owner’s request, Construction Manager shall notify Owner’s insurance broker/consultant and Owner’s insurance carriers) of any casualty or of any claim made against the other or both jointly and severally on account of workers’ compensation, personal injury or property damage, and shall cooperate fully with any insurance carrier in connection with any such claim or investigation, which cooperation shall include, without limitation, attendance at meetings and court proceedings and the like.

(b) Construction Manager shall notify Owner promptly upon the discovery of any defect in the Work, without relieving Construction Manager of the responsibility for addressing such defect as a part of its services, as provided elsewhere in this Agreement.

(c) Construction Manager shall provide such information to Owner, Owner’s insurance carriers and Owner’s insurance broker/consultant and shall attend such meetings as shall be necessary from time to time to ensure that the insurance carried hereunder appropriately addresses issues pertaining to conditions at the Project Site and the Garden, including, without limitation, exposure information, loss control and protection of the Project Site, the Garden and current replacement cost figures. In addition, Construction Manager shall comply, and cause its Subcontractors to comply, with all requirements of Owner’s insurance carriers, including but not limited to, those relating to protection, loss control, engineering and other loss mitigation standards applicable to the Project Site and the Garden.

Article 20

Owner’s Elections

20.1 (a) Owner and Construction Manager agree that, notwithstanding the references in this Agreement to a “cost-plus-a-fee” arrangement, Owner may, in the alternative, elect to have the entire Work performed for a guaranteed maximum price (the “Guaranteed Maximum Price”) proposed in good faith by Construction Manager and approved by Owner. Accordingly, within thirty (30) days after the date on which Owner has executed Subcontract Approval Letters for 85% of the Subcontract Costs portions of the Costs of the Work, Construction Manager shall submit to Owner a statement for the Guaranteed Maximum Price. The Guaranteed Maximum Price component of said statement shall be broken down into such detail as Owner reasonably may request and shall include (i) the Subcontract Costs theretofore approved by Owner (as evidenced by Owner having executed Subcontract Approval Letters for the same); (ii) the remaining Subcontract Costs to be approved by Owner, which Subcontract Costs, if different from the corresponding Subcontract Costs included in the most current Construction Budget approved by Owner, are to be reconciled with appropriate back-up for the differential; (iii) the Fixed General Conditions Costs set forth in Exhibit “G” annexed hereto; (iv) the Fixed Fee theretofore incurred and to be incurred; and (vii) the GMP Contingency. The Guaranteed Maximum Price component of such statement shall also depict, as credits against corresponding line items, the various components of the Pre-Construction Phase Compensation and the Early Start Work Compensation. Lastly, such statement shall also include an assumption and qualification component (the “Assumptions and Qualifications”) for Owner’s approval, which Assumptions and Qualifications shall contain (x) a separate and distinct schedule that shall set forth, call out and identify all the design changes, modifications, exclusions and additions that conflict with, deviate from, supplement or otherwise change or have an impact on the design depicted in the Construction Documents (“the Summary Schedule of Design Changes”), and (y) a separate and distinct schedule that shall set forth, call out and identify all the changes, modifications, exclusions and additions that conflict with, deviate from, supplement or otherwise change or have an impact on the terms of the Agreement (“the Summary Schedule of Changes to the Agreement”), which Assumptions and Qualifications, together with the Summary Schedule of Design Changes and the Summary Schedule of Changes to the Agreement, shall be in a form and detail determined by Construction Manager and reasonably acceptable to Owner. In no event shall Construction Manager include in its proposed Guaranteed Maximum Price statement (including the Assumptions and Qualifications) submitted to Owner pursuant to this Section 20.1(a) any item that conflicts with or deviates from the terms of the Milestone Completion Plan, unless expressly agreed to by Owner in writing.

(b) Owner shall have the option, within thirty (30) days of its receipt of the Guaranteed Maximum Price statement (conforming to the requirements of Section 20.1(a) hereof), (i) to accept and approve such Guaranteed Maximum Price statement, (ii) to meet with Construction Manager, discuss the Guaranteed Maximum Price statement, resolve any disagreement, and approve such statement, as adjusted, (iii) to reject the Guaranteed Maximum Price statement and require Construction Manager to perform the Work on the basis of a “cost-plus-a-fee” arrangement (a) at Owner’s option either with or without the not to exceed Fixed General Conditions Costs as set forth in the annexed Exhibit “G”, (b) with other Costs of the Work, and (c) with the Fixed Fee in the amount of Sixteen Million Dollars ($16,000,000), subject to increases only for Program Changes, all as contemplated under Section 3.2 hereof or (iv) to reject the Guaranteed Maximum Price statement, terminate this Agreement for convenience pursuant to the terms of Article 14, and award the performance of the incomplete portions of the Work to another construction manager or general contractor selected by Owner. If the Guaranteed Maximum Price statement is approved by Owner (as attested by Owner’s dated signature and an “approval” notation being inscribed thereon) under either items (i) or (ii) above the same shall thereafter be referred to as the “Guaranteed Maximum Price Statement” and Construction Manager shall proceed to perform and complete the Work for the Guaranteed Maximum Price.

Article 21

Materials and Equipment

21.1 Construction Manager hereby agrees that, immediately upon the purchase by Construction Manager or any of its Subcontractors of any building materials, fixtures or equipment to be incorporated into the Work, such materials, fixtures and equipment shall (subject to the right of the Architect to reject the same prior to Final Completion of the Work for failure to conform to the Construction Documents) become the sole property of Owner to the extent that payment has been received by Construction Manager from Owner for such materials, fixtures and equipment, whether or not such materials, fixtures or equipment are stored at off-Project Site locations, are in transit or are stored at the Project Site and not yet physically incorporated in or made a part of the Project at the time of purchase. From and after the date of such transfer of title, Owner shall be responsible for insuring all such materials, fixtures and equipment as a part of the Work, all as set forth in Exhibit “N” hereof.

21.2 Construction Manager warrants that (a) title to all materials and equipment incorporated in the Work or paid for by Owner, including, without limitation, title to materials and equipment pre-purchased by Construction Manager in accordance with the provisions of Section 21.3 hereof, shall (upon payment therefor to Construction Manager) pass to Owner free and clear of all liens, claims, security interests and encumbrances of every kind against Owner, and (b) that no materials or equipment covered by any Requisition will have been acquired by Construction Manager or by any other person performing work at the Project Site or furnishing materials and equipment in connection with the Work subject to an agreement under which an interest therein or and encumbrance thereon shall have been retained by the seller or otherwise imposed by Construction Manager, seller or any other person.

21.3 (a) Construction Manager shall be entitled to pre-purchase certain materials and equipment to be incorporated in the Work provided that Owner shall have given its prior written consent thereto in each instance. If Owner shall have approved any such pre-purchasing of materials or equipment as aforesaid, Construction Manager shall pre-purchase the same on Owner’s behalf. In such event, Owner shall advance the amount necessary to enable Construction Manager to pre-purchase such materials or equipment upon presentation to Owner of a bill or statement therefor, together with any other documents as reasonably may be requested by Owner. Construction Manager, simultaneously with its receipt of any such advance from Owner, shall deliver to Owner a bill of sale with respect to the materials or equipment pre-purchased evidencing unencumbered title to the same in Owner’s name, together with any warranties and other documents as reasonably may be requested by Owner.

(b) All materials and equipment pre-purchased as aforesaid shall be stored at the Project Site or at such off-Project Site storage locations as shall have been approved in writing in each instance by Owner. Any materials or equipment stored at such off-Project Site storage locations shall be segregated from materials and equipment of others, shall be clearly labeled to evidence Owner’s ownership interest and shall otherwise be stored in such manner as directed by Owner. Owner shall be responsible for insuring materials and equipment stored at such off-Project Site storage locations and in transit, as well as for risk of loss or damage to such materials and equipment, the same being considered a part of the Work, all as stated in Section 21.1 hereof.

Article 22

Substitutions

22.1 (a) The products, materials and equipment of manufacturers referred to in the Construction Documents are intended to establish the standard of quality and design required by Owner. Anything contained in the Construction Documents or herein to the contrary notwithstanding, products, materials or equipment of manufacturers other than those specified may not be used unless authorized by Owner in writing as provided in this Article 22.

(b) The Design Team, with Owner’s prior approval, shall be the judge of equivalency of proposed substitute products, materials, and equipment. The Design Team shall make written recommendations of acceptance or rejection of substitute products, materials or equipment to Owner for its consideration. Owner may then authorize and direct the Design Team in writing to issue to Construction Manager either written approval or written rejection of the substitution, it being expressly understood that Owner, in its sole discretion, may direct rejection of a proposed substitution notwithstanding the fact that the Design Team may have judged it equivalent and recommended acceptance of the same.

22.2 When two or more products, materials or equipment are specified in the Construction Documents for an item of Work, any one thereof shall be deemed acceptable and Construction Manager shall have the choice as to which product, material or equipment to use.

(a) When only one product, material or equipment is specified in the Construction Documents for an item of Work and the term “or equal” is used in connection with such product, material or equipment Construction Manager, subject to its obligation to bear any and all additional costs associated with using such substitute item, including, without limitations, any and all costs incurred by Owner in connection with professional fees payable for the additional services of the Design Team, may offer a substitution by submitting a written application to the Design Team for their review and approval in accordance with Section 22.1(b), in sufficient time (taking into account the progress of the Work, the period of delivery of the goods concerned and adequate time for the Design Team review), setting forth and fully identifying (i) the proposed substitute, together with substantiating data, samples, brochures and other supporting documentation of the substitute item proposed, including, without limitation, evidence that the proposed substitution (w) is equal in quality and serviceability to the specified item, (x) will not entail changes in detail, schedule and construction of related Work, (y) conforms with the design of the Work and its artistic intent and (z) will not result in an increase in the Costs of the Work, or alternatively, will result in an increase in costs, as indicated in the application, which will be borne by Construction Manager, and (ii) the changes in other parts of the Work required by reason of the proposed substitute, including any cost consequences associated therewith, with any resulting increase being borne by Construction Manager. A copy of any such application shall be delivered to Owner and Project Manager simultaneously with its delivery to the Design Team.

(b) When only one product, material or equipment is specified in the Construction Documents for an item of Work, the term “or equal” is not used in connection with such product, material or equipment and such product, material or equipment is available, Owner, in its sole discretion, may direct the rejection of any substitution proposed by Construction Manager. Notwithstanding the foregoing, if such specified product, material or equipment shall become unavailable for a period of time or is no longer manufactured and Owner receives reasonably satisfactory proof from Construction Manager that the same shall be unavailable for reasons other than the fault of Construction Manager or any Subcontractor, including failure of Construction Manager or a Subcontractor to order such product in a timely manner, consistent with the Contract Documents and the scheduling requirements for the Work, then, in such event, (i) Owner shall consent to such substitution, in which event any change in Costs incurred in connection with the use of such substitute item shall be confirmed by a Change Order and included in the Costs of the Work hereunder and (ii) Construction Manager shall not be required to bear the costs associated with the additional services of the Design Team made necessary by reason of Construction Manager’s submission of any such proposed substitute product. If such specified product, material or equipment shall become unavailable for a period of time or is no longer manufactured and Construction Manager fails to satisfy Owner that the same shall be unavailable for reasons other than the fault of Construction Manager or a Subcontractor, as described in the previous sentence, then, in such event, the provisions of Section 22.2(a) shall become operative.

22.3 Construction Manager shall support any request for a substitution with sufficient evidence to permit the Design Team to make a fair and equitable recommendation to Owner on the merits of the proposal. Any item by a manufacturer other than those cited in the Construction Documents, or of brand name, or model number or size or generic species other than those cited in the Construction Documents, shall be considered a substitution.

22.4 Acceptance of substitutions shall not relieve Construction Manager from responsibility for compliance with all of the requirements of the underlying Contract Documents.

22.5 In no event shall any of the Completion Dates or any other completion milestone date as to which time is of the essence be extended by any circumstance resulting from a proposed substitution, nor shall Construction Manager be entitled to any reimbursement on account of Costs related thereto, without the issuance of a Change Order in accordance with Article 23 hereof.

Article 23

Changes in the Work

23.1 (a) A Change Order shall be the instrument required to authorize any change in the Work which would result in (i) a change in the form of additions to, deletions of, or other revisions in, the scope of the Work that constitutes a material deviation from the scope comprising the Base Work (a “Program Change”), (ii) a change in the Progress Schedule affecting Completion Dates or any other completion milestone date as to which time is of the essence, including without limitation, a change in any one of the Completion Dates, (iii) a change attributable to Differing Concealed Conditions or Differing Environmental Conditions, (iv) a change attributable to errors or omissions in the Construction Documents or a change in field conditions, or (v) a change resulting in an increase or decrease in the Early Start Work Compensation, the Costs, the Fixed Fee, or, as applicable, the Guaranteed Maximum Price or the Fixed General Conditions Costs under the “cost-plus-a-fee” arrangement contemplated under Section 3.3 hereof (which items (i)-(v) are collectively and individually referred to herein as “Changes”).

(b) Owner, without invalidating or abandoning this Agreement, may at any time and from time to time require Changes. Changes shall be requested in writing by Owner (a “Work Request”), shall be submitted to Construction Manager, and, in order for such Changes to be deemed a part of the Work and authorized by Owner, shall be executed in the manner set forth below:

(i) Forthwith upon Construction Manager’s receipt of a Work Request, Construction Manager shall prepare and furnish to Owner, Architect and Project Manager a signed statement (“Construction Manager’s Statement”), in form satisfactory to Owner. Construction Manager’s Statement shall set forth in detail, with suitable quantity takeoffs by trades and work classifications, and using the “unit price” and/or other costing method specified by Owner, Construction Manager’s (x) estimate of the cost or savings to be incurred or realized by reason of the implementation of the Changes, which cost shall be at the best purchase price commercially obtainable for, and shall reflect a reasonable and efficient the most economical manner of affecting, such Changes, and (y) subject to the provisions of Section 23.1(c) below, the resulting increase or decrease in the various components of the Costs or, as applicable, the Guaranteed Maximum Price. Construction Manager’s Statement shall also (x) set forth the impact on the Milestone Completion Plan, Progress Schedule and Phasing Plan

(including, without limitation, any one of the Completion Dates or any other completion milestone date as to which time is of the essence) which would result from implementation of the Changes and (y) be accompanied by such other information as Owner may request.

(ii) If Owner approves the Construction Manager’s Statement by countersigning the same and delivering a signed copy thereof to Construction Manager, the same shall constitute a validly issued change order (a “Change Order”).

(c) Any work performed by Construction Manager which is contrary to the Work, as required by the Contract Documents, shall be performed at Construction Manager’s sole risk, cost and expense, unless the same shall have been authorized by a Change Order or an Emergency Change Order, or a Field Order therefor shall have been confirmed by Owner by a duly issued Change Order, in accordance with Sections 23.4 and 23.5 hereof.

23.2 (a) If Owner shall dispute any of the items set forth in the Construction Manager’s Statement, then Owner shall give Construction Manager written notice of such dispute, which notice shall set forth (i) those items in the Construction Manager’s Statement which Owner disputes, (ii) those items in the Construction Manager’s Statement which Owner does not dispute and (iii) whether Owner desires that Construction Manager perform any portion of the Changes shown on the Work Request (x) corresponding to a non-disputed item or (y) corresponding to a disputed item.

(b) If Owner’s dispute notice shall direct Construction Manager to perform any portion of the Changes shown on the Work Request corresponding to a non-disputed item, that portion of the Construction Manager’s Statement which related to the non-disputed item, together with Owner’s direction to Construction Manager to perform any portion of the Changes shown on the Work Request corresponding to the non-disputed item, as set forth in Owner’s dispute notice, shall constitute a validly issued Change Order, and Construction Manager shall promptly undertake to perform the same.

(c) If Owner’s dispute notice shall direct Construction Manager to perform any portion of the Changes shown on the Work Request corresponding to a disputed item, Owner’s dispute notice shall be deemed a notice of demand for prompt resolution of the subject matter of the dispute as provided in Section 28.18 hereof. Notwithstanding the foregoing, unless Owner shall otherwise agree in each instance, Construction Manager shall promptly undertake to perform and pursue prosecution of the portion of the Changes shown on the Work Request corresponding to the disputed item during the pendency of any such resolution, and the determination reached by mutual agreement or rendered by such court of law relative to the disputed item, together with Owner’s direction to Construction Manager to perform the portion of the Changes shown on the Work Request corresponding to the disputed item, as set forth in Owner’s dispute notice, shall constitute a validly issued Change Order. For purposes of this subparagraph (c) of this Section 23.2 only, however, such Change Order shall not, without a corresponding determination reached by mutual agreement or rendered by the court, as the case may be, obligate Owner to pay any additional monies to Construction Manager, and if applicable, shall not extend either of the Completion Dates except to the extent so determined by the parties or ordered by the court. During the pendency of any such dispute, Construction Manager shall not be entitled to receive payments on account of Costs incurred by Construction Manager in performing the portion of the Changes shown on the Work Request corresponding to the disputed item.

23.3 Anything contained herein to the contrary notwithstanding, Construction Manager, in consultation with the Design Team, shall have the authority to order “emergency changes” in the Work by the issuance of a written order (an “Emergency Change Order”), which Emergency Change Orders shall require Owner’s prior written approval unless, due to the exigencies of the circumstances, Construction Manager shall not have been able to obtain the same, in which case such written order shall require the prior written approval of the personnel referred to in Section 16.2(b). For purposes of this Agreement, “emergency changes” in the Work shall mean only changes which are required in the case of an emergency to ensure the safety of persons or the Work. Construction Manager shall, in the case of any Emergency Change Order issued without Owner’s prior written approval, (x) notify Owner that it has issued such an Emergency Change Order within twenty-four (24) hours after the same has been issued, which notification shall set forth the reason giving rise to the issuance of the same, and (y) promptly furnish Owner with copies of all such Emergency Change Orders. Valid Emergency Change Orders shall be confirmed by Owner by a duly issued Change Order. Construction Manager’s failure to comply with the aforesaid notice requirements shall entitle Owner to deem the Emergency Change Order invalid and to disaffirm it by refraining from confirming it in a duly issued Change Order.

23.4 Construction Manager and the Design Team shall have the authority to order “minor changes” in the Work by the issuance of written field orders approved in advance by Owner (“Field Orders”). For purposes hereof, “minor changes” in the Work shall mean only administrative or other similar changes which are required to avoid conflicts between different trades; provided, however, that in no event shall any Field Order be issued to authorize any change which may necessitate or warrant a Change Order, an Emergency Change Order, or which may result in (a) a change in the design, character or scope of the Work or any part thereof, (b) an increase in Costs (c) a change in the time set forth in the Progress Schedule for the performance of the Work, or (d) any extension of either of the Completion Dates, as each of the foregoing may only be authorized by a Change Order. Copies of all Field Orders shall be submitted by Construction Manager promptly to Owner.

23.5 The Design Team and Construction Manager shall have the authority to resolve conflicts in, or clarify, the Construction Documents by the issuance of written field clarification memoranda with the prior written approval of the personnel referred to in Section 16.2(b) (“Field Clarification Memoranda”); provided, however, that in no event shall any Field Clarification Memorandum be issued to authorize any clarification or change which may necessitate or warrant a Change Order, an Emergency Change Order or a Field Order, or which may result in (a) a change in the design, character or scope of the Work or any portion thereof, (b) an increase in the Costs, (c) a change in the time set forth in the Milestone Completion Plan, Progress Schedule and Phasing Plan for the performance of the Work, or (d) any extension of either of the Completion Dates, as each of the foregoing may only be authorized by a Change Order. Copies of all Field Clarification Memoranda shall be submitted by Construction Manager promptly to Owner.

23.6 Notwithstanding anything to the contrary in any Contract Document, (a) any approval or consent (including but not limited to Change Orders) that has the effect of extending any of the Completion Dates or any other completion milestone date as to which time is of the essence under the Milestone Completion Plan, Phasing Plan or Progress Schedule or that constitutes a Program Change must (i) be expressly and clearly stated in a Change Order issued and approved in accordance with this Article 23 that expressly and clearly sets forth the impact thereof and (ii) be executed by at least two (2) Owner’s Representatives and (b) any reference to a Change Order (or the issuance thereof) shall only be to a Change Order issued and approved in accordance with this Article 23.

Article 24

Inspection and Testing

24.1 If the Contract Documents or any Applicable Laws of Governmental Authorities require that any portion of the Work be inspected or tested, Construction Manager shall give Owner and the Design Team timely notice of readiness of the Work for inspection or testing and the date fixed for such inspection or testing.

24.2 (a) Whenever, in the opinion of Owner or the Design Team, it is desirable to require special inspection or testing of the Work or its individual components, they shall have authority to do so whether or not such Work is then fabricated, installed, covered or completed. All costs incurred in connection with such special inspection or testing shall be a reimbursable as Costs and shall be confirmed by the issuance of a Change Order unless it reveals a test failure as a result of the acts or omissions of Construction Manager or any Subcontractor, in which event, Construction Manager shall bear, at its sole cost and expense, except as otherwise provided in Section 3.7 (a)(viii) hereof, all costs of such special inspection or testing, including, without limitation, the Project Manager’s, the Design Team’s and Consultants’ additional services made necessary thereby. No inspection performed or failed to be performed by Owner hereunder shall be deemed a waiver of any of Construction Manager’s obligations hereunder or be construed as an approval or acceptance of the Work or any part thereof.

(b) In the event of a test failure of any item of the Work, Owner and/or the Design Team may require inspection or testing of any or all of the other similar items of the Work. The costs and expenses incurred by Construction Manager in connection with such inspection or testing set forth in this Section 24.2(b) shall be reimbursable as Costs of the Work and shall be confirmed by the issuance of a Change Order unless (i) the test failure prompting such additional testing or inspection was a result of the acts or omissions of Construction Manager or any Subcontractor, or the failure of either of the foregoing to comply with the provisions of this Agreement or the Subcontract, respectively, or (ii) such additional testing or inspection results in a test failure which results from the acts or omissions of Construction Manager or any Subcontractor; in either such event Construction Manager shall bear, at its sole cost and expense, all costs of such additional inspection or testing, including, without limitation, Project Manager’s, the Design Team’s and Consultants’ additional services made necessary thereby.

(c) In the event that any special inspections or tests shall necessarily result in a delay in the performance of the Work, then the Completion Dates shall be deemed appropriately extended only if backed by Owner’s approval as evidenced by the issuance of a Change Order; provided, however, that none of the Completion Dates shall be extended if such special inspections or tests (i) were required by Owner or the Design Team as a result of the acts or omissions of Construction Manager or any Subcontractor, or the failure of either of the foregoing to comply with the provisions of the Contract Documents or the Subcontract, respectively, or (ii) resulted in a test failure which was a result of the acts or omissions of Construction Manager or any Subcontractor.

24.3 If any Work shall be covered or concealed contrary to the request of Owner, Project Manager or Architect or the requirements of the Construction Documents, such Work, if required by Owner, Project Manager or Architect, shall be uncovered for examination, inspection or testing at Construction Manager’s sole cost and expense. If any such test results are below specified minimums, Owner, Project Manager or Architect may order additional examination, testing or inspection. Such additional examination, inspection or testing shall be at Construction Manager’s sole cost and expense. Should Owner, Project Manager or Architect have reason to believe that defects exist in any Work which has already been covered or concealed, although no request not to cover or conceal such Work had been previously made by Owner, Project Manager or Architect, then such Work, upon written direction by Owner, Project Manager or Architect, shall be promptly uncovered by Construction Manager and subjected to such tests, inspection or examination as may be deemed appropriate by Owner, Project Manager or Architect. In such case, the provisions of Sections 24.2(a), (b) and (c) shall control with respect to the costs associated with such uncovering.

24.4 Any Work rejected as not conforming to the requirements set forth in this Agreement shall immediately be reconstructed, made good, replaced or corrected by Construction Manager, including portions of the Work destroyed or damaged by such removal or replacement, at Construction Manager’s sole cost and expense (except as otherwise provided in Section 3.7 (a)(viii) hereof), to the extent the same is caused by, or results from, Construction Manager’s or its Subcontractors’ acts or omissions or the failure of either of the foregoing to comply with the provisions of this Agreement or the Subcontract, respectively. All rejected materials shall be removed from the Project Site, at Construction Manager’s sole cost and expense (except as otherwise provided in Section 3.7 (a)(viii) hereof), within the time period specified by Owner. Acceptance of materials and workmanship by Owner shall not relieve Construction Manager from Construction Manager’s liability for or obligation to replace all Work which is not in full compliance with the Contract Documents.

24.5 At Owner’s option, Owner may accept defective or nonconforming Work or materials, instead of requiring its removal, correction or replacement, as the case may be, and a credit to Owner shall be reflected in a Change Order in an amount equal to that amount which Construction Manager would have incurred had it been required to repair, remove and/or correct such defective or nonconforming Work or materials.

24.6 Construction Manager agrees to cooperate and coordinate with all inspection and testing agencies and to review and consult with Owner regarding the reasonableness of all fees or charges shown on said agencies’ invoices.

Article 25

Ownership and Use of Documents; Confidentiality

25.1 Construction Manager agrees that the Contract Documents, technical data and other information of whatsoever kind or nature and whether prepared or furnished by Construction Manager or received by it from Owner, Project Manager, the Design Team and/or Consultants under or in connection with this Agreement, all matters relating to the Bid List, the process of Subcontract awards and pricing information relating to subcontracting of the Work under Article 8 and any and all other information concerning Owner or Owner’s operations that Construction Manager may obtain or of which it may become aware (“Confidential Information”) as part of or relating to the Work shall be accepted and treated as proprietary information which has a substantial commercial value to Owner. Accordingly, Construction Manager further agrees that Construction Manager shall not use (either for itself or others) or disclose (to third parties) any such Confidential Information in any manner except to the extent that such use or disclosure may be necessary, or required to meet requirements of Governmental Authorities or judicial authorities and also except as reasonably required to perform the obligations under this Agreement or the Subcontracts, all as determined by Owner in its reasonable judgment. Without limitation of the foregoing, all said documents furnished to Construction Manager are to be used only with respect to this Work and are not to be used on or in connection with any other renovation. Submission or distribution of documents to Governmental Authorities in connection with the obtaining of Project Approvals or to otherwise meet official regulatory requirements or for other proper and necessary purposes in connection with the performance of the Work shall not be construed as a violation of this Section 25.1, provided Owner has been provided with prior notice of any such submission or distribution.

25.2 Construction Manager is specifically prohibited from (i) photographing any portion of the Work for publicity and advertising or for any other purpose, (ii) from conducting or allowing others to conduct tours of the Project Site for others to view without the prior written permission of Owner, which permission may be withheld in Owner’s sole discretion and (iii) from making any press releases regarding any aspect of the Work. Further, Construction Manager shall not release information on the Work or the subject matter of this Agreement to the public without the prior written consent of Owner, which consent may be withheld in Owner’s sole discretion. Construction Manager shall not use any name or trademark of Owner or of any company affiliated with Owner, without prior express written authorization from Owner.

25.3 Construction Manager further agrees that it shall cause its employees, agents and Subcontractors to be bound by the provisions of this Article 25.

25.4 The requirements of this Article 25 shall survive any termination of this Agreement.

Article 26

Nondisclosure

26.1 Without limitation of the provisions of Article 25 hereof, it is agreed that neither Construction Manager nor any Subcontractor shall divulge Confidential Information or other information concerning the Work or concerning Owner or Owner’s operations or the terms of any Contract Document or any Subcontract to anyone without Owner’s prior written consent, except as otherwise specifically permitted by the Contract Documents and except such public disclosures as may be required by law. If such disclosure is required by law, Construction Manager or any Subcontractor in question shall provide Owner with a copy of any such proposed public disclosure in advance and will endeavor to incorporate any comments Owner may suggest in such regard. The provisions of this Section 26.1 shall survive any termination of this Agreement.

26.2 No signs advertising the Work to be performed by Construction Manager or any Subcontractor or identifying any person, firm or entity concerned with the Work to be performed by Construction Manager or any Subcontractor shall be allowed at the Project Site or elsewhere unless approved in writing by Owner in advance, which approval shall lie within Owner’s sole and exclusive discretion.

Article 27

Right to Perform Work

And to Award Separate Contracts;

And Cooperation With Separate Contractors

27.1 Construction Manager understands that Owner reserves the right to perform, by separate contractors retained by Owner, additional work related to the Work, and, in connection therewith, Owner may retain the services of one or more separate contractors and to award separate contracts containing terms, conditions and working rules ensuring labor harmony at the Project Site.

27.2 Construction Manager agrees to cooperate with the separate contractors providing services for Owner pursuant to such separate contracts and to provide such assistance for the purpose of coordinating the work of such separate contractors with the Work to be performed hereunder by Construction Manager, as well as integrating the Progress Schedule with the schedules of such separate contractors as may be necessary or proper in the interest of the Work. Construction Manager shall afford Owner and any separate contractors the opportunity to install or cause the installation of equipment or furnishings in the Work, provided, that such installation shall not materially interfere with Construction Manager’s performance of its obligations.

27.3 If any part of Construction Manager’s Work depends, for proper execution or results, upon the work of any separate contractors, Construction Manager shall, prior to proceeding with the Work, promptly report to Owner any apparent discrepancies or defects in such other work that render it unsuitable for such proper execution and results. Failure of

Construction Manager to make such reports shall constitute an acceptance of such separate contractor’s work as fit and proper to receive the Work.

27.4 If Construction Manager causes damage to the property of any separate contractor or to other work or property on the Project Site, Construction Manager, at its sole cost and expense and at no expense to Owner, shall promptly remedy such damage as provided in this Agreement.

27.5 If Construction Manager delays or causes damage to the work or property of any separate contractor, Construction Manager shall, upon due notice, promptly attempt to settle with such other contractor by agreement, or otherwise, to resolve the dispute. If such separate contractor initiates any litigation against Owner, Project Manager, the Design Team or Consultants on account of any delay or damage alleged to have been caused by Construction Manager, Owner shall notify Construction Manager who shall defend such proceedings at Construction Manager’s expense, and if any judgment or award against Owner, Project Manager, the Design Team or Consultants arises therefrom, Construction Manager shall pay or satisfy it.

27.6 If a dispute arises between Construction Manager and any separate contractor as to their responsibility for cleaning up and Owner in its reasonable judgment determines that all or any portion of the associated cleaning expenses should be borne by Construction Manager, then, in such event, Owner may clean up (or require the Construction Manager to clean up) and if Owner elects to clean up, then Owner shall be entitled to charge the cost thereof to the Construction Manager in the manner set forth in Section 6.5(c) hereof and to any such separate contractor responsible therefor, as Owner shall determine to be appropriate.

27.7 Construction Manager understands that performance of incomplete portions of the work of separate contractors may have to be performed either before, simultaneously with or after Construction Manager’s Work and that the Work may have to be stopped, interrupted or suspended temporarily if, in Owner’s judgment, such stoppage, interruption or suspension is necessary for the timely and efficient completion of the Work. Accordingly, Construction Manager covenants that, upon request by Owner, it shall stop or suspend any activity or Work during any period which, in Owner’s reasonable judgment, such activity or Work would unreasonably interfere with, or unreasonably delay, prosecution or completion of the Work.

27.8 If any separate contractor causes damage to the Work or property of Construction Manager, then, in such event, Construction Manager shall have recourse to Owner for any damage to physical property.

27.9 Owner shall be liable for any personal injuries to, or death of, any persons and for property damage (in excess of collectible insurance proceeds), to the extent the same is caused by Owner or Owner’s designees, as the case may be, in connection with their access of the Project Site during the performance of the Work. Such access by Owner or Owner’s designees shall not (a) constitute acceptance by Owner of any element of the Work or the space, systems, materials or equipment incorporated into the Project Site, except as otherwise provided in Section 7.3(b)(ii) hereof, (b) be construed as a waiver of any right or claim by Owner in connection with any such Work, or (c) affect the obligations of Construction Manager or any

Subcontractor for any such Work which is not in accordance with the Contract Documents (including, without limitation, Construction Manager’s and Subcontractors’ warranty obligation to correct defective Work or Work found to be not in accordance with the Contract Documents, as set forth in Section 7.3(a) and (b) hereof). Construction Manager agrees that it shall not interfere with, or object to, such access by Owner or Owner’s designees and that it shall cooperate with Owner and any Owner’s designees to facilitate the same. Owner and Owner’s designees gaining access to portions of the Project Site prior to Substantial Completion of the Work in compliance with the provisions of this Section 27.9, shall have the right of access to the entrances, elevators, loading facilities and such other services as Construction Manager shall be using or providing to the Project Site, with the understanding that Construction Manager shall have priority to the extent the same is reserved to Construction Manager under the applicable Phasing Plan. Such right of access shall be subject to the rules of Construction Manager, which rules: (i) shall be for the purposes of coordinating such access, observing all safety and precautionary measures, and protecting the integrity of the Work; and (ii) shall not unreasonably hinder or prohibit such access.

Article 28

Additional Provisions

28.1 Practice of Architecture and/or Engineering. Nothing contained in this Agreement shall be deemed to require or authorize Construction Manager to perform or do any acts which would be deemed the practice of architecture or engineering within the meaning of the laws of the State of New York, and Construction Manager agrees that at no time shall it contend that the carrying out of any of the duties and obligations of this Agreement requires it to do so.

28.2 Effectiveness of Agreement. This Agreement, when executed by the parties, shall be effective as of the date hereof. Except as otherwise expressly provided below, all understandings and agreements, whether oral or written, heretofore had among Construction Manager and Owner with respect to the Work are superseded by this Agreement. This Agreement fully and completely expresses the agreement of the parties with respect to the Work and shall not be modified or amended except by written agreement executed by each of the parties hereto. Construction Manager understands and agrees that no representations of any kind whatsoever have been made to it other than as appear in this Agreement, that it has not relied on any such representations and that no claim that it has so relied on may be made at any time and for any purpose.

28.3 Enforcement of Subcontracts. Construction Manager covenants and agrees that it shall diligently enforce all of the terms, conditions and provisions of each of the Subcontracts. In addition, Construction Manager agrees to assume toward Owner, and shall be responsible to Owner for, the performance by Subcontractors of all of Subcontractors’ work under the Subcontracts that have been delegated to Subcontractors, with the same force and effect as if Construction Manager itself shall have contracted to perform such Work.

28.4 Cooperation. Construction Manager and Owner hereby agree to cooperate with one another regarding the matters set forth under Exhibit “I” annexed hereto.

28.5 Independent Contractor. It is expressly understood and agreed by the parties hereto that Construction Manager, in performing its obligations under this Agreement, shall be deemed an independent contractor and not an agent or employee of Owner and nothing contained in this Agreement shall be construed to mean that Construction Manager and Owner are joint ventures or partners or to establish any contractual relationship between Owner and any Subcontractors.

28.6 Access and Cooperation. Construction Manager agrees (i) to grant Owner and its employees, Project Manager, the Identified Party, the Design Team, Consultants, and any separate contractors access to the Work whenever same is in progress, and (ii) to cooperate fully with the foregoing persons or entities throughout the performance of the Work.

28.7 Performance of Work During the Pendency of Disputes. In the event that a dispute shall arise under this Agreement in connection with payments to be made on any Requisition, or for any other reason, Construction Manager shall continue during the pendency of such dispute to perform its duties and responsibilities under this Agreement and the Work in accordance with the terms hereof as if no such dispute shall have arisen. During the pendency of any such dispute, Construction Manager shall be entitled to receive payments from Owner only on account of non-disputed items and payments on account of disputed items shall be deferred until the final resolution of the dispute.

28.8 Integrity and Ethical Conduct/Prohibited Interests. (a) Construction Manager understands that Owner is committed to have the Work performed in accordance with the highest ethical standards applicable to, or governing, the conduct of construction practices. In furtherance thereof, Construction Manager hereby agrees to comply with and observe all applicable Federal, State and local laws, rules, regulations, requirements, trade standards and ethical guidelines governing said conduct.

(b) Construction Manager further understands that, at any time during the term of this Agreement, Owner shall have the right to conduct any and all investigations (including, without limitation, fingerprinting and photographing for security purposes) relative to Construction Manager, Construction Manager’s employees, Construction Manager’s Subcontractors and any of their non-bargaining unit employees, and all other persons with whom Construction Manager contracts in the proper performance of the services called for hereunder, as Owner, in its sole discretion, reasonably exercised, deems necessary to ensure that the services called for hereunder are performed in accordance with the highest ethical standards applicable to, or governing, the conduct of construction practices. Accordingly, Construction Manager agrees that upon Owner’s receipt of any results of such investigations, and without having to specify the reasons therefore, Owner, in its sole discretion, and to the maximum extent permitted by any labor agreements and at law, shall have the right to immediately deny access to any and all areas of the Project Site to any persons and/or to require Construction Manager to replace any persons assigned to the Work. Construction Manager further agrees that all persons entering the Project Site in connection with the Work shall be required to wear, at all times, security badges designated by Owner. In addition, Construction Manager and its Subcontractors shall comply with all protocols, policies, rules and procedures of Owner with respect to (i) safety, (ii) harassment and discrimination, and (iii) substance abuse, to the extent not prohibited by law, union agreements or other employment agreements.

(c) Construction Manager agrees that no principal, officer, shareholder, family member, employee, agent or consultant of Construction Manager who, on behalf of Construction Manager, negotiates, makes, accepts, or approves, or takes part in negotiating, making, accepting, or approving any Subcontract or other agreement entered into by Construction Manager in connection with the work or services contemplated hereunder, will become directly or indirectly interested personally or financially in the Subcontract or such other agreement.

28.9 Notices. (a) Every notice, demand, request, consent, approval or other communication which either party hereto is required or desires to give or make to the other party hereto shall, notwithstanding any other provisions of this Agreement, be effective only if given in writing and delivered by hand and receipted for, or by overnight courier, or by registered or certified mail, postage-prepaid, return receipt requested as follows:

(i)    If to Owner, addressed to:

Madison Square Garden, L.P.

Two Pennsylvania Plaza

New York, New York 10121

Attention of both: Joel Fisher, Executive Vice President –

Sports and Arena Renovation and Haim Hershkovitz,

Senior Vice President

with a copy to:

Madison Square Garden, L.P.

Two Pennsylvania Plaza

New York, New York 10121-0091

Attention:        General Counsel

and

Jones Day

222 East 41st Street

New York, New York 10017

Attention:        Susanna S. Fodor, Esq.

and

(ii)    If to Construction Manager,

addressed to:

Turner Construction Company

375 Hudson Street

New York, New York

Attention:        Charles F. Murphy, Senior Vice President

 and General Manager

with a copy to:

Peckar & Abramson, P.C.

41 Madison Avenue – 20th floor

New York, New York 10010

Attention:        Eugene J. McTague, Jr., Esq.

or to such other address or addresses as Owner and Construction Manager shall from time to time designate by notice given and delivered as aforesaid. Notices given pursuant to this Section 28.9 shall be deemed effective upon receipt or refusal to accept delivery.

(b) In addition, in the event that notice, demand, request, consent, approval or other communication is required to be given to the Design Team or to the Project Manager under the terms hereof, such notice, demand, request, consent, approval or other communication shall, notwithstanding any other provisions of this Agreement, be effective only if given in writing and delivered by hand and receipted for, or by overnight courier, or by registered or certified mail, postage-prepaid, return receipt requested as follows:

(i)    If to the Design Team, addressed to:

Brisbin Brook Beynon, Architects

14 Duncan Street, 4th Floor

Toronto, Canada M5H 3G8

Attention:        Murray Beynon and Jeff Armstrong

with a copy to:

Madison Square Garden, L.P.

Two Pennsylvania Plaza

New York, New York 10121

Attention of both: Joel Fisher, Executive Vice President – Sports and Arena Renovation and Haim Hershkovitz, Senior Vice

President

and

Madison Square Garden, L.P.

Two Pennsylvania Plaza

New York, New York 10121-0091

Attention:        General Counsel

and

Jones Day

222 East 41st Street

New York, New York 10017

Attention:        Susanna S. Fodor, Esq.

and

(ii)    If to Project Manager, addressed to:

Jones Lang LaSalle

153 East 53rd Street

New York, New York 10022

Attention:        Frank Alvarado and Joe Greco

with a copy to:

Madison Square Garden, L.P.

Two Pennsylvania Plaza

New York, New York 10121

Attention of both: Joel Fisher, Executive Vice President – Sports and Arena Renovation and Haim Hershkovitz, Senior Vice

President

and

Madison Square Garden, L.P.

Two Pennsylvania Plaza

New York, New York 10121-0091

Attention:        General Counsel

and

Jones Day

222 East 41st Street

New York, New York 10017

Attention:        Susanna S. Fodor, Esq.

28.10 Construction of Language. The language in this Agreement shall be construed according to its customary meaning within the building industry in the State of New York. Whenever used, the singular number shall include the plural, and the plural the singular, and the use of any gender shall be applicable to all genders. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and have been represented by legal counsel and, in the event an ambiguity or question of intent or interpretation arises, no presumption or burden of proof will arise disfavoring any party by virtue of the authorship of any provision of the Contract Documents.

28.11 Captions and Titles. Captions and titles of the different Articles and Sections of this Agreement are solely for the purpose of aiding and assisting in the location of different material in this Agreement and are not to be considered under any circumstances as parts, provisions or interpretations of this Agreement.

28.12 No Waiver. The failure of either party to insist upon the strict performance of any provisions of this Agreement, the failure of either party to exercise any right,

option or remedy hereby reserved, or the existence of any course of performance hereunder shall not be construed as a waiver of any provision hereof or of any such right, option or remedy or as a waiver for the future of any such provision, right, option or remedy or as a waiver of a subsequent breach thereof. The consent or approval by either party of any act by the other party requiring such party’s consent or approval shall not be construed to waive or render unnecessary the requirement for that party’s consent or approval of any subsequent similar act by the other party. The payment by Owner of any amount due hereunder with knowledge of a breach of any provision of this Agreement shall not be deemed a waiver of such breach. No provision of this Agreement shall be deemed to have been waived unless such waiver shall be in writing signed by the party to be charged.

28.13 Indemnification.

(a) To the fullest extent permitted by law, Construction Manager agrees to indemnify and hold harmless Owner, Project Manager, and any entity owning, owned or controlled directly or indirectly by any of them and their respective directors, officers, agents and employees of any of them (“Indemnitees”) from and against claims, damages, losses and expenses asserted against them by third parties (“Third Party Claims”), including but not limited to attorneys’ fees associated therewith, arising out of or resulting from or in connection with, or as a consequence of the performance of the Work, or arising out of or resulting from or in connection with, or as a consequence of completed operations at the Project Site, provided that such Third Party Claims are attributable to bodily injury, sickness, disease or death, or injury to or destruction of tangible property (other than (a) the Work itself and/or (b) the Garden), caused by any negligent acts or omissions of Construction Manager or its Subcontractors in the performance of the Work. Such obligation is not to be construed to negate, abridge or reduce other rights or obligations of indemnity, which would otherwise exist as to a party or person described in this paragraph. Furthermore, the parties expressly agree that this indemnification contemplates (i) full indemnity in the event that liability is imposed against the Indemnitees without negligence and solely by reason of statute, operation of law or otherwise, and (ii) partial indemnity in the event of any actual negligence on the part of the Indemnitees either causing or contributing to the underlying claim in which case, indemnification will be limited to any liability imposed over and above the percentage attributable to actual fault of the Indemnitees whether by statute, by operation of law or otherwise. This indemnity is not limited by the provisions of Section 28.16. The provisions of this Section 28.13 shall survive any termination of this Agreement.

(b) In any and all claims against any Indemnitee by any employee of Construction Manager, or of its Subcontractors or anyone directly or indirectly employed by either Construction Manager or its Subcontractors or anyone for whose acts either Construction Manager or its Subcontractors may be liable, the indemnification obligation under this Section 28.13 shall not be limited in any way by any limitation on the amount or type of damages, compensation or benefits payable by or for Construction Manager under workers’ or workmen’s compensation acts, disability acts or other employee benefit acts.

(c) The obligations of Construction Manager under this Section 28.13 shall not extend to the liability of Architect, other members of the Design Team, Consultants, or their respective agents or employees, arising out of the preparation or approval of the Construction Documents.

28.14 Severability. If any provision of the Contract Documents is invalid or unenforceable as against any person, party or under certain circumstances, the remainder of the Contract Documents and the applicability of such provision to other persons, parties or circumstances shall not be affected thereby. Each provision of the underlying Contract Documents shall, except as otherwise herein provided, be valid and enforced to the fullest extent permitted by law.

28.15 Duty Same as Covenant. Whenever in this Agreement any words of obligation or duty regarding any party are used, they shall have the same force and effect as those in the form of express covenants.

28.16 Waiver of Consequential Damages. Neither party shall be liable under or in connection with this Agreement for any consequential, special, punitive or exemplary damages, or damages arising from or in connection with loss of use, loss of revenue, loss of actual or anticipated profit, loss by reason of delay, business and reputation, increased cost of capital, whether based on delay, contract, tort, negligence, strict liability, warranty, indemnity, error and omission or otherwise, and each party hereby releases the other from any such liability. This limitation shall not be deemed to be a bar on the Owner’s recovery of any of the Liquidated Damages payable by Construction Manager as provided in Section 3.2 hereof or on any right of recovery by the Indemnitees under the Construction Manager’s indemnity for Third Party Claims under Section 28.13 hereof. For the avoidance of doubt, this Section 28.16 shall not serve to limit Owner’s ability to collect direct damages from Construction Manager for those damages that are other than for lateness (which lateness shall be subject to Liquidated Damages and/or forfeited bonuses as provided in Section 3.2). This Section 28.16 shall survive any termination of this Agreement.

28.17 Rights and Remedies. The duties and obligations imposed by the Contract Documents and the rights and remedies available thereunder shall be in addition to, and not a limitation upon, any of the duties, obligations, rights and remedies otherwise imposed or available at law or in equity.

28.18 Dispute Resolution, Governing Law and Consent to Jurisdiction.

(a) In the event of a dispute between the parties, either party may notify the other party in writing of the dispute and request that a meeting be held between Pat A. DiFilippo and/or Charles Murphy representing Construction Manager and Joel Fisher and/or Timothy Hassett representing Owner. If such a notice is issued, the foregoing executives (or such replacement executives as may reasonably be agreed to between the parties) shall meet at a mutually agreed time and place within ten (10) days of such written notice and attempt in good faith to negotiate a resolution of the dispute. If, within ten (10) days after such meeting the parties have not succeeded in negotiating a resolution of the dispute, then either party may pursue any and all rights and remedies available to it hereunder or at law or equity.

(b) All disputes arising hereunder, unless resolved by mutual agreement of the parties in accordance with the foregoing Section 28.18 or otherwise, shall be resolved by a court of competent jurisdiction located in the State of New York.

(c) This Agreement shall be governed exclusively by the laws of the State of New York, both as to interpretation and performance, excluding the conflict of laws provisions thereof. Construction Manager hereby (i) irrevocably consents, for itself and its legal representatives, partners, successors and assigns, to the exclusive jurisdiction of the Courts located in the State of New York for all purposes in connection with any action or proceeding which arises from or relates to this Agreement and to the laying of venue therein; (ii) waives any right it may have to personal service of summons, complaint or other process in connection therewith, and agrees that service may be made by registered or certified mail addressed to Construction Manager at its last known principal place of business; and (iii) waives its right to a trial by jury.

(d) Nothing in the Contract Documents or any Subcontract shall be construed to permit deviation from the governing law specified in this Section 28.18.

28.19 Binding Effect. This Agreement shall be of no force and effect unless and until both Construction Manager and Owner shall have executed this Agreement and duplicate originals thereof shall have been delivered to the respective parties hereto.

28.20 Interpretations in Writing.

(a) Any and all interpretations of Contract Documents or of any of the Work to be performed or payments to be made relative to the Work must be in writing to be valid.

(b) This provision is not intended to prohibit or deny normal discussion, recommendations, explanations, suggestions, approvals, rejections and similar activity in pursuit of the Work at the Project Site on an oral basis, such as at job conferences.

28.21 CADD Format. The parties agree that Auto CAD 2008 shall be used as the CADD format.

28.22 Knowledge of Construction Manager. For all purposes of this Agreement, Construction Manager shall be deemed to have knowledge of all matters of which Construction Manager has actual notice and all matters of which Construction Manager should or would have knowledge if Construction Manager were performing its obligations under this Agreement with the skill, judgment and expertise of other construction managers/general contractors of comparable stature to Construction Manager undertaking projects of similar size and importance.

28.23 No Third-Party Beneficiary Rights. It is the explicit intention of Owner and Construction Manager that no person or entity other than the Indemnitees and their respective permitted successors and assigns are intended to be beneficiaries of the terms and provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

OWNER
MADISON SQUARE GARDEN, L.P.

By:	/s/ Hank J. Ratner
	Name:	Hank J. Ratner
	Title:	President and CEO

CONSTRUCTION MANAGER TURNER CONSTRUCTION COMPANY

By:	/s/ Peter Davoren
	Name:	Peter Davoren
	Title:	President and CEO